     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                    THE FIRST AMERICAN FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                         6361                  95-1068610
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
Incorporation of Organization)                                        No.)

                             114 EAST FIFTH STREET
                        SANTA ANA, CALIFORNIA 92701-4642
                                 (800) 854-3643

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                MARK R ARNESEN, ESQ.                                       (Copy to)
                     SECRETARY                                         NEIL W. RUST, ESQ.
      THE FIRST AMERICAN FINANCIAL CORPORATION                          WHITE & CASE LLP
               114 EAST FIFTH STREET                           633 WEST FIFTH STREET, SUITE 1900
            SANTA ANA, CALIFORNIA 92701                          LOS ANGELES, CALIFORNIA 90071
                   (714) 558-3211                                        (213) 620-7700
 (Name, Address, Including Zip Code, and Telephone
 Number, Including Area Code, of Agent For Service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND CERTAIN OTHER CONDITIONS UNDER THE AGREEMENT AND PLAN OF MERGER ARE MET OR
                                    WAIVED.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / Registration
No.

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / Registration No.

                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED
                                                              PROPOSED            MAXIMUM
      TITLE OF EACH CLASS OF                                  MAXIMUM            AGGREGATE           AMOUNT OF
            SECURITIES                  AMOUNT TO BE      AGGREGATE PRICE      OFFERING PRICE     REGISTRATION FEE
         TO BE REGISTERED                REGISTERED           PER UNIT              (1)                 (2)
Common shares, $1.00 par value        3,411,000 shares          N/A             $68,404,293           $19,016

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the product of (i) $13.4375, the average of the high and low prices of the common shares of National Information Group on the Nasdaq National Market System on March 18, 1999 and
    (ii) 5,090,552, the number of shares of National Information Group common shares outstanding at the close of business on November 17, 1998, assuming the exercise of all outstanding options to purchase National Information Group common shares.

(2) Computed in accordance with Rule 457(f) under the Act by multiplying
    0.000278 by the proposed maximum aggregate offering price of $68,404,293.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            CROSS REFERENCE SHEET OF
     REGISTRATION STATEMENT ITEMS TO LOCATION IN PROXY STATEMENT/PROSPECTUS

S-4 ITEM NUMBER                                                          LOCATION IN PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       A.  INFORMATION ABOUT THE TRANSACTION

       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Facing Page of the Registration Statement; Outside
                                                                    Front Cover Page of Proxy Statement/Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Where You Can Find More Information; Table of
                                                                    Contents

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  Outside Front Cover Page of Proxy Statement/
                                                                    Prospectus; Questions and Answers About the Merger;
                                                                    Who Can Help Answer Your Questions; Summary; Risk
                                                                    Factors; Interests of Certain Persons in the
                                                                    Merger; Selected Financial Information; Historical
                                                                    and Pro Forma Per Share Data; The Merger; The
                                                                    Shareholders' Meeting; Where You Can Find More
                                                                    Information*

       4.  Terms of the Transaction.............................  Outside Front Cover Page of Proxy Statement/
                                                                    Prospectus; Summary; The Merger; Role of Financial
                                                                    Advisors; Summary of the Merger Agreement;
                                                                    Comparison of Shareholders' Rights

       5.  Pro Forma Financial Information......................  Pro Forma Combined Financial Data

       6.  Material Contracts with the Company Being Acquired...  Summary; The Merger; Summary of the Merger Agreement;
                                                                    Employment Agreements

       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  **

       8.  Interests of Named Experts and Counsel...............  **

       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  **

       B.  INFORMATION ABOUT THE REGISTRANT

      10.  Information With Respect to S-3 Registrants..........  Where You Can Find More Information

      11.  Incorporation of Certain Information by Reference....  Where You Can Find More Information

      12.  Information With Respect to S-2 and S-3
             Registrants........................................  **

      13.  Incorporation of Certain Information by Reference....  **

S-4 ITEM NUMBER                                                          LOCATION IN PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
      14.  Information With Respect to Registrants Other Than
             S-3 or S-2 Registrants.............................  **

       C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information With Respect to S-3 Companies............  **

      16.  Information With Respect to S-2 or S-3 Companies.....  Where You Can Find More Information

      17.  Information With Respect to Companies Other Than S-3
             or S-2 Companies...................................  **

       D.  VOTING AND MANAGEMENT INFORMATION

      18.  Information if Proxies, Consents or Authorizations
             Are to be Solicited................................  Outside Front Cover Page of Proxy Statement/
                                                                    Prospectus; Summary; Interests of Certain Persons
                                                                    in the Merger; The Merger; Summary of the Merger
                                                                    Agreement; Voting Agreement; Affiliate and Pooling
                                                                    Agreement; Employment Agreements; The Shareholders'
                                                                    Meeting; Comparison of Shareholder Rights; Where
                                                                    You Can Find More Information

      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  **

------------------------

* Indicates that the Registrant has departed from the Item in certain respects by virtue of the "Plain English" format of the Proxy Statement/Prospectus.

** Omitted because the Item is inapplicable or the response thereto is negative.

               [FIRST AMERICAN LOGO]               [NATIONAL LOGO]

                            ------------------------

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

                             ---------------------

To the shareholders of National Information Group:

The Board of Directors of National Information Group has unanimously approved a merger between National and The First American Financial Corporation. The merger would result in National becoming a wholly-owned subsidiary of First American. First American is the nation's leading provider of real estate-related financial and information services.

National shareholders will have an opportunity to vote on the merger at a
special shareholders' meeting to be held on [            ], 1999 at 10:00 a.m.,
local time, at The Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080. The merger cannot be completed unless National shareholders approve it. Shareholders of First American are not required to approve the merger.

If the merger is completed, you will receive 0.67 of a First American common share for each National common share that you own. First American common shares are traded under the symbol "FAF" on the New York Stock Exchange.

This proxy statement/prospectus provides you with detailed information about the proposed merger and constitutes the prospectus of First American with respect to the common shares that will be issued in connection with the merger. We encourage you to read this entire document carefully. PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 5.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

Your Board of Directors has determined that the merger is fair to you and is in your best interests. On behalf of the Board of Directors of National, I urge you to vote "FOR" approval of the merger and the related merger agreement.

/s/ Mark A. Speizer
-------------------------------------------
Mark A. Speizer

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF NATIONAL INFORMATION GROUP

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            This proxy statement/prospectus is dated         , 1999
  and was first mailed to National Information Group shareholders on         ,
                                     1999.

                    [NATIONAL INFORMATION GROUP LETTERHEAD]

                           NATIONAL INFORMATION GROUP

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD [      ], 1999

                            ------------------------

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of NATIONAL INFORMATION GROUP, a California corporation, will be held on
[        ], 1999 at 10:00 a.m., local time, at The Embassy Suites, 250 Gateway
Boulevard, South San Francisco, California 94080, for the following purposes.

    - To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 17, 1998, between The First American Financial Corporation, National Information Group, and Pea Soup Acquisition Corp. and related transactions. This item of business is more fully described in the proxy statement accompanying this notice.

    - To vote on such other matters as may properly come before the shareholders.

    Only shareholders of record at the close of business on [        ], 1999 are
entitled to notice of and to vote at the meeting.

    All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

    Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,
                                          Robert P. Barbarowicz
                                          EXECUTIVE VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY

South San Francisco, California
[      ], 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................  1

SUMMARY....................................................................................................  2

RISK FACTORS...............................................................................................  5

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS...............................................  6

THE MERGER.................................................................................................  7

SUMMARY OF THE MERGER AGREEMENT............................................................................  15

VOTING AGREEMENT...........................................................................................  22

EMPLOYMENT AGREEMENTS......................................................................................  23

AFFILIATE AND POOLING AGREEMENT............................................................................  23

SELECTED FINANCIAL INFORMATION.............................................................................  24

HISTORICAL AND PRO FORMA PER SHARE DATA....................................................................  29

PRO FORMA COMBINED FINANCIAL DATA..........................................................................  31

ROLE OF FINANCIAL ADVISOR..................................................................................  37

VOTING COMMITMENTS FROM CERTAIN SHAREHOLDERS...............................................................  41

INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................  42

THE SHAREHOLDERS' MEETING..................................................................................  43

COMPARISON OF SHAREHOLDERS' RIGHTS.........................................................................  44

LEGAL MATTERS..............................................................................................  48

EXPERTS....................................................................................................  49

1999 ANNUAL MEETING OF SHAREHOLDERS........................................................................  49

WHERE YOU CAN FIND MORE INFORMATION........................................................................  49

                                LIST OF ANNEXES

Annex A ..........................................  Agreement and Plan of Merger

Annex B .......................  First Amendment to Agreement and Plan of Merger

Annex C ..................................  Opinion of A.G. Edwards & Sons, Inc.

Annex D .......................  Chapter 13 of the California Corporation's Code

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote in favor of the proposed merger of National and First American. As a result of the merger, National will become a wholly-owned subsidiary of First American.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the National shareholders' meeting.

Q: CAN I CHANGE MY VOTE?

A: If you grant a proxy, you may take back your proxy up to and including the day of the shareholders' meeting by following the directions on page # and either change your vote or attend the shareholders' meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions provided by your broker.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, First American or its transfer agent, First American Trust Company, will send written instructions for exchanging share certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the National shareholders' meeting, assuming the required shareholder approval is obtained at the meeting and further assuming that all necessary regulatory approvals have been obtained.

Q: WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger you should contact:

Mr. Robert P. Barbarowicz
National Information Group
395 Oyster Point Boulevard
Suite 500
San Francisco, California 94080
Telephone: (650) 872-6772

If you would like additional copies of this proxy statement/prospectus, you should contact:

Mr. Mark R Arnesen
The First American Financial Corporation
114 East Fifth Street
Santa Ana, California 92701
Telephone: (714) 558-3211

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE ANNEXES, AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                                 THE COMPANIES

THE FIRST AMERICAN FINANCIAL CORPORATION
PEA SOUP ACQUISITION CORP.
114 East Fifth Street
Santa Ana, California 92701
Telephone: (714) 558-3211.

    First American provides real estate-related financial and information services to real property buyers and mortgage lenders. First American's products and services include title insurance, tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, mortgage document preparation, home warranty services, investment services, and trust and thrift services.

    Pea Soup Acquisition Corp. is a wholly-owned subsidiary of First American formed to accomplish the proposed merger. It has no material assets and has not engaged in any activities. Pea Soup Acquisition Corp. will be merged into National, with National being the surviving entity. Please see the description of the merger beginning on page 7.

NATIONAL INFORMATION GROUP
395 Oyster Point Boulevard
Suite 500
South San Francisco, California 94080
Telephone: (650) 872-6772

    National provides information services to financial institutions located throughout North America. National's services and products include flood certification, real property tax monitoring, insurance monitoring for collateral securing mortgage and automobile loans, insurance monitoring for automobiles subject to leases, outsourcing for real estate tax, vehicle and hazard insurance services and lender placed and other insurance products.

                             REASONS FOR THE MERGER

    The merger will allow National's business to be conducted by a significantly larger company with historically strong performance. The combined company will benefit from economies of scale and will enjoy an enhanced ability to compete.

                 NATIONAL'S BOARD OF DIRECTORS' RECOMMENDATION

    The board of directors of National believes that the merger is in your best interest and unanimously recommends that you vote FOR the merger proposal.

               RISKS RELATING TO AN INVESTMENT IN FIRST AMERICAN

    If the merger is completed, you will become a First American shareholder. An investment in First American common shares entails a degree of risk. Before approving the proposed merger you should consider carefully the "RISK FACTORS" set forth beginning on page 5.

                           THE SHAREHOLDERS' MEETING

RECORD DATE; VOTING POWER (SEE PAGE 44)

    You are entitled to vote at the National shareholders' meeting if you owned
National common shares as of the close of business on [        ], 1999, the
record date.

    On the record date, there were [4,   ,   ] National common shares
outstanding. For each National common share that you own on the record date, you will have one vote at the National shareholders' meeting to approve and adopt the merger proposal.

VOTES REQUIRED

    The affirmative vote of a majority of the outstanding common shares of National is required to approve and adopt the merger proposal.

CERTAIN VOTING COMMITMENTS (SEE PAGE 42)

    Mark A. Speizer, Chairman and Chief Executive Officer of National and its largest shareholder, and Bruce A. Cole, President of National, each has agreed to vote all of the National common shares owned by him on November 17, 1998 in favor of the merger. On November 17, 1998, Mr. Speizer owned 1,542,909 National common shares. On November 17, 1998, Mr. Cole owned 3,000 National common shares. Together these shares represent approximately 37% of the National common shares issued and outstanding as of the record date.

                                   THE MERGER

    THE MERGER AGREEMENT AND THE FIRST AMENDMENT THERETO ARE ATTACHED AS ANNEX A AND ANNEX B RESPECTIVELY TO THIS PROXY STATEMENT/PROSPECTUS. YOU ARE ENCOURAGED TO READ THE MERGER AGREEMENT, AS AMENDED, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT YOU WILL RECEIVE IN THE MERGER

    As a result of the merger, you will receive, for each National common share that you own, 0.67 of a First American common share. First American will not issue any fractional shares in the merger. Instead, you will receive cash in lieu of any fractional First American shares owed to you in an amount based on a formula set forth in the Agreement and Plan of Merger. See page 15 for further details.

OWNERSHIP OF FIRST AMERICAN AFTER THE MERGER

    First American will issue approximately 3,411,000 common shares to National shareholders in connection with the merger. This represents approximately
[    ]% of the First American common shares which will be outstanding after the merger.

EFFECT OF THE MERGER

    Upon consummation of the merger, National will become a wholly-owned subsidiary of First American.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    A number of National's directors and executive officers and certain of National's shareholders may have interests in the merger that are different from, or in addition to, your interests. See page 40 for further details.

CONDITIONS TO THE MERGER (SEE PAGE 19)

    The merger will be completed only if various conditions are satisfied or waived, including conditions relating to:

    - National shareholders' approval;

    - regulatory approvals;

    - listing of the newly issued First American shares on the NYSE;

    - accounting for the merger as a pooling of interests; and

    - executive employment agreements.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 21)

    First American and National may agree with each other to terminate the merger agreement at any time before the merger is completed.

    First American, on its own, may terminate the merger agreement if:

    - National's board modifies its approval or recommendation of the merger to its shareholders;

    - National's shareholders do not approve the merger agreement;

    - National does not call a shareholder meeting within 35 days after the effectiveness of First American's registration statement;

    - the merger cannot be accounted for as a pooling of interests;

    - a governmental entity or regulatory body does not allow the merger to proceed within a specified time frame; or

    - the conditions to First American's obligations to proceed with the merger are not satisfied by July 15, 1999.

    National, on its own, may terminate the merger agreement if:

    - another takeover proposal for National has been made and the National board of directors determines that, as a result of its duty to the National shareholders, it must withdraw or modify its approval and recommendation of the merger proposal described in this proxy statement/ prospectus;

    - National's shareholders do not approve the merger agreement;

    - a governmental entity or regulatory body does not allow the merger to proceed within a specified time frame; or

    - the conditions to National's obligations to proceed with the merger are not satisfied by July 15, 1999.

REGULATORY APPROVALS

    The California insurance commissioner must approve the merger.

    We cannot predict whether the required approval will be obtained or whether the required approval will include conditions that would be detrimental to First American.

OPINION OF FINANCIAL ADVISOR

    In deciding to approve the merger, the National board of directors considered the opinion of A.G. Edwards & Sons, Inc., National's financial advisor, which concluded that the number of First American common shares to be exchanged for each National common share is fair to the National shareholders from a financial point of view. This opinion is attached as Annex B to this proxy statement/prospectus. You are encouraged to read and consider this opinion.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 11)

    It is intended that National shareholders will not recognize any gain or loss for federal income tax purposes as a result of the merger (except for taxes payable on cash received in lieu of fractional shares).

    It is a condition to the closing of the merger that National receive an opinion of its counsel to such effect. National does not currently intend to waive this condition. In the event that National waives this condition because the merger is likely to be a taxable transaction to National shareholders, National and First American will recirculate this proxy statement/prospectus to disclose the waiver of this condition and all related material disclosures, including the risks to National's shareholders resulting from the waiver, and will resolicit proxies from National's shareholders.

    TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

APPRAISAL RIGHTS (SEE PAGE 13)

    Under California law, National shareholders who do not vote in favor of the merger may have the right to have their shares purchased from them for cash.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    National common shares are quoted on the Nasdaq National Market System under the symbol "NAIG" and First American common shares are listed on the NYSE under the symbol "FAF". On November 17, 1998, the last full trading day prior to the public announcement of the proposed merger, National common shares closed at
$11.625 and First American common shares closed at $34.813. On [        ], 1999,
the most recent practicable date prior to the printing of this proxy
statement/prospectus, National common shares closed at $[        ] and First
American common shares closed at $[        ].

                                  RISK FACTORS

    IF THE MERGER IS COMPLETED, YOU WILL RECEIVE FIRST AMERICAN COMMON SHARES. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONSIDERING WHETHER TO VOTE IN FAVOR OF THE MERGER PROPOSAL AND AN INVESTMENT IN FIRST AMERICAN.

FIXED MERGER CONSIDERATION DESPITE POTENTIAL CHANGES IN SHARE PRICES

    The terms of the merger agreement provide that each National common share will be converted into 0.67 of a First American common share. The 0.67 exchange ratio is a fixed number and will not be adjusted in the event of any increases or decreases in the price of either company's shares. Accordingly, National shareholders will not be able to determine the value of the First American common shares they would receive in the merger at the time they vote on the merger proposal.

    In addition, neither National nor First American will have the right to terminate the merger agreement or elect not to consummate the merger as a result of changes in the market prices of either company's common shares. The prices of either or both company's common shares at the time of conversion may vary from their respective prices at the date of this proxy statement/prospectus and at the date of the National shareholders' meeting. Such variations could result from any of the following factors.

    - Changes in the business, operations or prospects of First American or National.

    - Market assessments of the likelihood that the merger will be consummated.

    - Market assessments of the timing of the merger.

    - Market assessments of the prospects of post-merger operations.

    - Regulatory considerations.

    - General market and economic conditions and other factors.

    Because the conversion will likely occur after the date on which the National shareholders' meeting occurs, there can be no assurance that the prices of First American common shares and National common shares on the date of the meeting will be indicative of their respective prices at the time of conversion. See "Summary of the Merger Agreement--Consideration to be Received in the Merger."

REVENUES MAY DECLINE DURING PERIODS WHEN THE DEMAND FOR OUR PRODUCTS DECREASES

    First American's revenues decrease as the number of real estate transactions in which its products are purchased decreases. First American has found that the number of real estate transactions in which its products are purchased decreases in the following situations.

    - When mortgage rates are high.

    - When the mortgage fund supply is limited.

    - When the United States economy is weak.

    First American believes that this trend will recur.

EARNINGS MAY BE REDUCED IF ACQUISITION PROJECTIONS ARE INACCURATE

    First American's earnings have improved since 1991 in large part because of its acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than First American's title insurance businesses. The success or failure of each of these acquisitions has depended in large measure upon the accuracy of First American's projections. These projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

BUSINESS INTERRUPTION, SHUTDOWN AND LIABILITY BECAUSE OF YEAR 2000 PROBLEMS

    The following situations could occur as a result of the Year 2000 problem.

    - First American's information suppliers may be unable to provide it with accurate data in a timely manner.

    - First American may be unable to process information in an accurate and timely manner.

    - First American's customers may be unable to receive its products and services.

    Each of these situations could result in the interruption or shutdown of one or more of First American's businesses. Additionally, a disruption of telecommunications and utilities as a result of the Year 2000 problem would most likely result in the interruption or shutdown of one or more of First American's businesses. A business interruption and/or shutdown, if prolonged, would most likely result in financial loss, potential regulatory action, harm to our reputation and potential legal liability.

    To the extent First American packages or uses erroneous information resulting from the Year 2000 problem in its products and services, it may incur liability to others. The degree of liability will depend in large measure upon the harm caused and the particular product or service involved. For example, an error in monitoring tax payments for a property under a tax service contract could result in the imposition of a tax lien. That could lead to a foreclosure proceeding against the property, which in turn could result in harm to the property owner and mortgage lender. By way of contrast, in First American's credit reporting business, First American acts as a consumer reporting agency when it uses data provided by credit bureaus. As such, under the Fair Credit Reporting Act, First American has no liability for inaccuracies in information contained in credit reports so long as it uses reasonable procedures to assure the accuracy of such information.

CHANGES IN GOVERNMENT REGULATION COULD PROHIBIT OR LIMIT FIRST AMERICAN'S
  OPERATIONS

    First American's title insurance, home warranty, thrift, trust and investment businesses are regulated by various governmental agencies. Many of First American's other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict First American's existing or future operations. Such restrictions may adversely affect First American's financial performance.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains "forward-looking statements" within the meaning of the federal securities laws. The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements.

    - General volatility of the capital markets and the market price of First American common shares.

    - Changes in the real estate market, interest rates or the general economy.

    - First American's ability to identify and complete acquisitions and successfully integrate businesses it acquires (including National's business).

    - First American's ability to employ and retain qualified employees.

    - First American's ability, and the ability of its significant vendors, suppliers and customers, to achieve Year 2000 compliance.

    - Changes in government regulations that are applicable to First American's regulated businesses.

    - Changes in the demand for First American's products.

    - Degree and nature of First American's competition.

    - An increase in First American's expenses.

    - An increase in the loss ratio of First American's title insurance business.

    - Consolidation among First American's customers.

    First American's actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First American.

                                   THE MERGER

GENERAL

    First American and National are providing the shareholders of National with this proxy statement/ prospectus in connection with the solicitation of proxies by the National board of directors for use at the special meeting of National shareholders and at any adjournments and postponements of that meeting. At the meeting, National shareholders will be asked to approve the merger of Pea Soup Acquisition Corp., a wholly-owned subsidiary of First American, into National and to approve the merger agreement, as amended. A copy of the merger agreement and the first amendment thereto are attached hereto as Annex A and Annex B respectively. We urge you to read the merger agreement and the amendment in their entirety.

BACKGROUND OF THE MERGER

    On June 25, 1998, at a regular meeting of the board of directors of First American, John W. Long, President of First American Real Estate Information Services, Inc., a wholly-owned subsidiary of First American, indicated to the board of directors that the acquisition of National or a company like National might prove advantageous to First American. The board of directors of First American authorized the management of First American and First American Real Estate Information Services to explore such a proposal further.

    In early July 1998, Mr. Long telephoned Mark A. Speizer, the Chairman and Chief Executive Officer of National, and had a brief, preliminary discussion regarding a possible acquisition of National by First American or another type of affiliation between the two companies.

    On July 15, 1998, Mr. Long and John Lampson, the Chief Financial Officer of First American Real Estate Information Services, traveled to South San Francisco, California to continue discussions with Mr. Speizer. At that time, Mr. Speizer delivered to Mr. Long a confidentiality agreement and conditioned further discussions upon its execution. Mr. Long did not execute the confidentiality agreement at that time and, in a subsequent letter of July 17, 1998, indicated that discussions should be discontinued.

    At the end of July 1998, Mr. Speizer and Mr. Long resumed discussions. In anticipation of future meetings, First American Real Estate Information Services and National entered into a confidentiality agreement on July 31, 1998. The confidentiality agreement provided customary terms designed to protect the confidential information National would reveal to First American during the course of negotiations prior to the execution and delivery of the merger agreement.

    During the first week of August 1998, Parker S. Kennedy, the President of First American, Craig I. DeRoy, General Counsel of First American, Mr. Long, Mr. Speizer and Bruce Cole, the President of National, met in Burlingame, California. During that meeting, Mr. Speizer disclosed information concerning the business of National. During these preliminary discussions, the above-mentioned representatives considered a merger transaction as well as various other types of transactions, including the sale of certain subsidiaries and/or divisions of National. In the course of considering these alternatives, Mr. Speizer expressed his opinion that a merger of the entire company would be in the best interests of National and its shareholders. The meeting concluded without the parties reaching any agreement on the structure or the terms of a possible transaction. On August 6, 1998, Mr. Speizer reviewed with the board of directors of National the preliminary discussions which had been held with First American. On August 7, 1998, Mr. Long sent Mr. Speizer a letter reiterating First American's interest in acquiring National and informing Mr. Speizer that First American's representatives needed to further consider the proposed transaction.

    On August 27, 1998, at a regular meeting of the board of directors of First American, Mr. Kennedy and Mr. Long advised the board of directors of First American of their discussions with National. First American's board of directors approved the continuation of discussions with National.

    During the morning of September 10, 1998, Mr. Kennedy, Mr. Long, Mr. DeRoy, and Thomas Klemens, the Chief Financial Officer of First American, met with First American's legal and financial advisors to discuss alternative structures for a transaction with National and the range of possible terms. Later that same day, Mr. Kennedy and Mr. Long met with Mr. Speizer and Mr. Cole, to continue the discussions.

    Mr. Long and Mr. Speizer continued their occasional discussions throughout the month of September. On September 28, 1998, Mr. Kennedy, Mr. Long, Mr. Klemens, Mr. DeRoy and Donald P. Kennedy, the Chairman of the Board of First American, met with Mr. Speizer and Mr. Cole to continue their discussions regarding National's business and various possible structures for a transaction.

    On September 30, 1998 Mr. Speizer advised National's board of the discussions with First American.

    During the first half of October, Mr. Parker S. Kennedy, Mr. Long and Mr. Speizer continued these discussions. During this time Mr. Kennedy, Mr. Long and other First American representatives conferred with First American's auditors regarding the ability to accomplish an acquisition of National using the pooling of interests accounting treatment and accounting related due diligence issues. The other advisors to First American continued to analyze a possible acquisition by First American of National.

    On October 22, 1998, the board of directors of First American held a regular meeting at which the proposed acquisition of National was discussed. At this meeting, Salomon Smith Barney, Inc., First American's financial advisor, made a presentation concerning the business of National and the strategic rationale for, and the possible financial implications of, First American's proposed acquisition of National. Salomon Smith Barney also provided the board with a preliminary analysis of the range of values attributable to National. The First American board of directors ultimately decided to delegate the consideration of and oversight over the proposed acquisition of National to its executive committee.

    A regular meeting of the board of directors of National was held on October 26, 1998. The board discussed the continued evaluation by First American of a potential transaction and the lack of a firm indication of price. Management was authorized to proceed with the discussions with First American.

    On October 27, 1998, First American's executive committee met for a special meeting to discuss the proposed acquisition of National. At this meeting the committee discussed the range of values attributable to National. The executive committee instructed First American's executives to present National with a preliminary indication of interest, subject to satisfaction of due diligence and structuring issues, of 0.67 of a First American common share for each National common share.

    On October 29, 1998, Mr. Kennedy prepared a letter of interest in which First American proposed further discussions with National based on a preliminary merger exchange ratio of 0.67 of a First American common share for each National common share. Mr. Kennedy, together with Mr. Long, personally delivered the letter to Mr. Speizer and Mr. Cole. Mr. Speizer and Mr. Cole asked a number of questions and informed Mr. Kennedy and Mr. Long that National would consider First American's offer.

    A special meeting of the board of directors of National was convened on October 29, 1998 to consider the expression of interest received from First American. The board reviewed the details of the proposed transaction and authorized Mr. Speizer, Mr. Cole, and Mr. Robert Barbarowicz to proceed with negotiations and to retain outside counsel and investment bankers.

    From November 2 through November 4, 1998, Mr. Barbarowicz, with the aid of counsel, interviewed investment bankers. Mr. Speizer and Mr. Barbarowicz, with the aid of counsel, reviewed and discussed the investment bankers' proposals.

    On November 3, 1998, Mr. Speizer informed Mr. Long that the suggested exchange ratio was acceptable but that other material terms of the transaction would need to be discussed and agreed upon.

    Between November 3, 1998 and November 17, 1998, First American and National, together with their auditors, legal and financial advisors, negotiated the provisions of the merger agreement and the related agreements.

    On November 5, 1998, a special meeting of the board of directors of National convened. The status of the negotiations with First American was discussed, and the board selected A.G. Edwards to act as investment bankers to National. A special committee of the board, consisting of Mr. Jodel, Mr. Bunaes and Mr. Goodman, met with Mr. Speizer, Mr. Barbarowicz and counsel to discuss the engagement with representatives of A.G. Edwards.

    On November 9, 1998, First American and National entered into a confidentiality agreement, which provided customary terms designed to protect certain confidential information that First American would reveal to National in connection with First American's proposed acquisition of National. A.G. Edwards & Sons, Inc., financial advisor to National, thereafter commenced its due diligence review of First American.

    On November 13, 1998, the executive committee of First American approved the transaction.

    On November 17, 1998, a meeting of the special committee of National's board was convened to review the report from A.G. Edwards. Later that night, the board of directors of National met for a special meeting to consider further the proposed acquisition. The board of directors reviewed with National's legal and financial advisors the principal terms of the merger agreement and the related agreements and various financial, legal, accounting and other related issues. As part of such review, A.G. Edwards & Sons, Inc., National's financial advisor, delivered its opinion to the effect that the number of First American common shares to be received by National shareholders in the merger for each of their National common shares is fair to the National shareholders from a financial point of view. The National board of directors then unanimously approved the merger proposal.

    Early in the morning of November 18, 1998, the merger agreement was executed, effective as of November 17, 1998.

REASONS FOR THE MERGER; RECOMMENDATION OF THE NATIONAL BOARD OF DIRECTORS

    REASONS FOR THE MERGER

    First American and National believe that the merger will:

    - provide National shareholders the opportunity to continue to participate in National's business through an ownership interest in First American;

    - offer National shareholders an opportunity to receive shares in a significantly larger company with historically strong performance;

    - create a combined company which will benefit from synergies and economies of scale; and

    - create a combined company with an enhanced ability to compete.

    The National board of directors, in determining whether to recommend the merger to the shareholders of National, considered the following material factors.

    - all the reasons described above under "Reasons for the Merger;"

    - the opinion of A.G. Edwards & Son, Inc. that the number of First American common shares each National shareholder would receive in exchange for their National common shares was fair from a financial point of view (see "Role of the Financial Advisors");

    - current and historical market prices and trading information with respect to First American and National shares;

    - the fact that the number of First American shares to be issued in the merger to the National shareholders for each of their National shares is fixed and will not fluctuate with changes in the price per First American share;

    - the likelihood of being able to complete a business combination with another entity on the same or better terms;

    - the course of negotiations regarding the terms of the merger agreement;

    - the existence of various interests that certain directors and officers of National have with respect to the merger, in addition to their interests as shareholders of National generally (see "Interests of Certain Persons in the Merger");

    - the likelihood that the merger would be consummated;

    - the effect of the public announcement of the merger on National's customer and supplier relationships, operating results and ability to retain employees;

    - the likelihood of obtaining the required regulatory approvals, the possibility that regulatory authorities may impose conditions to the granting of their approval and the commitment of the parties to take the actions required by any such conditional approvals;

    - information concerning the business, assets, capital structure, financial performance and condition and prospects of National and First American;

    - information relating to the business, assets, liabilities, management, financial condition, competitive position and prospects of National if it were to continue as an independent company;

    - the complementary nature of National's and First American's businesses, the opportunity for significant cost savings, achieving operating efficiencies and synergies and the possibility that National, acting alone, would not be able to realize these cost savings, efficiencies and synergies;

    - the terms and structure of the transaction and the terms and conditions of the merger, including the number of First American common shares National shareholders would receive for each of their National common shares in the merger, the limitations on National's ability to negotiate with a third party which may make a takeover proposal and the circumstances in which either First American or National could terminate the transaction, including the fact that National may terminate the merger agreement if its board of directors determines, in accordance with its fiduciary obligations, that an alternative takeover proposal is more favorable to the National shareholders;

    - the accounting treatment of the merger; and

    - the tax effects of the merger on National shareholders.

    Given the number and complexity of these factors, the National board of directors did not attempt to quantify or rank them. Rather, the National board of directors examined all of the factors as a whole. This examination included discussions with and questioning of National's management and legal and financial advisors. In considering the factors set forth above, each individual member of the National board of directors may have given different weight to different factors. The National board of directors considered the factors as a whole to be favorable to and in support of its determination.

    The National board of directors also relied upon the experience and expertise of A.G. Edwards & Sons, Inc., National's financial advisor, for quantitative and qualitative analysis of the merger. See "Role of Financial Advisors."

    RECOMMENDATION OF THE NATIONAL BOARD OF DIRECTORS

    THE NATIONAL BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF NATIONAL AND RECOMMENDS TO THE NATIONAL SHAREHOLDERS THAT THEY VOTE "FOR" THE MERGER PROPOSAL.

ACCOUNTING TREATMENT

    The merger will be accounted for by First American as a pooling of interests. As a condition to First American's obligation to consummate the merger, First American must receive letters to such effect from PricewaterhouseCoopers LLP, independent auditors of First American and National.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    Morgan, Lewis & Bockius LLP, counsel to National, will render an opinion to National, a copy of the form of which has been filed as an exhibit to the registration statement on which this proxy statement/ prospectus was filed, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In agreeing to render its opinion in the provided form, Morgan, Lewis & Bockius LLP has assumed that the merger will be consummated in accordance with the provisions of the merger agreement, and the absence of changes in existing law, and may rely on certain other assumptions, representations and covenants including those contained in the certificates of officers of First American and National. It is a condition to National's obligation to consummate the merger that the opinion of Morgan, Lewis & Bockius LLP be rendered on the date the merger closes. National does not currently intend to waive this condition. If National does decide to waive this condition, however, First American and National will recirculate this proxy statement/prospectus to disclose the waiver of this condition and all related material disclosures, including the risks to National shareholders resulting from the waiver, and will resolicit proxies from the National shareholders.

    National believes, based on the opinion of Morgan, Lewis & Bockius LLP, that the merger will have the following United States federal income tax consequences. The merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and First American and National will each be a party to such reorganization within the meaning of Section 368(b) of the Code. No gain or loss will be recognized for United States federal income tax purposes by holders of National common shares who exchange their National common shares solely for First American common shares pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares. The aggregate tax basis of First American common shares received by a shareholder in exchange for National Common shares pursuant to the merger will be the same as the shareholder's aggregate tax basis in the National common shares surrendered in the exchange (reduced by any such tax basis allocable to fractional First American common shares for which cash is received). For purposes of receiving long-term or short-term capital gains treatment, the holding period of the First American common shares received by a former National shareholder in exchange for National common shares pursuant to the merger will include the period during which such shareholder held the National common shares exchanged. A holder of National common shares who receives cash in lieu of a fractional share of First American will recognize gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the National common shares allocable to such fractional share. Any such gain or loss generally will be capital gain or loss if such National common shares have been held as a capital asset, and will be long-term capital gain or loss if such National common shares have been held for more than one year as of the effective date of the merger.

    The foregoing discussion summarizes the material United States federal income tax consequences of the merger to a United States shareholder who holds National common shares as a capital asset but does not purport to be a complete analysis or description of all potential tax effects of the merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders subject to special treatment under the Internal Revenue Code. Examples of the latter category include shareholders who are insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States or shareholders who acquired their National shares pursuant to the exercise of employee options or otherwise as compensation.

    The opinion of Morgan, Lewis & Bockius LLP neither binds nor precludes the Internal Revenue Service from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

    No information is provided herein with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury Department regulations thereunder, IRS rulings and judicial decisions, as in effect as of the date of this proxy statement/prospectus. Future legislative, administrative or judicial changes or interpretations could significantly change such authorities either prospectively or retroactively. No rulings have or will be sought from the IRS concerning the tax consequences of the merger.

    Each shareholder of National receiving First American common shares as a result of the merger will be required to retain certain records and file with its United States federal income tax return a statement setting forth certain facts relating to the merger.

    You are urged to consult your tax advisor as to the specific tax consequences to you of the merger under federal, state, local or any other applicable tax laws.

REGULATORY MATTERS

    The federal antitrust laws prohibit First American and National from consummating the merger until notifications are given and certain information is furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements are satisfied or terminated. On December 4, 1998, First American and National each filed the applicable notification and report forms with the FTC and the Antitrust Division, together with a request for early termination of the applicable 30-day waiting period. First American and National received notice of early termination of the waiting period on December 17, 1998.

    Notwithstanding the expiration of the waiting period, at any time before or after the completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable to protect the public's interest. For example, they could seek to enjoin the consummation of the merger or require the divestiture of assets or businesses of First American or National. State governmental officials and private parties may also bring actions under antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or if such a challenge is made, that it would not be successful.

    The California Insurance Holding Company System Regulatory Act also prohibits the consummation of the merger until the approval of the Insurance Commissioner of the State of California, the domicile state of National's insurance company subsidiary, has been obtained. First American has filed with the Insurance Commissioner of the State of California an application to obtain control of National.

    We cannot predict whether the approval of the Insurance Commissioner of the State of California will be obtained in a timely manner or whether the required approval will include conditions that would be detrimental to First American.

APPRAISAL RIGHTS

    Under California law, National shareholders may dissent from the merger, seek an appraisal of the value of their National common shares and receive cash in lieu of First American common shares for their National common shares.

    For shares to qualify as dissenting shares under the California Corporations Code, 5% or more of the total number of National shares issued and outstanding must have voted against the merger proposal and each National shareholder seeking to dissent must satisfy each of the following requirements.

    - The shareholder's National shares must have been outstanding on the record date.

    - The shareholder's National shares must not have been voted in favor of the merger proposal.

    - The shareholder must make a written demand that National repurchase his/her/its National shares at fair market value. This process is discussed below.

    - The shareholder must submit his/hers/its share certificates for endorsement. This process is discussed below.

    A vote by proxy or in person against the merger proposal does not in and of itself constitute a demand for appraisal under the California Corporations Code. Under California law, dissenting National shareholders comprising 5% or more of the total number of the issued and outstanding National common shares as a group may require National to repurchase their shares at a cash price equal to the fair market value of the shares. For this purpose, "fair market value" is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective after such date. Within ten days following approval of the merger proposal by National shareholders, National is required to mail the following materials to each dissenting shareholder.

    - A notice of the approval of the merger proposal.

    - A statement of the price determined by National to represent the fair market value of National shares that dissented from the merger. This statement constitutes an offer by National to purchase the dissenting shares at the stated price.

    - A description of the procedures for the holders to exercise their rights as dissenting shareholders.

    Within 30 days after the date on which the notice of the approval of the merger proposal is mailed to such dissenting shareholders, a dissenting shareholder must demand that National repurchase his/her/its shares. The statement must set forth the following information.

    - The number of shares held of record by the dissenting shareholder that the shareholder demands that National purchase.

    - A statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. This statement constitutes an offer to sell the shares at the specified price.

    In conjunction with such demand, the dissenting shareholder must also submit to National or its transfer agent for endorsement the certificate or certificates representing the National shares that the dissenting shareholder demands National purchase. If National and the dissenting shareholder agree upon the price to be paid for the shares and agree that the National shareholder has complied with the procedures set forth under California law, then the agreed price must be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived.

    If National and a dissenting shareholder disagree as to the fair market value of the shares or disagree as to whether the shares are entitled to be classified as dissenting shares, the holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the merger proposal by National shareholders is mailed, to resolve the dispute. The court will then determine whether the National shares qualify as dissenting shares under California law, the fair market value of the dissenting shares, or both. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless National consents thereto.

    The preceding discussion is not a complete statement of California law relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the California Corporations Code which are attached to this proxy statement/prospectus as Annex D and incorporated herein by reference. This discussion and Annex D should be reviewed carefully if you wish to exercise statutory dissenters' rights or wish to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

FEDERAL SECURITIES LAWS CONSEQUENCES

    This proxy statement/prospectus does not cover any resales of First American common shares to be received by the National shareholders upon consummation of the merger. No person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

    All First American common shares received by you in the merger will be freely transferable, unless you are deemed to be an "affiliate" of National under the federal securities laws at the time of the special meeting of National shareholders. If you are deemed to be an "affiliate," the First American common shares received by you in the merger may be resold by you only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under said Securities Act.

    Persons who may be deemed to be affiliates of National for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, National and may include officers, directors and principal shareholders of National. The merger agreement requires National to use its best efforts to deliver or cause to be delivered to First American, on or prior to the closing of the merger, an executed agreement from each National affiliate receiving First American common shares in the merger to the effect that each such affiliate will not offer or sell or otherwise dispose of any of the First American shares issued to such persons in violation of the Securities Act.

                        SUMMARY OF THE MERGER AGREEMENT

GENERAL

    The merger agreement contemplates the merger of Pea Soup Acquisition Corp. with and into National, with National surviving the merger as a wholly-owned subsidiary of First American. The merger agreement provides that the merger will be consummated following the approval of the merger proposal by the National shareholders, the satisfaction or waiver of all other conditions to the consummation of the merger and upon the filing of an agreement of merger with each of the California Secretary of State and the Secretary of State of Delaware (which is defined in the merger agreement as the "Effective Time").

    It is anticipated that the filing with the California Secretary of State and the Secretary of State of Delaware will be made immediately after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. A closing will be held twelve days (or such other date as First American and National may agree upon) after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. The merger agreement obligates First American to have the shares of First American to be issued in connection with the merger approved for listing on the New York Stock Exchange prior to the Effective Time.

    The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, as amended. The merger agreement, as amended, is incorporated by reference herein. A copy of the merger agreement and the first amendment thereto are attached to this proxy statement/ prospectus as Annex A and Annex B respectively.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the Effective Time, the following actions will occur.

    - Each issued and outstanding National common share will be converted into
      0.67 of a First American common share. Cash will be paid in lieu of any fractional First American common share that would otherwise be issued.

    - Each National common share owned by First American or National or any of their respective wholly-owned subsidiaries will be canceled and retired.

    - Each National share owned by a dissenting National shareholder will be canceled and retired and the consideration to be received by such shareholder in the merger will be determined in accordance with California law.

EXCHANGE OF SHARES

    Subject to the terms and conditions of the merger agreement, at or prior to the Effective Time, or as soon as practicable thereafter, First American, through procedures mutually acceptable to First American and National, will deposit with First American Trust Company, First American's transfer agent, certificates representing the First American common shares issuable in exchange for the outstanding National common shares and cash in an amount required to be paid in lieu of fractional First American common shares. Immediately after the Effective Time, holders of National common shares may surrender their certificates to First American Trust Company. In exchange for the share certificates, holders will receive First American share certificates representing the number of First American common shares he/she/it is entitled to receive in the merger. Holders of unexchanged National common shares will not be entitled to receive any dividends or other distributions payable by First American until their certificates are surrendered. Upon surrender, however, subject to applicable laws, they will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

    No fractional First American common shares will be issued to holders of National common shares. For each fractional share that would otherwise be issued, First American will pay the holder thereof by check an amount, rounded to the nearest whole cent, equal to the fraction of a First American common share multiplied by the average closing price of a single First American common share, as reported on the New York Stock Exchange, for the ten trading days ending on the trading day that is two trading days prior to the Effective Time.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of First American, Pea Soup Acquisition Corp. and National as to, among other things, the following matters.

    - Each company's due organization and good standing in their respective state of organization.

    - Each company's authority to enter into the contemplated transaction.

    - The binding effect of the merger agreement.

    - The absence of conflicts with each company's organizational documents and material agreements.

    - The compliance of their respective filings under the federal securities laws.

    - The consents and approvals required to enter into the merger agreement and to consummate the merger.

    - Each company's capitalization.

    - Each company's compliance with laws.

    - Broker's or finder's fees required to be paid in connection with the merger.

    - Litigation which may affect one of the companies.

    - Conditions or circumstances which may affect First American's ability to account for the merger as a pooling of interests.

    - The truth and accuracy of statements made by each company in this proxy statement/prospectus.

    The merger agreement also contains representations and warranties from National regarding the following matters.

    - Its qualification to do business in other jurisdictions.

    - The due organization, good standing and qualification of its subsidiaries.

    - The comprehensiveness of and control over its books and records.

    - Its title to its properties and the existence of liens on such property.

    - The binding effect of and its compliance with its leases.

    - The principal contracts to which it is a party.

    - The payment of its taxes and certain other tax related matters.

    - Insurance policies covering its activities.

    - Intellectual property owned or licensed by it.

    - Licenses necessary to conduct its business.

    - The status of its relationship with its employees.

    - Employee benefit matters.

    - The existence of any transactions it may have with or interests it may have in one of its officers, directors, employees or affiliates.

    - Changes it has experienced since the date of its last audited financial statements.

    - Payments and obligations triggered by the execution of the merger agreement or the consummation of the merger.

    - The truth and accuracy of documents provided in connection with the merger.

    - Its receipt of a fairness opinion from A.G. Edwards & Sons, Inc.

    - The vote required by National shareholders to approve the merger proposal.

    - The continued patronage of substantial customers and the continued engagement of substantial suppliers.

    - Certain matters related to the insurance business of its wholly-owned subsidiary, Great Pacific Insurance Company.

    Many of these representations and warranties were also made with respect to the subsidiaries of National.

    Finally, the merger agreement contains further representations and warranties from First American as to various matters related to the issuance of its common shares in the merger.

    Many of the representations and warranties of First American and National are subject to a "material adverse effect" qualifier. This qualifier limits the scope of the representations and warranties subject to the qualification to only those circumstances which generally would affect the subject company in both a substantial and harmful manner. This qualifier expressly excludes effects proximately caused by conditions affecting the U.S. economy generally or the industries in which First American and National compete. It also expressly excludes conditions resulting from the announcement of the merger or by virtue of the merger agreement.

    None of the representations and warranties of either First American, Pea Soup Acquisition Corp. or National survive the merger.

CERTAIN COVENANTS

    OPERATION OF NATIONAL PRIOR TO THE MERGER.

    Pursuant to the merger agreement, National has agreed that during the period from the date of the merger agreement to the Effective Time, it will take the following actions.

    - Conduct its operations in the ordinary and usual course of business.

    - Use its reasonable efforts to preserve intact its business organization.

    - Use reasonable efforts to keep available the services of its officers and employees.

    - Maintain its relationships with all licensors, suppliers, distributors, customers, landlords, employees, agents and others with which it has a business relationship.

    - Discuss with First American material operational matters, including the cancellation or waiver of any claim or right exceeding $50,000 in value.

    - Report to First American periodically about its business, operations and finances.

    In addition, during this period, except as permitted by the terms of the merger agreement and subject to certain limitations and exceptions, National has agreed to, and agreed to cause its subsidiaries to, refrain from the following actions without First American's prior written consent.

    - Amending or modifying their governing documents.

    - Increasing any salaries or compensation, except in the ordinary course.

    - Paying bonuses in excess of $400,000 in the aggregate.

    - Paying or increasing other compensation to any officer or employee or entering into any employment, severance or similar agreement with any officer or employee except in the ordinary course of business and except that National can pay or agree to pay up to $250,000 to officers and employees in order to retain their services.

    - Adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan.

    - Entering into any contract or commitment not in the ordinary course of business.

    - Increasing indebtedness for borrowed money, except borrowings in the ordinary course of business or under existing lines of credit.

    - With certain specified exceptions, canceling or waiving any claim or right of substantial value.

    - Declaring or paying dividends, except that National may pay quarterly dividends equal to the lesser of $0.11 per share or 50% of its consolidated net earnings for such quarter.

    - With certain specified exceptions, making any material change in accounting methods or practices.

    - Issuing or selling any shares of capital stock other than pursuant to National's stock option plans.

    - Issuing or selling any other securities, entering into any arrangement to do the same or making any other change in their respective capital structures.

    - Selling, leasing or otherwise disposing of any asset or property other than in the ordinary course of business.

    - Making any capital expenditure or entering into any commitment to make a capital expenditure not in the ordinary course of business.

    - With certain specified exceptions, writing off as uncollectible any note or accounts receivable, except write-offs in the ordinary course of business.

    - Taking any action which would interfere with First American's ability to account for the merger as a pooling of interests.

    - Agreeing in writing to do any of the foregoing.

    EXCLUSIVE DEALING

    National has further agreed that neither it, nor any of its subsidiaries, officers, directors, employees, financial advisors, attorneys, accountants or other advisors or representatives shall solicit, initiate, encourage, endorse or enter into any agreement that constitutes or may lead to an offer to acquire a substantial equity interest in National or a substantial portion of the assets of National. The merger agreement requires National to immediately notify First American, both orally and in writing, of any offer to acquire a substantial equity interest in National or a substantial portion of the assets of National or any inquiries or discussions with respect thereto and to provide First American a copy of any writing documenting such proposal or a written summary of any oral proposal.

    The merger agreement further obligates National's board of directors and any committee of its board of directors to refrain from withdrawing or modifying its recommendation of the merger proposal or approving or recommending any offer to acquire a substantial equity interest in National or a substantial portion of the assets of National, unless the board of directors of National determines in good faith, based upon the written advice of its outside counsel, that its fiduciary duties so require. If such a determination is made, National may provide information to or enter discussion or negotiations regarding a proposed takeover from any unsolicited person. The merger agreement does not preclude National from notifying its shareholders of a qualifying tender offer.

    NATIONAL STOCK OPTION PLANS.

    The merger agreement requires that, prior to the consummation of the merger, appropriate action will be taken to provide that after the consummation of the merger any National stock option, performance unit or similar plan, other than the National stock option plan for members of its board of directors, be assumed by First American. The result will be that the options, performance units, or equivalent instruments provided to National employees under an assumed plan will be converted automatically into options to purchase First American common shares, on the same terms and conditions as applicable to such plan prior to the merger. The amount of First American common shares subject to each such plan and the exercise price of each option subsequent to the consummation of the merger shall be adjusted in accordance with the ratio of First American common shares each National shareholder is to receive in the merger to each of their National common shares, i.e. the number of shares subject to each option shall be multiplied by 0.67 and the exercise price for each option shall be divided by 0.67.

    By their own terms, options under National's stock option plan for members of National's board of directors vest and become exercisable prior to the merger and, to the extent not exercised, terminate upon its consummation.

    OTHER COVENANTS.

    The merger agreement contains various other covenants, including covenants relating to the following.

    - Filing, preparation and distribution of this proxy statement/prospectus.

    - First American's access to National's properties, books, records, officers and employees prior to the consummation of the merger.

    - Notification of certain events.

    - Coordination of the special meeting of National's shareholders.

    - Cooperation regarding filings with governmental and other agencies and organizations.

    - Filing of amended tax returns.

    - Execution of affiliate and pooling agreements.

    - Accounting for the merger as a pooling of interests.

    - Anti-takeover statutes.

    - Protection of confidential information.

    In addition, the merger agreement contains a general covenant requiring each of First American, Pea Soup Acquisition Corp. and National, and their subsidiaries, to use their best efforts to consummate the merger.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    Each party's obligation to consummate the merger and the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions.

    - SHAREHOLDER APPROVAL. The merger proposal shall have been approved and adopted by the National shareholders.

    - STATUTES AND GOVERNMENTAL APPROVALS. No statute, rule or regulation shall have been enacted which prohibits the consummation of the merger and all governmental approvals and other consents necessary to consummate the merger shall have been received.

    - LITIGATION. No temporary or preliminary or permanent injunction or other order restraining or prohibiting the consummation of the merger shall be in effect.

    - SECURITIES MATTERS. The registration statement of which this proxy statement/prospectus forms a part shall remain effective and no stop order shall have been issued.

    - LISTING. The First American common shares to be issued in the merger shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

    The obligation of First American and Pea Soup Acquisition Corp. to consummate the merger and the transactions contemplated by the merger agreement is subject further to the satisfaction or waiver of each of the following additional conditions.

    - REPRESENTATIONS AND WARRANTIES. The representations and warranties of National set forth in the merger agreement shall be true and accurate in all material respects as of the date of the merger agreement and the closing of the merger.

    - PERFORMANCE OF AGREEMENTS. All agreements of National to be performed prior to the closing of the merger shall have been performed.

    - OPINION OF COUNSEL. First American shall have received a favorable opinion from Morgan, Lewis and Bockius LLP, counsel to National, in a form acceptable to First American.

    - GOOD STANDING AND OTHER CERTIFICATES. National shall have delivered to First American a good standing certificate, tax status certificate and certain other certificates regarding the organizational documents and standing of National.

    - NO MATERIAL ADVERSE CHANGE. As of the closing of the merger, there shall have been no material adverse effect on National and its subsidiaries, taken as a whole, and no change or development shall have occurred which would reasonably be expected to have a material adverse effect on National.

    - PROCEEDINGS. Authorizations and approvals necessary for National to consummate the merger shall have been obtained and National shall have delivered copies of documents evidencing such authorizations and approvals to First American.

    - AFFILIATES. First American shall have received from each affiliate of National an executed pooling agreement and an executed affiliate agreement. See "Affiliate and Pooling Agreements".

    - LETTERS FROM ACCOUNTANTS. First American shall have received from PricewaterhouseCoopers LLP certain letters relating to the accounting of the merger as a pooling of interests and certain other matters relating to the merger.

    - EMPLOYMENT AGREEMENTS. The employment agreements between First American and National and each of Mr. Speizer and Mr. Cole shall be in full force and effect. See "Employment Agreements."

    The obligation of National to consummate the merger and the transactions contemplated by the merger agreement is subject further to the satisfaction or waiver of each of the following additional conditions.

    - REPRESENTATIONS AND WARRANTIES. The representations and warranties of First American and Pea Soup Acquisition Corp. set forth in the merger agreement shall be true and accurate in all material respects as of the date of the merger agreement and the closing of the merger.

    - PERFORMANCE OF AGREEMENTS. All agreements of First American and Pea Soup Acquisition Corp. to be performed prior to the closing of the merger shall have been performed.

    - OPINIONS OF COUNSEL. National shall have received a favorable opinion from White & Case LLP, counsel to First American and Pea Soup Acquisition Corp., in a form acceptable to National and an opinion from Morgan, Lewis & Bockius LLP, counsel to National, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code and that each of First American and National will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

    - GOOD STANDING AND OTHER CERTIFICATES. First American and Pea Soup Acquisition Corp. shall have delivered to National good standing certificates and certain other certificates regarding the formative documents of First American and Pea Soup Acquisition Corp.

    - NO MATERIAL ADVERSE CHANGE. As of the closing of the merger, there shall have been no change or development which would have a material adverse effect on First American.

    - PROCEEDINGS. Authorizations and approvals necessary for First American and Pea Soup Acquisition Corp. to consummate the merger shall have been obtained and First American shall have delivered copies of documents evidencing such authorizations and approvals to National.

    - FAIRNESS OPINION. National shall have received an opinion from A.G. Edwards & Sons, Inc., National's financial advisor, dated the date of the mailing of this proxy statement/prospectus, confirming its opinion given on the date of the merger agreement that the number of First American common shares given to National shareholders for their National common shares is fair to the National shareholders from a financial point of view.

TERMINATION

    The merger agreement may be terminated prior to the consummation of the merger as set forth below.

    - By mutual written agreement of the parties.

    - On or after July 15, 1999, by First American if the conditions to its and Pea Soup Acquisition Corp.'s obligations to consummate the merger have not been materially satisfied or waived.

    - By First American if the board of directors of National shall have withdrawn or modified in any manner adverse to First American or Pea Soup Acquisition Corp. its approval or recommendation of the merger proposal.

    - On or after July 15, 1999, by National if the conditions to its obligation to consummate the merger have not been materially satisfied or waived.

    - By any party to the merger agreement if the Effective Time has not occurred within one month of the closing of the merger.

    - By First American if National fails to call a special meeting of its shareholders to consider the merger proposal on or prior to the 35th day after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission.

    - By National if an offer to acquire a substantial equity interest in National or a substantial portion of the assets of National has occurred and its board of directors, after consultation with National's legal counsel and, in accordance with its fiduciary duties, withdraws or modifies its approval and recommendation of the merger proposal.

    - By either First American or National if on or prior to July 15, 1999, a governmental entity shall have issued a final order or taken any action having the effect of permanently prohibiting or restraining the merger.

    - By either First American or National if at the special meeting of National's shareholders the required vote in favor of the merger proposal is not obtained.

    - By First American if PricewaterhouseCoopers LLP does not deliver to First American the letter or letters, in a form acceptable to First American, to the effect that the merger qualifies for pooling of interests accounting treatment if the merger is consummated in accordance with the merger agreement.

    - By First American if as a condition to receiving the approval of the Federal Trade Commission or the Antitrust Division of the Department of Justice either First American or National must take any of the following actions.

       - Divest itself of or license any of its subsidiaries' respective businesses, product lines, properties or assets.

       - Make any material changes or accept any material restrictions in the operation of its respective businesses, product lines, properties or assets.

       - Make or agree to any changes or restrictions on its respective businesses, product lines, properties or assets or to the merger agreement and the transactions contemplated thereby which would prevent First American from accounting for the merger as a pooling of interests.

    - By National, if A.G. Edwards & Sons, Inc., shall not have delivered to National its fairness opinion.

    If the merger agreement is terminated in any manner described above, the merger agreement will be of no further force or effect, except that certain provisions with regard to confidentiality, expenses and publicity will survive such termination and First American, Pea Soup Acquisition Corp. and National will remain liable to each other for certain breaches of the merger agreement.

EXPENSES

    All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, except that First American has agreed to pay all expenses directly associated with any of the following.

    - The filing of the registration statement of which this proxy statement/prospectus forms a part.

    - The filing required under the federal antitrust laws.

    - The filing of the listing application with the New York Stock Exchange.

    - The printing and mailing of this proxy statement/prospectus.

    In the event the merger is not consummated, First American explicitly has not agreed to pay the fees and expenses of National's counsel, auditors and financial advisors associated with the preparation or review of any document or action associated with the merger.

                                VOTING AGREEMENT

    In connection with the merger agreement, Mr. Speizer and Mr. Cole have entered into a Voting Agreement with First American, pursuant to which Mr. Speizer and Mr. Cole have agreed to vote the National common shares legally and beneficially owned by them on November 17, 1998, the date of the Voting Agreement, in favor of the merger proposal. The Voting Agreement also obligates Mr. Speizer and Mr. Cole to refrain from voting their National shares either in favor of or against any offer from a third party to acquire a substantial equity interest in National or a substantial portion of the assets of National or from taking any other action or entering into any agreement which would impede, frustrate or prevent the merger or any of the other transactions contemplated by the merger agreement. Mr. Speizer and Mr. Cole, in their capacities as shareholders of National, have also agreed to refrain from encouraging, soliciting or participating in or providing information in connection with any proposed takeover. The Voting Agreement, however, does not limit any action Mr. Speizer or Mr. Cole may be required to take in connection with their fiduciary duties as officers or directors of National.

    On November 17, 1998, Mr. Speizer owned 1,542,909 National shares and Mr. Cole owned 3,000 National shares. These National shares represent, in the aggregate, approximately 37% of the total number of National shares issued and outstanding as of the record date for voting on the proposed merger.

                             EMPLOYMENT AGREEMENTS

    In connection with the merger agreement, First American and National and each of Mr. Speizer and Mr. Cole have entered into employment agreements. The employment agreements become effective at the Effective Time.

    Under Mr. Speizer's employment agreement, for a period of five years following the Effective Time, First American agrees to employ Mr. Speizer, and Mr. Speizer agrees to serve, as Chairman of the Board and Chief Executive Officer of Fastrac Systems, Inc., Great Pacific Insurance Company and Pinnacle Management Solutions Insurance Services, each of which are subsidiaries of National and, after the merger, will be subsidiaries of the company surviving the merger. As compensation for his services, First American shall pay Mr. Speizer, in the form of base salary and a fixed bonus, $625,000 per year. Mr. Speizer will also receive a formula bonus, if positive, equal to 10% of Fastrac's adjusted pre-tax earnings. Fastrac's adjusted pre-tax earnings will be calculated by reducing Fastrac's income before provision for income taxes by $2 million and further reducing it by 4% of Fastrac's total revenues. Under this employment agreement, First American also agrees to grant Mr. Speizer an option or options to purchase 30,000 First American common shares at the closing price of a single First American common share on the New York Stock Exchange on the day the merger is consummated. Mr. Speizer's employment agreement further provides for certain other benefits, including medical and dental health benefits, pension plan participation with 26 years of vesting, participation rights in First American's deferred compensation plan and vacation and sick leave. First American has also agreed to recommend Mr. Speizer to its Nominating Committee for appointment to the board of directors of First American.

    Under Mr. Cole's employment agreement, for a period of three years following the Effective Time, First American agrees to employ Mr. Cole, and Mr. Cole agrees to serve, as Executive Vice President of Fastrac Systems, Inc. As compensation for his services, First American shall pay Mr. Cole, in the form of base salary and a fixed bonus, $400,000 per year. Mr. Cole's employment agreement also provides for certain other benefits, including medical and dental health benefits, participation rights in First American's deferred compensation plan and vacation and sick leave.

    Both Mr. Speizer's and Mr. Cole's employment agreements provide for the termination of their current employment agreements with National immediately prior to the consummation of the merger.

                        AFFILIATE AND POOLING AGREEMENTS

    It is a condition to the obligation of First American and Pea Soup Acquisition Corp. to consummate the merger that on the day immediately preceding the filing of this proxy statement/prospectus with the Securities and Exchange Commission, each affiliate of National deliver to First American an affiliate agreement and a pooling agreement. As used in this section, "affiliate" has the meaning given to it in Rule 145 promulgated under the Securities Act. A form of the affiliate agreement and the pooling agreement are attached as Exhibit D and Exhibit E, respectively, to the merger agreement, which is itself attached as Annex A to this proxy statement/prospectus. The following descriptions of the affiliate agreement and the pooling agreement are qualified by reference to the complete text of each such agreement.

    Pursuant to the affiliate agreement, each National affiliate agrees to observe and comply with the Securities Act and the rules and regulations promulgated thereunder. Each affiliate further agrees that he will not offer, sell, pledge or otherwise dispose of any First American shares he receives in connection with the merger unless one of the following conditions applies.

    - Such action is permitted by Rule 145(d) under the Securities Act.

    - First American receives from the affiliate's attorney a satisfactory written opinion that no registration of the First American shares under the Securities Act would be required.

    - There is an effective registration statement with a current prospectus covering such First American shares.

    - An authorized representative of the Securities and Exchange Commission has provided the affiliate with written advice that the Securities and Exchange Commission would take no action or that the staff of the Securities and Exchange Commission would recommend that no action be taken with respect to the affiliate's proposed disposition of the First American shares.

    Unless and until a National affiliate makes a public sale of such First American shares in compliance with one of the foregoing conditions, the affiliate agreement authorizes First American to place a legend on the certificates representing the First American shares of such affiliate noting that such shares are subject to Rule 145. First American may also place stop transfer orders on shares represented by certificates bearing this legend. Each National affiliate also agrees to refrain from dissenting from the merger and seeking appraisal rights under California law.

    Pursuant to the pooling agreement, each National affiliate agrees that during the 30 day period preceding the consummation of the merger and until such time as First American publishes financial results covering at least 30 days of post-merger combined operations of First American and National, that he will not dispose of or reduce any risk relative to any securities of First American or, with respect to the 30 day period preceding the merger, any securities of National.

                         SELECTED FINANCIAL INFORMATION

THE FIRST AMERICAN FINANCIAL CORPORATION

    The following table sets forth summary historical consolidated financial and other data for First American for the five years ended December 31, 1998. The summary is qualified in its entirety by reference to the financial statements and other information contained in First American's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this proxy statement/prospectus.

           [The rest of this page has been intentionally left blank.]

                                                                         YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------
                                                            1994       1995       1996       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------

                                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1):
Revenues:
  Operating revenues....................................  $1,362,524 $1,234,236 $1,587,895 $1,881,666 $2,802,190
  Investment and other income...........................     19,447     23,031     26,398     27,257     75,138
                                                          ---------  ---------  ---------  ---------  ---------
                                                          1,381,971  1,257,267  1,614,293  1,908,923  2,877,328

Expenses:
  Salaries and other personnel costs....................    425,319    435,358    539,985    659,325    914,058
  Premiums retained by agents...........................    533,598    413,444    516,593    563,137    773,030
  Other operating expenses..............................    234,102    261,185    329,525    421,056    611,332
  Provision for title losses and other claims...........    110,230     90,387     86,487     90,323    118,763
  Depreciation and amortization.........................     21,039     20,892     27,503     38,489     59,804
  Premium taxes.........................................     15,453     13,627     16,676     16,904     20,912
  Interest..............................................      6,288      6,244      4,808     10,014     18,007
                                                          ---------  ---------  ---------  ---------  ---------
                                                          1,346,029  1,241,137  1,521,577  1,799,248  2,515,906
                                                          ---------  ---------  ---------  ---------  ---------

Income before income taxes and minority interests.......     35,942     16,130     92,716    109,675    361,422
Income taxes............................................     13,300      6,200     35,600     41,500    127,700
                                                          ---------  ---------  ---------  ---------  ---------
Income before minority interests........................     22,642      9,930     57,116     68,175    233,722
Minority interests......................................      2,944      2,132      2,624      3,676     35,012
                                                          ---------  ---------  ---------  ---------  ---------
Net income..............................................  $  19,698  $   7,798  $  54,492  $  64,499  $ 198,710
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
EARNINGS PER SHARE DATA:
Basic(1)(2)(3)..........................................  $    0.37  $    0.16  $    1.01  $    1.18  $    3.46
Diluted(1)(2)(3)........................................  $    0.37  $    0.16  $    1.00  $    1.16  $    3.32

------------------------------

(1) Adjusted to reflect the 1998 acquisitions accounted for under the pooling-of-interests method of accounting.

(2) Based upon the weighted average number of common shares outstanding.

(3) Adjusted to reflect First American's 3-for-1 stock split effected July 17, 1998.

                                                                                  DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1994       1995       1996       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA(1):
Cash and invested assets....................................  $ 367,174  $ 340,616  $ 365,031  $ 411,717  $ 726,681
Total assets................................................  $ 805,350  $ 855,156  $ 963,444  $1,153,635 $1,784,790
Notes and contracts payable.................................  $  89,631  $  77,430  $  71,428  $  42,119  $ 130,193
Mandatorily redeemable preferred securities of the Company's subsidiary trust whose sole assets are the Company's
  $100,000,000 8.5% deferrable interest subordinated
  debentures due 2012.......................................     --         --         --      $ 100,000  $ 100,000
Total shareholders' equity..................................  $ 293,056  $ 305,778  $ 356,379  $ 415,003  $ 731,915

OTHER DATA(1):
Loss ratio..................................................        8.1%       7.3%       5.4%       4.8%       4.2%
Cash dividends per share(1)(2)..............................  $    0.13  $    0.13  $    0.15  $    0.16  $    0.22
Ratio of debt to capitalization(1)(3).......................       22.1%      19.0%      15.9%       7.2%      12.3%

------------------------------

(1) Adjusted to reflect the 1998 acquisitions accounted for under the pooling-of-interests method of accounting.

(2) Adjusted to reflect First American's 3-for-1 stock split effected July 17, 1998.

(3) Total capitalization includes minority interests and mandatorily redeemable preferred securities of the Company's subsidiary trust.

    MATERIAL CHANGES

    Effective January 1, 1999, First American implemented a change to its revenue recognition accounting policy for tax service contracts. The new accounting policy was adopted prospectively and applies to all new loans serviced beginning January 1, 1999. Prior to January 1, 1999, First American recognized revenues from tax service contracts over the estimated duration of the contracts as the related servicing costs were estimated to occur. The majority of the servicing costs, approximately 70%, are incurred in the year the contract is executed, with the remaining 30% incurred over the remaining service life of the contract. The new policy provides for a more ratable recognition of revenues, reducing the amount recognized at the inception of the contract and recognizing it over the expected service period. The amortization rates applied to recognize the revenues assume a 10-year contract life and are adjusted to reflect prepayments. The resulting rates by year (starting with year one) are 32%, 24%, 14%, 9%, 7%, 5%, 4%, 2%, 2% and 1%. First American periodically reviews its tax service contract portfolio to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments; accordingly, First American may adjust the rates to reflect current trends. First American estimates that adoption of this new policy will result in a decrease in diluted earnings per share for 1999 of $0.25 to $0.35. This estimate is heavily dependent on the volume of tax service contracts entered into in 1999. Assuming the new accounting policy had been consistently applied in prior years, First American would have reported diluted earnings per share of $0.42, $0.17, $0.90, $1.02 and $3.10 for the years ended December 31, 1994,
1995, 1996, 1997 and 1998, respectively. Actual reported earnings per diluted share for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, respectively, were $0.37, $0.16, $1.00, $1.16 and $3.32.

NATIONAL INFORMATION GROUP

    The following table sets forth summary historical consolidated financial and other data for National for the five years ended December 31, 1998. The summary is qualified in its entirety by reference to the financial statements and other information contained in National's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this proxy statement/prospectus.

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------------------
                                                                       1994       1995       1996       1997       1998
                                                                     ---------  ---------  ---------  ---------  ---------

                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
  Net premiums written.............................................  $  20,036  $  14,956  $  12,636  $  20,501  $  14,290
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

  Net premiums earned..............................................  $  20,858  $  17,020  $  13,585  $  19,038  $  15,512
  Real estate information services(1)..............................      7,978     10,593     18,499     23,492     35,978
  Tracking fees....................................................      3,012      4,786      5,479      7,543     12,346
  Net commission income............................................      1,103      1,502      1,145      1,166      1,081
  Net investment income............................................      1,836      2,042      1,975      1,839      1,635
                                                                     ---------  ---------  ---------  ---------  ---------
    Total revenues.................................................     34,787     35,943     40,683     53,078     66,552
                                                                     ---------  ---------  ---------  ---------  ---------
  Loss and loss adjustment expense.................................      7,873      6,044      4,002      6,482      5,415
  Commissions paid to nonaffiliates................................      4,739      4,079      1,954      1,837      3,014
  Personnel expenses...............................................     13,677     16,891     18,948     23,127     31,455
  All other expenses...............................................      9,096     12,252     14,221     16,930     23,039
  Non-recurring expense(2).........................................      1,020      4,100     --         --         --
                                                                     ---------  ---------  ---------  ---------  ---------
    Total expenses(1)..............................................     36,405     43,366     39,125     48,376     62,923
                                                                     ---------  ---------  ---------  ---------  ---------
  Income (loss) before provision (benefit) for income taxes........     (1,618)    (7,423)     1,558      4,702      3,629
  Provision for (benefit from) income taxes........................       (534)    (2,559)       284      1,436        812
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income (loss)................................................  $  (1,084) $  (4,864) $   1,274  $   3,266  $   2,817
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

EARNINGS PER SHARE DATA
  Basic(3).........................................................  $   (0.23) $   (1.04) $    0.31  $    0.83  $    0.69
  Diluted(3).......................................................  $   (0.23) $   (1.04) $    0.31  $    0.79  $    0.65

BALANCE SHEET DATA
  Cash and investments.............................................  $  39,112  $  37,335  $  33,777  $  29,962  $  25,537
  Total assets.....................................................  $  55,092  $  52,096  $  47,112  $  66,742  $  67,941
  Long-term notes payable..........................................  $  --      $  --      $     333  $   8,675  $  10,031
  Total shareholders' equity.......................................  $  37,290  $  32,881  $  28,552  $  27,780  $  30,351

OTHER DATA:
  Cash dividends per share.........................................  $    0.20  $    0.00  $    0.00  $    1.30  $    0.31

------------------------------

(1) Revenues for real estate information services include revenues in 1997 from PinTax subsequent to the PinTax Acquisition. Total expenses include expenses from PinTax subsequent to the PinTax Acquisition.

(2) Non-recurring expenses consist of $4.1 million in 1995 for Proposition 103 rebate and $1 million in 1994 for restructuring charges in connection with the relocation of an operation.

(3) Based upon weighted average number of common shares outstanding.

    MATERIAL CHANGES

    Effective January 1, 1999, National implemented a change to its revenue recognition accounting policy for tax service contracts. The accounting policy was adopted prospectively and applies to all new loans serviced beginning January 1, 1999. Prior to January 1, 1999, National recognized revenues from tax service contracts over the estimated duration of the contracts as the related servicing costs were estimated to occur. The majority of the servicing costs, approximately 64%, are incurred in the first tax processing cycle, with the remaining 36% incurred over the remaining service life of the contract. This policy results in recognition of approximately 65% of billings as revenue in the first year depending on the month that the contracts are added. The new policy provides for a more ratable recognition of revenues, reducing the amount of revenue and gross profit recognized at the inception of the contract and recognizing it over the expected service period. The amortization rates applied to recognize the revenues are based on a 10-year average contract life and are adjusted to reflect prepayments. The resulting rates by year are 41%, 21%, 13%, 8%, 6%, 4%, 3%, 2%, 1% and 1%. National
periodically reviews its tax service contract portfolio to determine if there have been changes in contract lives and/or changes in the number and/or timing of prepayments. National may adjust rates to reflect current trends. Assuming a constant rate of billings in 1999 as compared to 1998, revenue recognized from new tax service contracts would be approximately 35%-40% lower and National's consolidated revenues would be approximately 5% lower.

                    HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth selected historical and unaudited pro forma per share data for First American and historical and equivalent unaudited pro forma per share data for National. The unaudited pro forma financial data assumes that the merger was consummated at the beginning of the earliest period presented and gives effect to the merger as a pooling-of-interests under generally accepted accounting principles. The unaudited pro forma per share data for First American is based on the number of outstanding First American shares adjusted to include the number of First American shares that would be issued in the merger. The unaudited pro forma equivalent per share data for National is based on the unaudited pro forma amounts per share for First American, multiplied by the merger exchange ratio. The information set forth below should be read in conjunction with the historical financial data of First American and National which is incorporated by reference herein.

           [The rest of this page has been intentionally left blank.]

                                                                         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
FIRST AMERICAN FINANCIAL CORPORATION:
  Net income per common share:
    Historical:
      Basic.........................................................  $        3.46  $        1.18  $        1.01
      Diluted.......................................................  $        3.32  $        1.16  $        1.00
    Pro forma combined:
      Basic.........................................................  $        3.33  $        1.18  $        0.96
      Diluted.......................................................  $        3.21  $        1.16  $        0.96
  Dividends per share:
    Historical                                                        $        0.22  $        0.16  $        0.15
  Book value per share:
    Historical......................................................  $       12.13
    Pro forma combined..............................................  $       12.07

NATIONAL INFORMATION GROUP:
  Net income per common share:
    Historical:
      Basic.........................................................  $        0.69  $        0.83  $        0.31
      Fully Diluted.................................................  $        0.65  $        0.79  $        0.31
    Pro forma equivalent:
      Basic.........................................................  $        2.23  $        0.79  $        0.64
      Fully Diluted.................................................  $        2.15  $        0.78  $        0.64
  Dividends per share:
    Historical......................................................  $        0.31  $        1.30  $
    Pro forma equivalent............................................  $        0.15  $        0.11  $        0.10
  Book value per share:
    Historical......................................................  $        7.29
    Pro forma equivalent............................................  $        8.09

                       PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined financial data gives effect to the merger of National and First American. The merger is accounted for by the pooling-of-interests method and reflects adjustments as if the transaction had occurred on January 1, 1996 for income statement purposes and December 31, 1998 for balance sheet purposes.

    The pro forma adjustments are based upon available information and upon certain assumptions that First American and National believe are reasonable. The pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements of First American and National, and the related notes thereto, incorporated by reference in this proxy statement/ prospectus.

    The pro forma combined financial statements are provided for informational purposes only in response to Securities and Exchange Commission requirements and do not purport to represent what First American's financial position or results of operations would actually have been if the merger had in fact occurred at such dates or to project First American's financial position or results of operations for any future date or period.

PRO FORMA COMBINED BALANCE SHEET

($ in thousands)

                                                          DEC. 31, 1998                         PRO FORMA
                                                              FIRST      DEC. 31, 1998  -------------------------
                                                            AMERICAN         NAIG       ADJUSTMENTS    COMBINED
                                                          -------------  -------------  -----------  ------------
ASSETS
--------------------------------------------------------
Cash and cash equivalents...............................   $   375,440     $   5,853     $   2,071(1) $    383,364
Accounts and accrued income receivable..................       191,122        10,043                      201,165
Investments:
  Deposits with savings and loan associations and
    banks...............................................        32,974         3,438                       36,412
  Debt securities.......................................       227,685        11,011                      238,696
  Equity securities.....................................        27,338         5,235                       32,573
  Other long-term investments...........................        63,244                                     63,244
                                                          -------------  -------------  -----------  ------------
                                                               351,241        19,684                      370,925
                                                          -------------  -------------  -----------  ------------

Investment in subsidiaries..............................                                    33,515(2)
                                                                                           (33,515)(2)
Loans receivable........................................        72,035                                     72,035
Property and equipment, net.............................       313,639         8,452                      322,091

Title plants and other indexes..........................       216,711                                    216,711
Assets acquired in connection with claim settlements....        17,051                                     17,051
Deferred income taxes...................................        12,859         3,465                       16,324
Goodwill and other intangibles..........................       171,790        15,316                      187,106
Other assets............................................        62,902         5,128         1,093(1)       69,123
                                                          -------------  -------------  -----------  ------------
                                                           $ 1,784,790     $  67,941     $   3,164   $  1,855,895
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------

                                                          DEC. 31, 1998                         PRO FORMA
                                                              FIRST      DEC. 31, 1998  -------------------------
                                                            AMERICAN         NAIG       ADJUSTMENTS    COMBINED
                                                          -------------  -------------  -----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------
Demand deposits.........................................   $    67,404                               $     67,404
Accounts payable and accrued liabilities................       256,707     $   7,488                      264,195
Deferred revenue........................................       105,496        13,706                      119,202
Reserve for known and incurred but not reported
  claims................................................       270,436         2,485                      272,921
Income taxes payable....................................        22,734                                     22,734
Notes and contracts payable.............................       130,193        13,911                      144,104
Minority interests in consolidated subs.................        99,905                                     99,905
Guaranteed preferred beneficial interests in Company's
  junior subordinated deferrable interest debentures....       100,000                                    100,000

Stockholders' equity:
Common stock............................................        60,332        19,749         3,164(1)       63,322
                                                                                             2,990(2)
                                                                                           (22,913)(3)
Additional paid-in capital..............................       129,664                      19,923(2)      149,587
Retained earnings.......................................       534,297        10,486        10,486(2)      544,783
                                                                                           (10,486)(3)
Other comprehensive income..............................         7,622           116           116(2)        7,738
                                                                                              (116)(3)
                                                          -------------  -------------  -----------  ------------
                                                               731,915        30,351         3,164        765,430
                                                          -------------  -------------  -----------  ------------
                                                           $ 1,784,790     $  67,941     $   3,164   $  1,855,895
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------

PRO FORMA COMBINED INCOME STATEMENT

($ in thousands)

                                                           YEAR ENDED
                                                          DEC. 31, 1998   YEAR ENDED             PRO FORMA
                                                              FIRST      DEC. 31, 1998  ---------------------------
                                                            AMERICAN         NAIG        ADJUSTMENTS     COMBINED
                                                          -------------  -------------  -------------  ------------
REVENUES
Operating revenues......................................   $ 2,802,190     $  64,917                   $  2,867,107
Investment and other income.............................        75,138         1,635                         76,773
                                                          -------------  -------------       ------    ------------
                                                             2,877,328        66,552                      2,943,880
                                                          -------------  -------------       ------    ------------
                                                          -------------  -------------       ------    ------------

EXPENSES
--------------------------------------------------------
Salaries and other personnel costs......................       914,058        31,455                        945,513
Premiums retained by agents.............................       773,030         3,014                        776,044
Other operating expenses................................       611,332        23,039                        634,371
Provision for title losses and other claims.............       118,763         5,415                        124,178
Depreciation and amortization...........................        59,804                                       59,804
Premium taxes...........................................        20,912                                       20,912
Interest................................................        18,007                                       18,007
                                                          -------------  -------------       ------    ------------
                                                             2,515,906        62,923                      2,578,829
                                                          -------------  -------------       ------    ------------
Income before income taxes and minority interests.......       361,422         3,629                        365,051
Income taxes............................................       127,700           812                        128,512
                                                          -------------  -------------       ------    ------------
Income before minority interests........................       233,722         2,817                        236,539
Minority interests......................................        35,012                                       35,012
                                                          -------------  -------------       ------    ------------
Net income..............................................   $   198,710     $   2,817                   $    201,527
                                                          -------------  -------------       ------    ------------
                                                          -------------  -------------       ------    ------------
Historical earnings per share
  Basic.................................................   $      3.46     $    0.69
  Diluted...............................................   $      3.32     $    0.65
Pro forma earnings per share
  Basic.................................................                                               $       3.33
  Diluted...............................................                                               $       3.21

PRO FORMA COMBINED INCOME STATEMENT

($ in thousands)

                                                          12 MOS. ENDED
                                                          DEC. 31, 1997  12 MOS. ENDED           PRO FORMA
                                                              FIRST      DEC. 31, 1997  ---------------------------
                                                            AMERICAN         NAIG        ADJUSTMENTS     COMBINED
                                                          -------------  -------------  -------------  ------------
REVENUES
--------------------------------------------------------
Operating revenues......................................   $ 1,860,205     $  51,239                   $  1,911,444
Investment and other income.............................        27,256         1,839                         29,095
                                                          -------------  -------------       ------    ------------
                                                             1,887,461        53,078                      1,940,539

EXPENSES
Salaries and other personnel costs......................       647,750        23,127                        670,877
Premiums retained by agents.............................       563,137         1,837                        564,974
Other operating expenses................................       411,319        16,930                        428,249
Provision for title losses and other claims.............        90,323         6,482                         96,805
Depreciation and amortization...........................        38,149                                       38,149
Premium taxes...........................................        16,904                                       16,904
Interest................................................         9,994                                        9,994
                                                          -------------  -------------       ------    ------------
                                                             1,777,576        48,376                      1,825,952
                                                          -------------  -------------       ------    ------------
Income before income taxes and minority interests.......       109,885         4,702                        114,587
Income taxes............................................        41,500         1,436                         42,936
                                                          -------------  -------------       ------    ------------
Income before minority interests........................        68,385         3,266                         71,651
Minority interests......................................         3,676                                        3,676
                                                          -------------  -------------       ------    ------------
Net income..............................................   $    64,709     $   3,266                   $     67,975
                                                          -------------  -------------       ------    ------------
                                                          -------------  -------------       ------    ------------
Historical earnings per share
  Basic.................................................   $      1.18     $    0.83
  Diluted...............................................   $      1.16     $    0.79
Pro forma earnings per share
  Basic.................................................                                               $       1.18
  Diluted...............................................                                               $       1.16

PRO FORMA COMBINED INCOME STATEMENT

($ in thousands)

                                                          12 MOS. ENDED
                                                          DEC. 31, 1996  12 MOS. ENDED           PRO FORMA
                                                              FIRST      DEC. 31, 1996  ---------------------------
                                                            AMERICAN         NAIG        ADJUSTMENTS     COMBINED
                                                          -------------  -------------  -------------  ------------
REVENUES
Operating revenues......................................   $ 1,571,168     $  38,708                   $  1,609,876
Investment and other income.............................        26,398         1,975                         28,373
                                                          -------------  -------------       ------    ------------
                                                             1,597,566        40,683                      1,638,249
                                                          -------------  -------------       ------    ------------
EXPENSES
Salaries and other personnel costs......................       531,250        18,948                        550,198
Premiums retained by agents.............................       516,593         1,954                        518,547
Other operating expenses................................       322,709        14,221                        336,930
Provision for title losses and other claims.............        86,487         4,002                         90,489
Depreciation and amortization...........................        27,242                                       27,242
Premium taxes...........................................        16,676                                       16,676
Interest................................................         4,796                                        4,796
                                                          -------------  -------------       ------    ------------
                                                             1,505,753        39,125                      1,544,878
                                                          -------------  -------------       ------    ------------
Income before income taxes and minority interests.......        91,813         1,558                         93,371
Income taxes............................................        35,600           284                         35,884
                                                          -------------  -------------       ------    ------------
Income before minority interests........................        56,213         1,274                         57,487
Minority interests......................................         2,624                                        2,624
                                                          -------------  -------------       ------    ------------
Net income..............................................   $    53,589     $   1,274                   $     54,863
                                                          -------------  -------------       ------    ------------
                                                          -------------  -------------       ------    ------------
Historical earnings per share
  Basic.................................................   $      1.01     $    0.31
  Diluted...............................................   $      1.00     $    0.31
Pro forma earnings per share
  Basic.................................................                                               $       0.96
  Diluted...............................................                                               $       0.96

PRO FORMA ADJUSTMENTS                                                                           DEBIT     CREDIT
--------------------------------------------------------------------------------------------  ---------  ---------
(1) Other Assets............................................................................  $   1,093
   Cash.....................................................................................  $   2,071
      Common stock..........................................................................             $   3,164
(To record the issuance of 301,000 National shares reflecting actual stock options exercised to date in 1999 and assuming the exercise of all outstanding Director's stock options.)
(2) Investment in subsidiaries..............................................................  $  33,515
      Common stock..........................................................................             $   2,990
      Paid in capital.......................................................................             $  19,923
      Other comprehensive income............................................................             $     116
      Retained earnings.....................................................................             $  10,486
(To record issuance of 2,990,000 First American shares to effect the merger with National.
  The number of First American shares to be issued assumes 4,463,000 National shares.)
(3) Common stock............................................................................  $  22,913
   Other comprehensive income...............................................................  $     116
   Retained earnings........................................................................  $  10,486
      Investment in subsidiaries............................................................             $  33,515

(To eliminate equity accounts of National.)

                           ROLE OF FINANCIAL ADVISOR

    The board of directors of National engaged A.G. Edwards & Sons, Inc. to act as its financial advisor and to render an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of National, of the exchange ratio and the consideration to be received by the National shareholders in connection with the merger. On November 17, 1998, at the meeting at which the board of directors of National approved and adopted the merger agreement and the transactions contemplated thereby, A.G. Edwards rendered its opinion to the board of directors of National that, as of such date, both the exchange ratio and the merger consideration were fair, from a financial point of view, to National's shareholders.

    A.G. Edwards is a nationally recognized securities and investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bidding, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. A.G. Edwards was selected by National as its financial advisor based upon such expertise, the reputation of A.G. Edwards in investment banking and mergers and acquisitions and A.G. Edwards' expertise in providing financial advisory services to insurance companies and the financial services industry in general. A.G. Edwards has advised National that A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, National, National's directors and officers or its shareholders or First American which, in its opinion, would affect its ability to render a fair and independent opinion in this matter.

    The full text of the A.G. Edwards opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations of the scope of the review undertaken by A.G. Edwards in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. National shareholders are urged to, and should, read the A.G. Edwards opinion carefully and in its entirety. The opinion was directed to the National board of directors and addresses only the fairness, from a financial point of view, to National shareholders of the exchange ratio and the merger consideration to be received pursuant to the merger agreement and does not constitute a recommendation to any holder of National common stock as to how to vote with respect to the merger. The summary of the opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In connection with rendering its Opinion, A.G. Edwards' activities included the following.

    - A review of the merger agreement and related documents.

    - Conversations with the management of National and First American, respectively, regarding the nature and extent of the terms of the merger.

    - A review of publicly available information regarding National and First American, which A.G. Edwards deemed relevant, including National's and First American's annual and quarterly reports, proxy statements and other relevant filings with the Securities and Exchange Commission through the reporting periods ended September 30, 1998 and research reports and analyst opinions.

    - A review of projections of selected financial information for National and First American for the fiscal years 1998 and 1999, as provided by the respective management of National and First American.

    - An investigation of certain other internal operating and financial information regarding National and First American, respectively, supplied to A.G. Edwards by the management of National and First American, respectively, concerning the business, operations and financial prospects of National and First American, respectively, and on a pro forma combined basis.

    - A review of the lines of business in which National and First American operate.

    - A review of the reported price and trading activity for the common stock of National and First American, respectively.

    - A review of publicly available information concerning certain other companies that Edwards believed to be relevant in evaluating National and First American, respectively, and the trading of such companies' securities.

    - A review of information relating to the nature and financial terms of certain other mergers or acquisitions that A.G. Edwards considered relevant in evaluating the transaction.

    - An assessment of other information that A.G. Edwards considered relevant to its analyses.

    In rendering its opinion, A.G. Edwards reviewed the pro forma impact of the merger assuming that it will be accounted for as a pooling of interests business combination in accordance with U.S. generally accepted accounting principles and assuming that the merger will be consummated on the terms contained in the merger agreement and related documents, without any waiver of any material terms or conditions by National.

    In rendering its opinion, A.G. Edwards relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, or furnished to, or otherwise discussed with A.G. Edwards for the purposes of its opinion. With respect to financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards assumed and was advised by the management of National and First American, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of National and First American, respectively, including information relating to the strategic, financial and operational benefits anticipated from the merger as provided by First American management. The Board of National did not specifically engage A.G. Edwards to, and therefore A.G. Edwards did not, independently review or verify the adequacy of National's or First American's respective insurance reserves. A.G. Edwards was not engaged to, and did not, independently verify the information provided and performed no audit of assets or liabilities and no independent appraisal of assets or liabilities of either National or First American. A.G. Edwards has relied upon the assurances of the management of National and First American that the respective management are not aware of any facts that would make such information inaccurate or misleading. A.G. Edwards did not express an opinion as to what the value of the First American common shares will be when issued to the holders of National common shares pursuant to the merger, or the price at which First American common shares will trade subsequent to the merger.

    In performing its analyses, A.G. Edwards made numerous assumptions with respect to the industries in which National and First American operate, and general business and economic conditions which are beyond the control of National. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to the National shareholders, of the exchange ratio and the merger consideration to be received pursuant to the merger agreement, and were provided to the board of directors of National in connection with the delivery of its opinion.

    The following is a summary of the material analyses performed by A.G. Edwards in arriving at its opinion.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES.

    A.G. Edwards used publicly available information to compare selected financial and market trading information for National, a group of information providers (the "Information Providers") and a group of property and casualty insurance companies (the "P&C Insurers"). The companies comprising the Information Providers and the P&C Insurers were selected because they are publicly traded companies with businesses that for purposes of analysis may be considered similar in certain respects to National. The Information Providers are comprised of: Avert Inc., Barra Inc., Carreker Antinori Inc., CCC Information Services Group, ChoicePoint Inc., Factset Research Systems Inc., Factual Data Corporation, Fair Isaac & Co. Inc., Primark Corporation and Vista Information Services Inc. The P&C Insurers are comprised of: Accel International, Acceptance Insurance Companies, American Country Holdings, Baldwin & Lyons Inc., Danielson Holding Corporation, Gainsco Inc., Gryphon Holdings Inc., Highlands Insurance Group Inc., Merchants Group Inc., Meridian Insurance Group Inc., Penn-America Group Inc. and The Seibels Bruce Group Inc. A.G. Edwards noted that no company used in the analysis of selected publicly traded companies is identical to National. The financial information reviewed included, among other things, the multiples of stock price to the last twelve months earnings per share, stock price to projected fiscal 1998 earnings per share, stock price to projected fiscal 1999 earnings per share and stock price to tangible book value per share. A.G. Edwards calculated National's multiples using implied valuations based on a $10.75 stock price for National common shares--the closing price of National's stock as of November 13, 1998--and using last twelve months financial results pro forma for the acquisition of American Realty Tax Services by National in September 1997. The implied stock price to last twelve months earnings per share for National was
17.0 times versus a median of 23.7 times for the Information Providers and a median of 18.0 times for the P & C Insurers. The implied stock price to projected 1998 earnings per share for National was 17.1 times versus a median of
19.8 times for the Information Providers and a median of 13.8 times for the P & C Insurers. The implied stock price to projected 1999 earnings per share for National was 7.8 times versus a median of 14.5 times for the Information Providers and a median of 11.0 times for the P & C Insurers. The implied stock price to tangible book value per share for National was 3.1 times versus median of 4.5 times for the Information Providers and a median of 1.0 times for the P & C Insurers.

    A.G. Edwards also used publicly available information to perform a similar comparison of selected financial and market trading information for First American versus selected publicly traded title insurance companies (the "Title Insurers"), and the Information Providers described above. The Title Insurers are comprised of: Chicago Title Corporation, Fidelity National Financial Inc., Investors Title Corporation, LandAmerica Financial Group Inc. and Stewart Information Services Corporation. A.G. Edwards noted that no company used in the analysis of selected publicly traded companies is identical to the First American. The financial information reviewed included, among other things, the multiples of stock price to last twelve months earnings per share, stock price to projected fiscal 1998 earnings per share, stock price to projected fiscal 1999 earnings per share and stock price to tangible book value per share. A.G. Edwards calculated First American's multiples using implied valuations based on a $34.00 stock price for First American Common Stock--the closing price of the stock as of November 13, 1998. The implied stock price to last twelve months earnings per share for First American was 11.3 times versus a median of 13.7 times for the Title Insurers and a median of 23.7 times for the Information Providers. The implied stock price to projected 1998 earnings per share for First American was 12.0 times versus a median of 9.7 times for the Title Insurers and a median of 19.8 times for the Information Providers. The implied stock price to projected 1999 earnings per share for First American was 12.4 times versus a median of 9.6 times for the Title Insurers and a median of 14.5 times for the Information Providers. The implied stock price to tangible book value per share for First American was 4.0 times versus a median of 2.2 times for the Title Insurers and a median of 4.5 times for the Information Providers.

    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS.

    A.G. Edwards analyzed the purchase prices and multiples paid or proposed to be paid, to the extent publicly available, of 28 selected merger and acquisition transactions involving information providers (the "Information Providers Transactions") and 26 merger transactions of companies in the property and casualty industry (the "P & C Insurance Transactions") since October 1994 (collectively the "Selected Merger and Acquisition Transactions").

    Among other things, A.G. Edwards analyzed the following, as available.

    - The aggregate transaction value to last twelve months revenues. For this purpose, "aggregate transaction value" was calculated as common equity value, plus book value of debt and preferred stock, less cash and marketable securities.

    - The amount paid for the equity to last twelve months net income and net tangible book value.

    - The similarity of such transactions to the merger.

    A.G. Edwards noted that no transaction used in the Analysis of Selected Merger and Acquisition Transactions is identical to the proposed merger of First American and National.

    In comparing the multiples in the Selected Merger and Acquisition Transactions to the proposed merger, First American's share price was assumed to be $34.00. This resulted in an equity purchase price on a fully diluted basis of $108.4 million and an aggregate transaction value on a fully diluted basis of $118.0 million.

    With respect to the Information Providers Transactions, the last twelve months revenue multiple ranged from 0.5 times to 5.9 times, with a median of 1.6 times, the last twelve months net income multiple ranged from 14.8 times to 32.4 times, with a median of 27.1 times, and the tangible book value multiple ranged from 4.0 times to 6.5 times, with a median of 4.9 times. With respect to the P & C Insurance Transactions, the last twelve months revenues multiple ranged from
0.3 times to 5.2 times, with a median of 0.9 times, the last twelve months net income multiple ranged from 7.7 times to 31.7 times, with a median of 15.8 times, and the net tangible book value multiple ranged from 0.6 times to 7.0 times, with a median of 1.4 times. In its analysis of the merger, A.G. Edwards noted that the implied last twelve months revenues multiple was 1.8 times, the implied last twelve months net income multiple was 34.7 times and the implied tangible book value multiple was 6.6 times.

    ANALYSIS OF THE MERGER PREMIUMS TO MARKET VALUE.

    A.G. Edwards analyzed the premium of the consideration to be received by National shareholders to the market value of National common stock one day, one week, one month, six months and one year prior to the announcement of the merger (the "Merger Premiums"). A.G. Edwards also reviewed the premiums paid one day, one week, one month, six months and one year prior to the announcement for the stock of publicly traded targets in 14 of the Selected Merger and Acquisition Transactions. Assuming the announcement date had occurred on November 16, 1998, the Merger Premiums are as follows: one day prior, 111.9%; one week prior, 160.3%; four weeks prior, 275.9%; six months prior, 87.8%; and, one year prior, 109.5%. The median premiums for the Selected Merger and Acquisition Transactions are as follows: one day prior, 37.6%; one week prior, 36.4%; four weeks prior, 36.7%; six months prior, 30.2%; and one year prior, 46.6%.

    PRO FORMA MERGER ANALYSIS.

    A.G. Edwards analyzed the impact of the merger on First American's pro forma earnings per share for the fiscal year 1998, First American's pro forma earnings per share for the fiscal year 1999 and First American's pro forma tangible book value per share as of September 30, 1998. Such analyses were based on publicly available data, First American's and National's respective management projections for the corresponding periods and First American's management's estimated range of synergies resulting from the combination. A.G. Edwards observed that, assuming the merger was treated as a pooling of interests for accounting purposes and before taking into account any one-time restructuring charge, the merger would result in a range of pro forma earnings per share accretion/(dilution) of (3.6%) to (0.4%) and (2.5%) to 1.3% in fiscal 1998 and fiscal 1999, respectively. The merger would also result in a dilution of pro forma tangible book value per share of 1.4%.

    A.G. Edwards analyzed the impact of the merger on National's equivalent pro forma earnings per share for the fiscal year 1998, National's pro forma earnings per share for the fiscal year 1999, and National's pro forma tangible book value per share as of September 30, 1998. For each of these financial items (earnings per share and tangible book value per share), equivalent pro forma is defined as the product of (a) the associated pro forma First American financial item and
(b) the "Exchange Ratio" as defined by the merger agreement. Such analyses were based on publicly available data, First American's and National's respective management's projections for the corresponding periods and First American's management estimated range of synergies resulting from the combination. A.G. Edwards observed that, assuming the merger was treated as a pooling of interests for accounting purposes and before taking into account any one-time restructuring charge, the merger would result in a range of equivalent pro forma earnings per share accretion of 182.1% to 216.4% and 18.9% to 57.4% in fiscal 1998 and fiscal 1999, respectively. The merger would also result in an accretion of pro forma tangible book value per share of 12.7% and a dilution of dividend per share of 65.3%.

    The opinion does not purport to be a complete description of all the analyses performed by A.G. Edwards in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering its opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, A.G. Edwards may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described above should not be taken to be A.G. Edwards' view of the actual value of National or First American. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of National or First American. The assumptions made and judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the opinion itself. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to National's shareholders of the exchange ratio and the merger consideration to be received in the merger and were conducted in connection with the delivery of the opinion. As described above, A.G. Edward's opinion to the National board of directors was one of the many factors taken into consideration by the National Board in making its determination to approve the merger agreement and the merger. The decision to enter into the merger agreement was solely that of the National board of directors.

    The terms of the engagement of A.G. Edwards by National are set forth in a letter agreement between A.G. Edwards and National. Pursuant to the terms of this letter, as compensation for rendering its financial advisory services and its opinion to the board of directors of National, National agreed to pay A.G. Edwards a fee, payable upon the delivery of the opinion, of $350,000, such fee having been paid. National has agreed to reimburse A.G. Edwards for reasonable fees of A.G. Edwards' counsel and for A.G. Edwards' travel and out-of-pocket expenses incurred in connection with its engagement. National has also agreed to indemnify A.G. Edwards against certain liabilities in connection with the engagement of A.G. Edwards.

                  VOTING COMMITMENTS FROM CERTAIN SHAREHOLDERS

    As noted above under "Voting Agreement," Mark A. Speizer, the Chairman of the Board and Chief Executive Officer of National and the largest National shareholder, and Bruce A. Cole, the President of National, entered into an agreement with First American pursuant to which Mr. Speizer and Mr. Cole each agreed to vote all of the National common shares beneficially owned by them on November 17, 1998 in favor of the merger proposal and not to vote such shares in favor of any proposal that would prevent the proposed merger. On November 17, 1998, Mr. Speizer and Mr. Cole beneficially owned 1,542,909 and 3,000 National common shares or 37.5% and 0.07% of the National common shares outstanding at such time, respectively.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the board of directors of National with respect to the merger agreement and the transactions contemplated thereby, shareholders of National should be aware that certain members of National's management and board of directors have interests in the merger that are different from, and in addition to, the interests of National's shareholders.

NEW EMPLOYMENT AGREEMENTS

    As a condition precedent to First American's willingness to enter into the merger agreement and consummate the merger, Messrs. Speizer and Cole entered into employment agreements with First American. Mr. Speizer's employment agreement has a term of five years commencing as of the effective time of the merger. The term of Mr. Cole's employment agreement is three years. If, during such term, First American terminates Mr. Speizer or Mr. Cole other than for cause, First American will still be responsible for paying the salary and fixed bonus of the terminated individual. A cause is defined in each employment agreement as the conviction of a felony or a finding of liability based on intentional tortious conduct consisting of a breach of fiduciary duty relating to the employee's performance as an officer and/or director of First American and certain of its subsidiaries.

DIRECTOR OPTION PLAN

    The 1991 Director Option Plan, as amended, contains a vesting acceleration clause which is triggered upon an event of merger. In the event of a merger in which existing shareholders will not retain at least 50% of the voting power of National, all options under the Director Option Plan will become immediately exercisable. Optionees under the Director Option Plan will be able to exercise their options as if all were vested starting 10 days prior to the event of merger and ending upon the date of merger. Options granted under the Director Option Plan which are not exercised by the date of the merger will be terminated. Set forth below is a list of the directors and the number of options affected under this plan as of March 1, 1999.

                                                                                                        EXERCISE
NAME                                               VESTED OPTIONS   UNVESTED OPTIONS   TOTAL OPTIONS      PRICE
-------------------------------------------------  ---------------  -----------------  -------------  -------------
Bunaes, Bard E...................................        16,667            33,333           50,000      $  7.1250
Croner, Melvyn D.................................        13,542                 0           13,542      $  6.5000
Goodman, Lawrence M..............................        13,542            36,458           50,000      $  8.3125
Herman, Howard...................................         1,042                 0            1,042      $  6.1250
Jodel, Saul B....................................        32,292            17,708           50,000      $  5.8750
Speizer, Mark A..................................        41,667             8,333           50,000      $  6.2500

INDEMNIFICATION AND INSURANCE

    First American will cause National to indemnify and hold harmless the present and former officers, directors, employees and agents of National and its subsidiaries in respect of acts or omissions occurring on or prior to the effective date of the merger to the extent provided under National's and its subsidiaries' articles of incorporation, bylaws or under any indemnification agreements in effect on the date of the merger agreement. National's articles of incorporation and bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by law.

    In addition, for a period of six years after the effective date of the merger, First American will cause National to use its best efforts to provide officers' and directors' liability insurance in respect to acts or omissions occurring on or prior to the effective date of the merger covering each such person currently covered by National and/or its subsidiaries officers' and directors' liability insurance policies. Such insurance shall retain similar terms as are currently existing.

                           THE SHAREHOLDERS' MEETING

    This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of National common shares by the board of directors of National for use at a shareholders' meeting at which the merger proposal will be voted upon. This proxy statement/prospectus and accompanying form of proxy are first being mailed to the National shareholders on or about
[            ].

TIME AND PLACE; PURPOSE

    The National shareholders' meeting will be held at The Embassy Suites, 250
Gateway Boulevard, South San Francisco, California 94080 on [            ],
starting at 10:00 a.m., local time. At the meeting, National shareholders will be asked to consider and vote upon the proposed merger.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

    The board of directors of National has fixed the close of business on
[        ], 1999 as the record date for National shareholders entitled to notice of and to vote at the National shareholders' meeting. The only outstanding voting securities of National are its common shares. Only holders of record of National common shares on the record date are entitled to notice of and to vote at the National shareholders' meeting. Each holder of record, as of the record date, of National common shares is entitled to cast one vote per share on the
merger proposal. On the record date, there were [            ] National common
shares outstanding and entitled to vote at the National shareholders' meeting,
held by approximately [            ] shareholders. The affirmative vote of
one-half of the National common shares outstanding on the record date are required to approve the proposed merger.

    On the record date, the directors and executive officers of National and their affiliates beneficially owned and were entitled to vote approximately
[            ] National common shares, or approximately [      ]% of the
National common shares outstanding on the record date. This includes the National common shares beneficially owned by Mark A. Speizer and Bruce A. Cole. Pursuant to the Voting Agreement, Mr. Speizer and Mr. Cole have each agreed to vote all National common shares that he beneficially owned on the Record Date in favor of the merger proposal. See "Voting Commitments from Certain Shareholders."

VOTING OF PROXIES

    All National common shares represented by properly executed proxies received prior to or at the National shareholders' meeting and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the merger proposal.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing, including by telegram or telecopy, with the Secretary of National before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares. Proxies may also be revoked by attending the relevant meeting and voting in person. In order to vote in person at the National shareholders' meeting, National shareholders must attend the National shareholders' meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable meeting as follows:

    Mr. Robert P. Barbarowicz
    National Information Group
    395 Oyster Point Boulevard, Suite 500
    South San Francisco, California 94080

    National shareholders who require assistance in changing or revoking a proxy should contact National's secretary at the address or phone number provided in this proxy statement/prospectus under the caption "Who Can Help Answer Your Questions."

    National shareholders may abstain from voting for or against the merger proposal. Since the favorable vote of a majority of the outstanding National common shares is required to approve the proposal, a proxy marked "ABSTAIN" with respect thereto will effectively be counted as a vote "AGAINST" the merger proposal. Similarly, the failure of a National shareholder to return a proxy will effectively result in the shareholders votes being counted "AGAINST" the proposal.

    Under Nasdaq rules, brokers who hold shares in street names for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of such proposals. The result is commonly referred to as a "broker non-vote." Since the affirmative votes described above are required for approval of the merger proposal, a "broker non-vote" will effectively result in the shares being counted "AGAINST" the proposal.

    National may retain a proxy solicitation firm to aid in the solicitation of proxies and to verify certain records related to the solicitations. If a proxy solicitation firm is so retained, National will pay such firm customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at the National shareholders' meeting, National may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. National shareholders are urged to send in their proxies without delay.

    National Shareholders should not send in any share certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing National common shares will be mailed by First American or its transfer agent to former National shareholders as soon as practicable after the consummation of the merger.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    Upon consummation of the merger, the shareholders of National will become shareholders of First American. Accordingly, certain differences in the rights of the shareholders will occur when the merger takes effect. First American and National are both organized under the laws of the State of California. Any differences, therefore, between the current rights of National shareholders and the shareholders' rights upon consummation of the merger will arise primarily from differences between the respective articles of incorporation and bylaws of National and First American.

    The following is a summary of the material differences between the current rights of National shareholders and those of First American shareholders. This summary is not intended to be complete and is qualified in its entirety by reference to the First American articles and bylaws and the National articles and bylaws. Copies of the First American articles and bylaws and the National articles and bylaws are incorporated by reference herein and will be sent to shareholders of National upon request.

AUTHORIZED AND ISSUED CAPITAL STOCK

    The authorized capital stock of First American currently consists of 108,000,000 common shares and 500,000 preferred shares, $1.00 par value, of which 1,000 of such shares have been designated Series A Junior Participating
Preferred Shares. As of [      ], 1999, [      ] common shares were issued and
outstanding and no preferred shares were issued and outstanding. The common stock of First American is listed on the New York Stock Exchange under the symbol "FAF."

    The authorized capital stock of National currently consists of 15,000,000 common shares, no par value, and 5,000,000 preferred shares. The board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred shares. 1,020,000 preferred shares have been
designated as Series A Preferred Stock. As of [        ], 1999, [      ]
National common shares were issued and outstanding and no preferred shares were issued and outstanding. The common shares of National are listed on the Nasdaq National Market System under the symbol "NAIG."

VOTING RIGHTS

    Each First American common share entitles its holder to one vote on all matters submitted to a vote of First American's shareholders. Each First American Series A Junior Participating Preferred Share would entitle its holder to 100,000 votes on all matters submitted to a vote of the Company's shareholders. Each National common share entitles its holder to one vote on all matters submitted to a vote of National's shareholders. Each National Series A Preferred Stock is entitled to the number of votes equal to the number of common shares into which such preferred stock could be converted at the record date of such vote.

PREEMPTIVE RIGHTS; CUMULATIVE VOTING

    Neither the First American articles nor the National articles grants any preemptive rights to shareholders. Subject to certain conditions, both the First American bylaws and the National bylaws provide for cumulative voting during the election of directors.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

    Both the First American bylaws and the National bylaws provide that actions which may be taken at an annual or special meeting of shareholders may be taken without such meeting and without prior notice, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SPECIAL MEETINGS OF SHAREHOLDERS

    Both the First American bylaws and the National bylaws state that a special meeting of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or by the holders of 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting.

QUORUM AND VOTING REQUIREMENTS FOR SHAREHOLDER MEETINGS

    Both the First American bylaws and the National bylaws state that a majority of the shares entitled to vote at a meeting shall constitute a quorum for the transaction of business at such meeting. If a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote on any matter (other than the election of directors) is required to take action. Directors are elected by a plurality of shares entitled to vote at the meeting subject to cumulative voting described above.

BOARD OF DIRECTORS

    The First American board of directors currently consists of 16 directors who serve for one-year terms. The number of directors on First American's board of directors is subject to change by action of First American's board of directors or by the First American shareholders, but cannot be less than nine (9) nor more than seventeen (17). The National board of directors consists of 5 directors who serve for one-year terms. The number of directors on National's board of directors is subject to change by a duly adopted amendment to National's articles or by an amendment to National's bylaws adopted by a majority of the outstanding shares entitled to vote.

VACANCIES

    Both the First American bylaws and the National bylaws provide that vacancies in the respective board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, unless the vacancy is caused by court order or shareholder action.

REMOVAL OF DIRECTORS

    The First American bylaws and the National bylaws have substantially the same provisions relating to the removal of directors.

LIMITATION ON DIRECTORS' LIABILITY

    Both the First American articles and the National articles provide that the liability of directors of each respective Company for monetary damages be eliminated to the fullest extent permissible under law.

INDEMNIFICATION

    First American's bylaws contain the following provisions relating to indemnification.

    - First American shall indemnify its officers and directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

    - First American is required to advance expenses to its officers and directors as incurred, including expenses relating to obtaining a determination that such officers and directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification.

    - An officer or director may bring suit against First American if a claim for indemnification is not timely paid.

    - First American may not retroactively amend the indemnification provisions in the bylaws in a way which is adverse to its officers and directors.

    - The foregoing provisions apply to all past and present officers and directors of First American.

    Indemnification of agents of First American who are not its officers and directors is governed by the provisions of Section 317 of the California General Corporation Law.

    First American may enter into indemnification agreements with its directors, officers and other agents upon such terms and conditions as are deemed to be in the best interests of First American by its board of directors.

    Notwithstanding the foregoing provisions, First American's indemnification obligations do not include the following.

    - To indemnify or advance expenses to an officer, director or agent with respect to proceedings or claims initiated or brought voluntarily by such officer, director or agent and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under an indemnification agreement or any statute or law or otherwise as required under said Section 317, but such indemnification or advancement of expenses may be provided by First American in specific cases if the board of directors has approved the bringing of such suit.

    - To indemnify an officer, director or agent for any expenses incurred with respect to any proceeding instituted by such officer, director or agent to enforce or interpret provisions of an indemnity agreement or this section of the bylaws, if a court of competent jurisdiction determines that each of the material assertions made by the officer, director or agent in such proceeding was not made in good faith or was frivolous.

    - To indemnify an officer, director or agent for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid or satisfied by an insurance carrier under a policy of officers' and directors' liability insurance maintained by First American; provided that First American shall be obligated to remit to the officer, director or agent any insurance proceeds received in respect of expenses or liabilities previously paid or satisfied by such officer, director or agent.

    - To indemnify an officer, director or agent for expenses, judgments, fines or penalties sustained, or for an accounting of profits made from, the purchase and sale by such officer, director or agent of securities of First American in violation of the provisions of the federal securities laws or any similar provisions of any state or local statutory law.

    - To indemnify an officer, director or agent in the event a court of competent jurisdiction finally determines that such indemnification is unlawful.

    The term "officer" as used immediately above is defined as each person who is, or was, appointed to the office of Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other office of First American as the board shall designate from time to time. The term "director" as used immediately above is defined as any person who is, or was, appointed to serve on the board of directors of First American either by the shareholders or the remaining board members. The term "agent" as used immediately above is defined as having the same meaning as that set forth in the California General Corporation Law, except that it shall not include officers and directors.

    National's charter documents allow National to indemnify its officers, employees and other agents to the fullest extent permitted by California law. California law does not permit the elimination of monetary liability where such liability is based on any of the following.

    - Intentional misconduct or knowing and culpable violation of the law.

    - Acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders, or that involves the absence of good faith on the part of the director.

    - Acts or omissions that show reckless disregard for the director's duty to the Company or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the Company or its shareholders.

    - Acts or omissions that constitute an unexcused pattern of inattention that amount to an abdication of the director's duty to the Company and its shareholders.

    - Interested transactions between the Company and a director in which a director has a material financial interest.

    - Liability for improper distributions or loans or guarantees.

    Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.

    In addition, National's bylaws provide that National shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is not otherwise specifically prohibited under California law. National has entered into separate indemnification agreements with some of its officers and directors which, consistent with the provisions of its charter documents, contain provisions which provide for indemnification in circumstances which are not specifically prohibited under California law. The indemnification agreements may require National to take the following actions.

    - To indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than for liabilities arising from willful misconduct of a culpable nature

    - To advance their expenses incurred as a result of any proceeding against them, as to which they could be indemnified.

    - To obtain director's and officer's insurance, if it is available on reasonable terms.

AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS

    Neither the First American articles nor the National articles specifies the approvals necessary to adopt amendments to the articles. Therefore, under the California General Corporation Law, except for certain amendments as prescribed therein for which the approval of the board of directors alone is required, any amendment to the respective company's articles must be approved by the holders of a majority of the outstanding shares of stock of that company.

    The First American bylaws and the National bylaws have substantially similar provisions regarding the adoption, amendment and repeal of bylaws by the respective company's shareholders and directors.

RIGHTS TO PURCHASE PREFERRED STOCK

    Each First American common share has attached to it a right which, subject to the terms and conditions of the Rights Agreement between First American and Wilmington Trust Company, dated October 23, 1997, entitles the holder to purchase a fraction of a Series A Junior Participating Preferred Share upon the occurrence of certain change of control events which are defined in the Rights Agreement. As of the date of this proxy statement/prospectus, such rights are not exercisable. See Description of the Stock and the description of Rights to Purchase Series A Junior Participating Preferred Shares contained in First American's Registration Statement on Form 8-A, dated November 7, 1997, and incorporated by reference herein.

    The shares of National's common stock do not entitle the holders to such rights to purchase National preferred stock.

                                 LEGAL MATTERS

    The validity of the First American common shares to be issued to National shareholders pursuant to the merger will be passed upon by White & Case LLP, special counsel to First American. It is a condition to the consummation of the merger that National receive an opinion from Morgan, Lewis & Bockius LLP, special counsel to National, to the effect that, among other things, neither National nor any of its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger (other than in respect of any cash paid in lieu of fractional shares). See "Summary of the Merger Agreement--Conditions to the Consummation of the Merger" and "The Merger--Material Federal Income Tax Consequences."

                                    EXPERTS

    First American financial statements incorporated in this proxy statement/prospectus by reference to First American's Annual Report on Form 10-K for the year ended December 31, 1998, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    National financial statements incorporated in this proxy statement/prospectus by reference to National's Annual Report on Form 10-K for the year ended December 31, 1998, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

    National will hold a 1999 Annual Meeting of shareholders only if the merger is not consummated before the time of such meeting. The deadline for receipt by National of shareholder proposals to be presented at the meeting was January 5, 1999. No shareholder proposals were received by the deadline.

                      WHERE YOU CAN FIND MORE INFORMATION

    First American and National file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by First American or National at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. First American's and National's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    First American filed a Registration Statement on Form S-4 to register with the SEC the First American common shares to be issued to National shareholders in the merger. This proxy statement/ prospectus is a part of that Registration Statement and constitutes a prospectus of First American in addition to being a proxy statement of National for its shareholders' meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    The SEC allows First American and National to "incorporate by reference" information into this proxy statement/prospectus, which means that First American and National can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that First American and National have previously filed with the SEC. These documents contain important information about First American and National, including information concerning each company's financial performance.

FIRST AMERICAN DOCUMENTS

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    - The description of First American's Common shares, $1.00 par value, contained in its Registration Statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act.

    - The description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with First American's Common shares, contained in its Registration Statement on

      Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

    First American is also incorporating by reference any additional documents that First American files with the SEC between the date of this proxy statement/prospectus and the date the merger is consummated.

NATIONAL DOCUMENTS

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 has been transmitted herewith. National is also incorporating by reference any additional documents that National files with the SEC between the date of this proxy statement/prospectus and the date of the National shareholders' meeting.

    First American has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to First American, and National has supplied all such information contained in this proxy statement/prospectus relating to National.

    YOU MAY OBTAIN A COPY OF FIRST AMERICAN'S FILINGS AT NO COST BY WRITING TO FIRST AMERICAN AT THE FIRST AMERICAN FINANCIAL CORPORATION, 114 EAST FIFTH STREET, SANTA ANA, CALIFORNIA 92701-4642, ATTENTION: MR. MARK R ARNESEN, OR BY TELEPHONING FIRST AMERICAN AT (714) 558-3211. If you would like to request
documents from First American, please do so by [            ] to receive them
before the National shareholders' meeting. First American will send such documents by first-class mail within one business day of receiving any such request.

    YOU MAY OBTAIN A COPY OF NATIONAL'S FILINGS AT NO COST BY WRITING TO NATIONAL AT NATIONAL INFORMATION GROUP, 395 OYSTER POINT BOULEVARD, SUITE 500, SAN FRANCISCO, CALIFORNIA 94080, ATTENTION: MR. ROBERT P. BARBAROWICZ, OR BY TELEPHONING NATIONAL AT (650) 872-6772. If you would like to request documents
from National, please do so by [            ] to receive them before the
National shareholders' meeting. National will send such documents by first-class mail within one business day of receiving any such request.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger proposal. Neither First American nor National has authorized anyone to provide you with information that is different from what is contained in this proxy statement/
prospectus. This proxy statement/prospectus is dated [            ]. You should
not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of First American common shares in the merger shall create any implication to the contrary.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                   THE FIRST AMERICAN FINANCIAL CORPORATION,
                          PEA SOUP ACQUISITION CORP.,
                                      AND
                           NATIONAL INFORMATION GROUP
                         DATED AS OF NOVEMBER 17, 1998

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of November 17, 1998 (this "AGREEMENT"), by and among The First American Financial Corporation, a California corporation ("FAFCO"), Pea Soup Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FAFCO ("FAFCOSUB") and National Information Group, a California corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of FAFCO, FAFCOSUB and the Company have each determined that it is in the best interests of their respective companies and the shareholders of their respective companies that the Company and FAFCOSUB combine into a single company through the statutory merger of FAFCOSUB with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger;

    WHEREAS, pursuant to the Merger, among other things, the outstanding common shares of the Company, no par value (each whole common share of the Company, a "COMPANY COMMON SHARE"), shall be converted into Common shares, par value $1.00, of FAFCO (each whole Common share of FAFCO, a "FAFCO COMMON SHARE"), at the rate set forth herein;

    WHEREAS, the Parties (as defined below) intend to cause the Merger to be accounted for as a pooling of interests under APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two (Business Combinations) (the "POOLING RULES");

    WHEREAS, the Parties (as defined below) desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, in order to effectuate and facilitate the Merger, each Party has independently determined that its in its best interest to enter into this Agreement and to consummate the transactions contemplated hereby;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   SECTION 1
                        DEFINITIONS AND INTERPRETATIONS

    1.1 DEFINED TERMS. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

    "ACCESS AGREEMENT" shall have the meaning provided in Section 5.2(a);

    "AGREEMENT" shall have the meaning provided in the introductory paragraph hereto;

    "AGREEMENT OF MERGER" shall mean the Agreement of Merger in the form attached hereto as EXHIBIT A;

    "ANTITRUST DIVISION" shall mean the Antitrust Division of the Department of Justice;

    "ARTICLES OF INCORPORATION" shall have the meaning provided in Section 2.7;

    "BUSINESS DAY" shall mean any day, excluding Saturday, Sunday or any day which shall be a legal holiday in the State of California;

    "BY-LAWS" shall have the meaning provided in Section 2.8;

    "CALIFORNIA CODE" shall mean the California Corporations Code;

    "CLOSING" shall have the meaning provided in Section 2.11;

                                   ANNEX A-1

    "CLOSING DATE" shall have the meaning provided in Section 2.11;

    "CODE" shall have the meaning provided in Section 3.19(a);

    "COMPANY" shall have the meaning provided in the introductory paragraph hereto;

    "COMPANY BALANCE SHEET" shall mean the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998;

    "COMPANY BALANCE SHEET DATE" shall mean December 31, 1997;

    "COMPANY COMMON CERTIFICATE" shall have the meaning provided in Section 2.4(a);

    "COMPANY COMMON SHARE" shall have the meaning provided in the second WHEREAS clause;

    "COMPANY CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality and Nondisclosure Agreement, dated July 31, 1998, by and between First American Real Estate Information Services, Inc. and the Company;

    "COMPANY FINANCIAL STATEMENTS" shall have the meaning provided in Section
3.5;

    "COMPANY SEC REPORTS" shall have the meaning provided in Section 3.5;

    "COMPANY SHAREHOLDER MEETING" shall have the meaning provided in Section 8.1(b);

    "COMPANY STOCK RIGHTS" shall have the meaning provided in Section 2.6(a);

    "DELAWARE CODE" shall mean the Delaware General Corporation Law;

    "DIRECTOR OPTION PLAN" shall mean the National Information Group 1991 Director Option Plan;

    "DISSENTING SHAREHOLDERS" shall have the meaning provided in Section 2.3;

    "EFFECTIVE TIME" shall have the meaning provided in Section 2.1(b);

    "EMPLOYEE BENEFIT PLANS" shall have the meaning provided in Section 3.19(a);

    "ENTITY" shall mean any Person that is not a natural Person;

    "ERISA" shall have the meaning provided in Section 3.19(a);

    "EXCEPTED SHARES" shall mean (i) any Company Common Shares which are held by any Subsidiary of the Company or which are held, directly or indirectly, by FAFCO or any direct or indirect subsidiary of FAFCO (including FAFCOSUB) and
(ii) Company Common Shares held by Dissenting Shareholders;

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended;

    "EXCHANGE AGENT" shall have the meaning provided in Section 2.4(a);

    "EXCHANGE RATIO" shall have the meaning provided in Section 2.2(a);

    "FAFCO" shall have the meaning provided in the introductory paragraph hereto;

    "FAFCO COMMON CERTIFICATES" shall have the meaning provided in Section
2.4(a);

    "FAFCO COMMON SHARES" shall have the meaning provided in the second WHEREAS clause;

    "FAFCO CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality and Nondisclosure Agreement, dated November 9, 1998, by and between FAFCO and the Company;

    "FAFCO SEC REPORTS" shall have the meaning provided in Section 4.7;

    "FAFCOSUB" shall have the meaning provided in the introductory paragraph hereto;

    "FAFCOSUB COMMON SHARES" shall mean the common shares, no par value, of Pea Soup Acquisition Corp.;

                                   ANNEX A-2

    "FTC" shall mean the Federal Trade Commission;

    "GOVERNMENTAL ENTITIES" shall mean the appropriate legislative, executive, judicial, Federal, state and local governmental or regulatory agencies and authorities in the United States or any other jurisdiction;

    "GREAT PACIFIC" shall have the meaning provided in Section 3.33(a);

    "HSR ACT" shall have the meaning provided in Section 3.22;

    "INDEMNIFIED PARTIES" shall have the meaning provided in Section 8.4(a);

    "INSURANCE APPROVALS" shall have the meaning provided in Section 3.22;

    "INTELLECTUAL PROPERTY" shall mean all domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, computer programs, databases, trade secrets and proprietary information;

    "IRS" shall have the meaning provided in Section 3.19(f);

    "LICENSES" shall have the meaning provided in Section 3.17;

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement, (ii) the ability of such Person to perform its obligations under this Agreement, (iii) the business, assets, condition or results of operations of such Person and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that any adverse change, event or effect that is proximately caused by (a) conditions affecting the United States economy generally or the economy of the regions in which such Person and its Subsidiaries, taken as a whole, conducts a material part of its business, (b) by conditions affecting the industries in which such Person and its Subsidiaries compete or (c) by the announcement of the Merger or by virtue of this Agreement, including without limitation, compliance by such Person with its covenants hereunder, shall not be taken into account in determining whether there has been a Material Adverse Effect;

    "MERGER" shall have the meaning provided in the first WHEREAS clause;

    "MERGER CONSIDERATION" shall mean the FAFCO Common Shares and any cash in lieu of fractional FAFCO Common Shares receivable by each shareholder of the Company pursuant to Section 2.2(a) and 2.2(b), respectively;

    "MERGER DOCUMENTS" shall mean those documents required to be filed with the California Secretary of State in accordance with Section 1103 of the California Code;

    "NEW STOCK RIGHTS" shall have the meaning provided in Section 2.6(a);

    "NASD" shall mean the National Association of Securities Dealers, Inc. (or any successor thereto);

    "NYSE" shall mean the New York Stock Exchange;

    "PARTY" or "PARTIES" shall mean each of FAFCO, FAFCOSUB and the Company, or all of them, as the case may be;

    "PERMITTED LIENS" shall have the meaning provided in Section 3.7;

    "PERSON" shall mean and include any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof;

    "POOLING LETTER" shall have the meaning provided in Section 6.2(g);

    "POOLING RULES" shall have the meaning provided in the third WHEREAS clause;

    "PRE-CLOSING PERIOD" shall have the meaning provided in Section 3.13(b);

                                   ANNEX A-3

    "PROXY STATEMENT/PROSPECTUS" shall have the meaning provided in Section 7.1(a);

    "REGISTRATION STATEMENT" shall have the meaning provided in Section 7.1(a);

    "REINSURANCE AGREEMENT" or "REINSURANCE AGREEMENTS" shall have the meaning provided in Section 3.33(b);

    "RETURNS" shall have the meaning provided in Section 3.13(a);

    "RULE 145" shall have the meaning provided in Section 8.6;

    "RULE 145 LETTER" shall have the meaning provided in Section 6.2(g);

    "SAP" shall mean, with respect to Great Pacific, the statutory accounting procedures or practices prescribed or permitted by the Insurance Commissioner of the State of California, the Department of Insurance of the State of California and insurance departments of other states and Washington, D.C. or any applicable insurance commission or other Governmental Entity having such authority over Great Pacific;

    "SCHEDULE CERTIFICATE" shall mean a certificate from the Chief Executive Officer of the Company, delivered on a Business Day to FAFCO and FAFCOSUB (and a copy properly delivered to White & Case LLP) pursuant to Section 11.6, and dated and signed by the Chief Executive Officer of the Company on such Business Day, setting forth the Schedules delivered by the Company under this Agreement and certifying that all Schedules to be delivered by the Company under this Agreement have been so delivered;

    "SEC" shall mean the Securities and Exchange Commission;

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended;

    "STOCK PLANS" shall have the meaning provided in Section 2.6(a);

    "SUBSIDIARY" shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision);

    "SURVIVING CORPORATION" shall have the meaning provided in Section 2.1(a);

    "TAKEOVER PROPOSAL" shall mean any tender or exchange offer, or proposal, other than a proposal by FAFCO or any of its affiliates, for a merger, share exchange or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries;

    "TAKEOVER STATUTE" shall mean any "fair price," "moratorium," "control share acquisition," or other similar antitakeover statute or regulation enacted under state or federal laws in the United States;

    "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined,

                                   ANNEX A-4
consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other Entity;

    "TRADING DAY" shall mean a day on which the New York Stock Exchange is open for at least one-half of its normal business hours;

    "US GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis;

    "VEBAS" shall have the meaning provided in Section 3.19(a); and

    "YEAR 2000 ISSUES" shall have the meaning provided in Section 3.15.

    1.2  PRINCIPLES OF CONSTRUCTION.

    (a) All references to Sections, subsections, Schedules and Exhibits are to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" is not limiting and means "including without limitation."

    (b) All accounting terms not specifically defined herein shall be construed in accordance with US GAAP.

    (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

    (d) The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

    (e) This Agreement is the result of negotiations among and has been reviewed by each Party's counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party's involvement in its preparation.

    (f) The Schedules referred to herein are incorporated herein by reference. The Parties acknowledge and agree that notwithstanding the delivery date of each such Schedule and the date of the Schedule Certificate, each such Schedule shall be construed to refer to the subject matter it contains as of the date of this Agreement.

                                   SECTION 2
                         THE MERGER AND RELATED MATTERS

    2.1  THE MERGER.

    (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger and the applicable provisions of the California Code, FAFCOSUB shall be merged with and into the Company and the separate corporate existence of FAFCOSUB shall cease, and the Company shall continue as the surviving corporation under the laws of the State of California (the "SURVIVING CORPORATION").

    (b) The Merger shall become effective when (i) each of the conditions set forth in Section 6 has been satisfied or waived by the appropriate Party or Parties, (ii) the Agreement of Merger, executed in accordance with the applicable provisions of the Delaware Code, is filed with and approved by the Secretary of State of Delaware and (iii) the Agreement of Merger, executed in accordance with the relevant provisions of the California Code, is filed with and approved by the California Secretary of State (the time of such latter filing, the "EFFECTIVE TIME").

                                   ANNEX A-5

    (c) From and after the Effective Time, the Merger shall have the effects provided for in Section 1107 of the California Code.

    2.2 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of FAFCO, FAFCOSUB, the Company or any of their respective shareholders:

    (a) Each Company Common Share then issued and outstanding, other than Excepted Shares, shall be converted into the right to receive sixty-seven hundredths (0.67) of a FAFCO Common Share (the "EXCHANGE RATIO"). All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Company Common Certificate representing any such Company Common Shares shall cease to have any rights with respect thereto, other than its right to receive FAFCO Common Shares and cash in lieu of fractional FAFCO Common Shares;

    (b) No fraction of a FAFCO Common Share will be issued, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to receive a fraction of a FAFCO Common Share shall receive from FAFCO an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the average closing price of a FAFCO Common Share, as reported on the New York Stock Exchange, for the ten Trading Days ending on the Trading Day that is two Trading Days prior to the Effective Time;

    (c) Excepted Shares shall be canceled and retired without any conversion thereof and shall not receive any cash payment with respect to a fractional share;

    (d) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to FAFCO Common Shares or Company Common Shares occurring after the date hereof and prior to the Effective Time; and

    (e) Each FAFCOSUB Common Share shall be converted into one common share, no par value, of the Surviving Corporation.

    2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by California law, Company Common Shares issued and outstanding immediately prior to the Effective Time and held by holders of Company Common Shares that (a) represent in the aggregate 5% or more of the issued and outstanding Company Common Shares, (b) were not voted in favor of the Merger and (c) whose holders comply with the provisions of Chapter 13 of the California Code concerning the right of holders of Company Common Shares to dissent from the Merger and require appraisal of their Company Common Shares ("DISSENTING SHAREHOLDERS"), shall not be converted into or represent the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the law of the State of California. From and after the Effective Time, Dissenting Shareholders shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any Dissenting Shareholder shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the California Code, then such Company Common Shares shall automatically be converted into and represent only the right to receive (upon surrender of a Company Common Certificate previously representing such Company Common Shares) FAFCO Common Shares in accordance with Section 2.2(a) (and cash in lieu of any fractional share in accordance with Section 2.2(b)). The Company shall give FAFCO and FAFCOSUB (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of FAFCO, settle or offer to settle any demand for appraisal.

                                   ANNEX A-6

    2.4  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE OF COMPANY COMMON CERTIFICATES. At or prior to the Effective Time, or as soon as practicable thereafter, FAFCO, through such reasonable procedures as FAFCO and the Company mutually agree, shall deposit with the First American Trust Company (the "EXCHANGE AGENT") in trust for the holders of certificates which immediately prior to the Effective Time represented Company Common Shares (each such certificate a "COMPANY COMMON CERTIFICATE"), and each such holder will be entitled to receive, upon surrender of one or more Company Common Certificates to the Exchange Agent in the manner set forth in subsection
(b) below, (i) certificates representing the FAFCO Common Shares (the "FAFCO COMMON CERTIFICATES") into which the Company Common Shares represented by such Company Common Certificates were converted in the Merger and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractions of shares pursuant to Section 2.2(b). The Exchange Agent shall invest any such cash deposited with it as directed by FAFCO, on a daily basis. Any interest and other income resulting from such investments shall be paid to FAFCO.

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of a Company Common Certificate: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Common Certificates shall pass, only upon receipt of the Company Common Certificates by the Exchange Agent and shall otherwise be in such form and have such other provisions as FAFCO shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Common Certificates in exchange for FAFCO Common Certificates (and cash in lieu of fractional shares). Upon surrender to the Exchange Agent of a Company Common Certificate, together with such letter of transmittal properly completed and duly executed, together with any other required documents, the holder of such Company Common Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Company Common Shares formerly represented by such Company Common Certificate and such Company Common Certificate shall forthwith be canceled. Until so surrendered, each Company Common Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Section 2.

    No dividends or other distributions with respect to FAFCO Common Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Common Certificate with respect to the FAFCO Common Shares represented thereby until the holder of record of such Company Common Certificate surrenders such Company Common Certificate. Subject to applicable law, following the surrender of any such Company Common Certificate, there shall be paid to the record holder of the FAFCO Common Certificates issued in exchange thereof, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this paragraph) with respect to the shares represented by such FAFCO Common Certificates.

    (c) REGISTRATION NAME ON CERTIFICATES. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Company Common Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Company Common Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of FAFCO that such taxes have been paid or are not required to be paid.

    (d) UNAVAILABLE CERTIFICATES. In the event any Company Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this

                                   ANNEX A-7

Section 2, provided that the Surviving Corporation may require the Person to whom the Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as is customary or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Company Common Certificate claimed to have been lost, stolen or destroyed.

    (e) MERGER NOT CONSUMMATED. In the event the Merger is not consummated for any reason, FAFCO and the Company shall promptly direct the Exchange Agent to return promptly to (i) each Person who deposited a Company Common Certificate and any other agreements or instruments tendered to the Exchange Agent by such Person, such Company Common Certificate and other agreements or instruments and
(ii) FAFCO, the Merger Consideration.

    (f) ESCHEAT LAWS. Notwithstanding any provisions of this Section 2 to the contrary, neither FAFCO nor the Surviving Corporation shall be liable to any holder of the Company Common Certificates formerly representing Company Common Shares for any property properly delivered or amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.5 NO FURTHER RIGHTS OF TRANSFERS. At and after the Effective Time, each holder of a Company Common Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Company Common Certificate (other than Excepted Shares), the right to surrender his or her Company Common Certificate in exchange for the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to California law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of Company Common Shares shall be made on the stock transfer books of the Surviving Corporation. Company Common Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged as provided in this Section 2. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Company Common Shares shall be closed.

    2.6  STOCK OPTION AND OTHER PLANS.

    (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) and the Board of Directors of FAFCO (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time

        (i) all the outstanding stock options, stock appreciation rights, limited stock appreciation rights, performance units and stock purchase rights (the "COMPANY STOCK RIGHTS") heretofore granted under any stock option, performance unit or similar plan, agreement and arrangement of the Company and its Subsidiaries, except for the Director Option Plan (the "STOCK PLANS"), shall be assumed by FAFCO and converted automatically into options to purchase FAFCO Common Shares (collectively, "NEW STOCK RIGHTS") in an amount and, if applicable, at an exercise price determined as provided below:

           (A) The number of FAFCO Common Shares to be subject to each New Stock Right shall be equal to the product of (x) the number of Company Common Shares remaining subject (as of immediately prior to the Effective Time) to the original Company Stock Right and (y) the Exchange Ratio, provided that any fractional FAFCO Common Shares resulting from such multiplication shall be rounded down to the nearest share; and

           (B) The exercise price per FAFCO Common Share under each New Stock Right shall be equal to the exercise price per Company Common Share under the original Company Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent; and

        (ii) each restricted Stock Purchase Agreement and Joint Escrow Instructions to which the Company is a party pursuant to the Company's 1986 Stock Option Plan shall be assumed by FAFCO,

                                   ANNEX A-8
    and the Company Common Shares subject to each such Agreement and Instructions shall be converted automatically into FAFCO Common Shares, pursuant to Section 2.2 hereof.

After the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time (except that with regard to such New Stock Right, any references to the Company shall be deemed, as appropriate, to include FAFCO).

    (b) The Board of Directors of the Company shall take all actions necessary to assure that all Persons holding outstanding options heretofore granted under the Director Option Plan shall have been notified in accordance with such plan at least ten (10) days prior to the Closing.

    (c) The Company shall take all actions so that following the Effective Time no holder of a Company Stock Right or a stock option under the Director Option Plan or any participant in any Stock Plans or the Director Option Plan shall have any right thereunder to acquire capital stock of the Company or the Surviving Corporation. The Company will take all actions so that, as of the Effective Time, neither the Company nor the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, stock options under the Director Option Plan, other options, warrants, rights or agreements which would entitle any person, other than FAFCOSUB or its affiliates, to own any capital stock of the Company, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

    (d) FAFCO agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of FAFCO Common Shares sufficient for issuance upon exercise of options as contemplated by this Section 2.6.

    (e) Unless at the Effective Time the New Stock Rights are registered pursuant to an effective FAFCO registration statement, as soon as practicable following the Effective Time, FAFCO shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of FAFCO Common Shares equal to the number of shares subject to the New Stock Rights. Any such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) for at least as long as any New Stock Right remains outstanding.

    2.7 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time and attached hereto as EXHIBIT B, shall be the articles of incorporation of the Surviving Corporation and thereafter shall continue to be its articles of incorporation (the "ARTICLES OF INCORPORATION") until amended as provided therein and under the California Code.

    2.8 BY-LAWS OF THE SURVIVING CORPORATION. The by-laws of the Company, as in effect immediately prior to the Effective Time and attached hereto as EXHIBIT C, shall be the by-laws of the Surviving Corporation and thereafter shall continue to be its by-laws (the "BY-LAWS") until amended as provided therein and under the Articles of Incorporation and the California Code.

    2.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of FAFCOSUB immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

    2.10 ACCOUNTING CONSEQUENCES. The Parties intend that the Merger shall qualify for accounting treatment as a pooling of interests under APB Opinion No. 16, Staff Accounting Series Releases 130, 135

                                   ANNEX A-9
and 146 and Staff Accounting Bulletins Topic Two (Business Combinations) and agree to take such actions as may reasonably be necessary or desirable to carry out the intentions of this Section 2.10.

    2.11 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of White & Case LLP, 633 West Fifth Street, Suite 1900, Los Angeles, California, twelve (12) days after the last of the conditions set forth in Section 6 hereof is fulfilled or waived (subject to applicable law) or at such other time and place and on such other date as FAFCO and the Company shall mutually agree (the "CLOSING DATE").

                                   SECTION 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

    The Company represents, warrants and agrees to FAFCO and FAFCOSUB as follows:

    3.1 EXISTENCE AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to conduct its business, and is in good standing in each jurisdiction listed on SCHEDULE 3.1, which are the only jurisdictions in which the character or location of the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary.

    3.2 BINDING EFFECT. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

    3.3 CAPITALIZATION. The authorized capital stock of the Company is (i) 15,000,000 common shares, no par value, of which 4,115,627 shares were issued and outstanding as of November 4, 1998 and (ii) 5,000,000 shares of Preferred Stock, no par value, of which none are issued and outstanding as of the date of this Agreement. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on
SCHEDULE 3.3, there is not and as of the Effective Time there will not be, outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Company Common Shares, any other securities of the Company, or any equity interest in the Company or its business.

    3.4  SUBSIDIARIES AND INVESTMENTS.

    (a) Set forth on SCHEDULE 3.4 hereto is a list of each direct or indirect Subsidiary of the Company and the percentage ownership of the Company in each such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as set forth in SCHEDULE 3.4) and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted.

    (b) Set forth on SCHEDULE 3.4 is a list of jurisdictions in which each Subsidiary of the Company is qualified as a foreign company. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned, leased or operated by each Subsidiary of the Company, or the nature of the business conducted by each Subsidiary of the Company, makes such qualification necessary, except where the failure to obtain such qualification would not have an Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    3.5 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after January 1, 1996 (as such

                                   ANNEX A-10
documents have been amended prior to the date hereof, the "COMPANY SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and, since the first date on which Company Common Shares were listed for trading on the NASDAQ National Market System, the rules of the NASD. The Company has made available to FAFCO accurate and complete copies of all SEC Reports filed by the Company since January 1, 1996. None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in such Company SEC Reports (the "COMPANY FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof.

    3.6 BOOKS AND RECORDS. The minute books of the Company and each of its Subsidiaries contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company and its respective Subsidiaries. Except as set forth on SCHEDULE 3.6, neither the Company nor any of its Subsidiaries will, as a result of the consummation of the Merger, cease to have access to those records, systems, controls, data or information that are necessary to continue the business and operations of the Company and its Subsidiaries as such business and operations exist on the date hereof.

    3.7  TITLE TO PROPERTIES; ENCUMBRANCES.  Except (1) as set forth on SCHEDULE
3.7 (and except for property leased by the Company, which, for the avoidance of doubt, is represented and warranted to in Section 3.9) and (2) for properties and assets reflected in the Company Balance Sheet or acquired since the Company Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company and its Subsidiaries have good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Company Balance Sheet, except as indicated in the notes thereto and (b) all of the properties and assets purchased by the Company or its Subsidiaries since the Company Balance Sheet Date; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Company Balance Sheet, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or such Subsidiary in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies or condominium fees on property not yet due and delinquent and (iv) liens described on SCHEDULE 3.7 (liens of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

    3.8 REAL PROPERTY. SCHEDULE 3.8 contains an accurate and complete list of all real property owned in whole or in part by the Company or any of its Subsidiaries and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Except as set forth on SCHEDULE 3.8, each of the Company and its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens. Other than with respect to the three condominium units owned by the Company (which are all identified on SCHEDULE 3.8), all of the buildings, structures and appurtenances situated on the real property owned in whole or in part by the Company or any of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company or one of its Subsidiaries has adequate rights of ingress and egress. None of such buildings,

                                   ANNEX A-11
structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the best knowledge, information and belief of the Company, threatened, which would preclude or impair the use of any such property by the Company or such Subsidiary for the purposes for which it is currently used.

    3.9 LEASES. SCHEDULE 3.9 contains an accurate and complete list of each real and personal property lease for which total annual rent payments equal or exceed $100,000 to which the Company or any of its Subsidiaries is a party (as lessee or lessor). Each lease set forth on SCHEDULE 3.9 (or required to be set forth on SCHEDULE 3.9) is in full force and effect; all rents and additional rents due by the Company or one of its Subsidiaries to date on each such lease have been paid (other than any pass through expenses not yet invoiced to the Company); in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, except where such default would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The tangible personal property leased by either the Company or any of its Subsidiaries is, to the best knowledge, information and belief of the Company, in a state of good maintenance and repair, reasonable wear and tear excepted, except where the state of such property would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    3.10 MATERIAL CONTRACTS. Except as set forth on SCHEDULE 3.10 and in the Company SEC Reports, neither the Company nor any of its Subsidiaries is bound by
(a) any agreement, contract or commitment relating to the employment of any Person (as hereinafter defined) by either the Company or any of its Subsidiaries or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures in excess of $100,000 per individual item or $250,000 in the aggregate, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person other than the Company or one of its Subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person or (h) any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty within 30 days. Each contract or agreement set forth on SCHEDULE 3.10 (or required to be set forth on SCHEDULE 3.10) is in full force and effect. Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions of any contract or agreement set forth on SCHEDULE 3.10 (or required to be set forth on SCHEDULE 3.10) in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party thereto have been fully performed.

    3.11 RESTRICTIVE DOCUMENTS. Except as set forth on SCHEDULE 3.11, neither the Company nor any of its Subsidiaries is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which, by its own operation, and not by the breach or violation, as the case may be, thereof, (a) would restrict the ability of the Company or any of its Subsidiaries to acquire any property or conduct business in any area or (b) has or might reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, except where such Material Adverse Effect may arise with respect to (i) the obligations of Great Pacific to make payments under its

                                   ANNEX A-12
agreements of insurance or (ii) the obligations of the Company or its Subsidiaries to indemnify, warrant or guarantee (or similar) the Company's or such Subsidiary's ordinary course obligations under any lease, license, agreement, contract or instrument between the Company or a Subsidiary of the Company and a customer of the Company or such Subsidiary of the Company.

    3.12 LITIGATION. Except as set forth on SCHEDULE 3.12 or as disclosed in the Company SEC Reports, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Company, threatened, against or impacting the Company, any of its Subsidiaries or any of their respective properties or rights which could materially and adversely affect the right or ability of the Company or any of its Subsidiaries to carry on its business as now conducted, or which could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    3.13  TAXES.

    (a) TAX RETURNS. Except as set forth on SCHEDULE 3.13(A), the Company and each of its Subsidiaries have filed or caused to be filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "RETURNS") that are required to be filed by, or with respect to, the Company or such Subsidiary on or prior to the Closing Date. The Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of the Company and such Subsidiaries for the periods covered thereby.

    (b) PAYMENT OF TAXES. Except as set forth on SCHEDULE 3.13(B), all material Taxes and Tax liabilities of the Company and each of its Subsidiaries for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (the "PRE-CLOSING PERIOD") have been paid or adequately accrued and disclosed and fully provided for on the books and records of the Company and each of its Subsidiaries in accordance with US GAAP.

    (c)  OTHER TAX MATTERS.

    (i) Except as set forth on SCHEDULE 3.13(C)(I), in the last seven years neither the Company nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries.

    (ii) Except as set forth on SCHEDULE 3.13(C)(II), neither the Company nor any of its Subsidiaries (A) has, as of the Closing Date, entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company and (B) is, as of the Closing Date, currently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

   (iii) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return, other than the consolidated, unified or combined Returns of the Company's Subsidiaries filed with other Subsidiaries of the Company and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

    (iv) Except as set forth on SCHEDULE 3.13(C)(IV), all Taxes which either the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                                   ANNEX A-13

    (v) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    (vi) Except as set forth on SCHEDULE 3.13(C)(VI), there are no tax sharing, allocation, indemnification or similar agreements in effect as between (A) the Company or any predecessor, Subsidiary or other affiliate thereof and (B) any other party under which FAFCO, the Company or any of the Company's Subsidiaries could be liable for any Taxes or other claims of any party.

   (vii) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

  (viii) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

    (ix) Except as set forth on SCHEDULE 3.13(C)(IX), to the best knowledge, information and belief of the Company no claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Returns that the Company or any of its assets are or may be subject to taxation by that jurisdiction.

    (x) The liability of the Company and its Subsidiaries for interest, penalties or fines as a result of the untimely filing of all Returns and as the result of the untimely payment of Taxes does not exceed $200,000 in the aggregate.

    3.14 INSURANCE. Set forth on SCHEDULE 3.14 is a complete list of insurance policies in which either the Company or any of its Subsidiaries is named an insured or an additional insured. Such policies are in full force and effect. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with customary industry practices in the respective industries in which the Company and each Subsidiary of the Company is engaged.

    3.15 INTELLECTUAL PROPERTIES. The operation of the business of the Company and its Subsidiaries requires no rights under Intellectual Property other than
(a) rights under Intellectual Property which is owned by the Company or any of its Subsidiaries and (b) rights validly licensed by the Company or any of its Subsidiaries. SCHEDULE 3.15 is a true, complete and accurate list of all Intellectual Property licensed by the Company which, with respect to each item of Intellectual Property, is (x) required for the operation of the business of the Company and its Subsidiaries and (y) cannot be licensed and installed within 5 Business Days for a single payment of less than $25,000 or annual licensing (or rental) payments less than $10,000. Unless otherwise described on SCHEDULE 3.15, either the Company or its Subsidiaries has taken actions reasonably necessary and appropriate to preserve and protect its respective ownership interest in all Intellectual Property owned by the Company, whether or not set forth (or required to be set forth) on SCHEDULE 3.15, except where the failure to do so would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. All registrations, filings and issuances with respect to items of Intellectual Property owned by the Company, whether or not set forth (or required to be set forth) on SCHEDULE 3.15, remain in full force and effect. Except as set forth on SCHEDULE 3.15 under the caption "Claims," no claim adverse to the interests of the Company or a Subsidiary of the Company in the Intellectual Property owned or licensed by the Company, whether or nor set forth (or required to be set forth) on SCHEDULE 3.15, has been made in litigation or otherwise. Except as set forth on SCHEDULE 3.15 under the caption "Claims," to the best knowledge, information and belief of the Company, no such claim has been threatened or asserted, no basis exists for any such claim and no Person has infringed or otherwise violated either the Company's or a Subsidiary of the Company's right in any Intellectual Property owned or licensed by the Company, whether or not set forth (or required to be set forth) on SCHEDULE
3.15. Except as set forth on SCHEDULE 3.15 under the caption "Claims," no litigation is pending wherein either the Company or a Subsidiary of the Company is accused of infringing or otherwise violating

                                   ANNEX A-14
the Intellectual Property right of another Person, or of breaching a contract conveying a right under Intellectual Property. Except as set forth on SCHEDULE
3.15 under the caption "Claims," to the best knowledge, information and belief of the Company, no such claim has been asserted or threatened against any either the Company or any Subsidiary of the Company, nor are there any facts that would give rise to such a claim. Except as set forth on SCHEDULE 3.15, all computer and telecommunications software and hardware, including source and object code, necessary to carry on the Company's business substantially as currently conducted, that contains or calls on a calendar function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is able, or can, without material expense, be made to be able, to record store, process and provide true and accurate dates and calculations for dates and spans of dated including and following January 1, 2000 ("YEAR 2000 ISSUES"). Except as set forth on SCHEDULE 3.15, no officer of the Company is aware of any inability of the Company's significant suppliers, customers and those other Persons with which it conducts business to identify and resolve their own Year 2000 Issues, except where the inability of such suppliers, customers and other Persons to identify and resolve their own Year 2000 Issues would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    3.16 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 3.16, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply is not likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    3.17 GOVERNMENTAL LICENSES. Each of the Company and its Subsidiaries has all governmental licenses, permits, franchises, approvals, permits and other authorizations of, and have made all registrations and or filings with, all Governmental Entities (the "LICENSES") necessary to own, lease and operate its properties and to enable it to carry on their respective business as presently conducted, except where the failure to have such would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All Licenses held by the Company and each of its Subsidiaries, are in full force and effect, except where the failure of such Licenses to be in full force and effect would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice that any such License is the subject of a proceeding for suspension or revocation or similar proceedings and, to the best knowledge, information and belief of the Company, no such License is the subject of a proceeding for suspension or revocation or similar proceedings. Except as set forth on SCHEDULE 3.17, no jurisdiction has demanded or requested that the Company or any of its Subsidiaries qualify or become licensed as a foreign corporation. SCHEDULE 3.17 sets forth a true and complete list of each and every License required for the Company or any of its Subsidiaries to transact insurance or operate an insurance agency or brokerage and all material Licenses of the Company or any of its Subsidiaries, together with a description of the nature thereof. The Company has heretofore made available to FAFCO true and complete copies of all of such Licenses listed on SCHEDULE 3.17 as are currently in effect. Neither the Company nor any of its Subsidiaries is improperly transacting any insurance or reinsurance business or improperly operating an insurance agency or brokerage in any jurisdiction in which it is not authorized or permitted to transact such business.

    3.18 LABOR MATTERS. Except as set forth on SCHEDULE 3.18, (a) the Company and each of its Subsidiaries is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to comply is not likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and, to the best knowledge, information and belief of the Company, has not and is not engaged in any unfair labor practice; (b) neither the Company nor any of its Subsidiaries has received written notice of any unfair labor practice complaint before the National Labor Relations Board and, to the best knowledge, information and belief of the Company, no unfair labor practice complaint is threatened or pending against the Company before the National Labor Relations Board; (c) there is no labor strike, dispute slowdown or stoppage actually pending or, to the best knowledge, information and belief of the Company, threatened against or involving the Company or any of its Subsidiaries; (d) to the

                                   ANNEX A-15
best knowledge, information and belief of the Company, no union representation question exists respecting the employees of the Company or any of its Subsidiaries; (e) to the best knowledge, information and belief, no grievance which might have a Material Adverse Effect upon the Company and its Subsidiaries, taken as a whole, exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (g) to the best knowledge, information and belief of the Company, the Company's labor relations over the last three years are good.

    3.19  EMPLOYEE BENEFIT PLANS.

    (a) LIST OF PLANS. Set forth in SCHEDULE 3.19(A) is an accurate and complete list of all (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAS"), under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), profit-sharing, pension or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any predecessors to the Company or any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Company or any Subsidiary being or having been a general partner of any such employer), since November 1, 1992 ("EMPLOYEE BENEFIT PLANS").

    (b) STATUS OF PLANS. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code, except to the extent such noncompliance would not result in material liability. No complete or partial termination of any Employee Benefit Plan has occurred since November 1, 1992, or is expected to occur. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

    (c) NO PENSION PLANS. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

    (d) LIABILITIES. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the

                                   ANNEX A-16
extent such noncompliance would not result in material liability, and neither the Company nor any of its Subsidiaries is subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto, except to the extent such noncompliance would not result in material liability. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

    Except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the best knowledge, information and belief of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

    Neither the Company nor any of its Subsidiaries has incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such material liability.

    There are no actions, suits, claims or disputes pending, or, to the best knowledge and belief of the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the best knowledge, information and belief of the Company, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or, to the best knowledge, information and belief of the Company, any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

    (e) CONTRIBUTIONS. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Company no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans

                                   ANNEX A-17
are as represented and have not been increased subsequent to the date as of which documents have been provided.

    (f) TAX QUALIFICATION. Each Employee Benefit Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service (the "IRS") and, except to the extent such noncompliance would not result in material liability, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination, other than changes in applicable law made by subsequent legislation, regulations and rulings. With respect to any such changes in applicable law, any such plan has been or may be retroactively amended to comply with such changes in order to avoid disqualification of the plan. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination with respect to any VEBA, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the exempt status of any such trust or VEBA, except to the extent such noncompliance would not result in material liability.

    (g) TRANSACTIONS. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the best knowledge and belief of the Stockholder and the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

    (h) TRIGGERING EVENTS. Except as set forth on SCHEDULE 3.19(H), the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in
Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 3.19(H), no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

    (i) DOCUMENTS. The Company has delivered or caused to be delivered to FAFCO and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under
Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

    3.20 INTERESTS IN CLIENTS, SUPPLIERS, ETC. Except as set forth on SCHEDULE 3.20, to the Company's best knowledge, information and belief no officer, director, employee or affiliate of the Company or any of its

                                   ANNEX A-18

Subsidiaries either (a) is or (b) possesses, directly or indirectly, any financial interest in or (c) is a director, officer or employee of, any Person which is, a client of, supplier to, customer of, lessor to, lessee of or competitor or potential competitor of the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 3.20, neither the Company nor any of its Subsidiaries is a party to any transaction agreement, arrangement or understanding with any affiliate, officer, director or employee of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

    Except as set forth on SCHEDULE 3.20, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, except for reimbursements of expenses of less than $5,000 in the aggregate, and, other than as set forth in the SEC Reports, there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

    3.21 NO CHANGES SINCE BALANCE SHEET DATE. Except as set forth in the Company SEC Reports, on SCHEDULE 3.21 or as permitted or contemplated by this Agreement, since the Company Balance Sheet Date neither the Company nor any of its Subsidiaries has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (d) made any capital expenditure or commitment therefor, except in the ordinary course of business, (e) made any distribution to its shareholders or declared or paid any dividend or made any distribution on any shares of its capital stock (f) redeemed, purchased or otherwise acquired any shares of its capital stock, (g) granted or issued any option, warrant or other right to purchase or acquire any shares of its capital stock, (h) made any bonus or profit sharing distribution or payment of any kind, except in the ordinary course of business, (i) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves or by reduction of revenues, none of which individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (l) canceled or waived any claims or rights except in the ordinary course of business, (m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any material transaction, except in the ordinary course of business or (o) agreed, whether or not in writing, to do any of the foregoing.

    3.22 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") are made and the waiting period thereunder has been terminated or expired, (ii) the shareholders of the Company approve the Merger and (iii) the Merger Documents are accepted for filing with the California Secretary of State, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (a) violate any provision of the articles of incorporation or by-laws of the Company or any of its Subsidiaries, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than
(A) the filing or appropriate documents with (including those on Form A), and the approval of, the respective commissioners of insurance (or equivalent regulatory bodies) of the State of California and such other states as may be required as a result of the Merger to continue the business of the Company and its Subsidiaries as it is

                                   ANNEX A-19
conducted and where it is conducted as of the date hereof (the "INSURANCE APPROVALS"), which Insurance Approvals are listed on SCHEDULE 3.22, and (B) the filing of the Registration Statement with the SEC and the Prospectus/Proxy Statement with the NYSE and the NASD, (d) except as set forth on SCHEDULE 3.22, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either the Company or any of its Subsidiaries is a party, or by which either the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    3.23  CERTAIN AGREEMENTS AFFECTED BY THE MERGER.  Except as set forth on
SCHEDULE 3.23, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including, without limitation, the Merger, will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its Subsidiaries, (b) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (c) result in the acceleration of the type of payment or vesting of any such benefits.

    3.24 POOLING OF INTERESTS. Neither the Company nor any of its Subsidiaries or, to the best knowledge, information and belief of the Company, any of their respective directors, officers or shareholders has taken any action, nor to the best knowledge, information and belief of the Company does any fact or circumstance exist, which would interfere with FAFCO's ability to account for the Merger as a pooling of interests under the Pooling Rules.

    3.25 DISCLOSURE. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered by the Company pursuant to this Agreement contains any untrue statement by the Company of a material fact, or omits any statement of a material fact necessary in order to make the statements by the Company contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company which is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole and which has not been disclosed in a Schedule, Exhibit or certificate attached or provided hereto.

    3.26 BROKER'S OR FINDER'S FEES. Except as set forth on SCHEDULE 3.26, no agent, broker, person or firm acting on behalf of the Company or any of its Subsidiaries is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement. The Company agrees to pay any commission or broker's or finder's fees listed (or required to be listed) on Schedule 3.26.

    3.27 COPIES OF DOCUMENTS. All documents made available by the Company for FAFCO or its advisers' inspection to date, are true, complete (except as contemplated by the last sentence of Section 5.2(a)) and correct.

    3.28 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company and its Subsidiaries for inclusion in the Registration Statement pursuant to which the FAFCO Common Shares to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or any of its Subsidiaries for inclusion in

                                   ANNEX A-20
the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform FAFCO.

    3.29 OPINION OF FINANCIAL ADVISOR. The Company has been advised in writing by its financial advisor, A.G. Edwards & Sons, Inc., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

    3.30 VOTE REQUIRED. The affirmative vote of the holders of a majority of the common shares of the Company outstanding on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transaction contemplated hereby, including, without limitation, the Merger.

    3.31 BOARD APPROVAL. The Board of Directors of the Company (at a meeting duly called and held) has unanimously (a) approved this Agreement and the Merger, (b) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders and (c) recommended that the shareholders of the Company approve this Agreement and the Merger.

    3.32 CUSTOMERS AND SUPPLIERS. Except as indicated in the Company SEC Reports, as of the date hereof, no customer which individually accounted for more than 5% of the Company's and its Subsidiaries', taken as a whole, gross revenues during the 12 month period preceding the date hereof has indicated to either the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, buying services or products of the Company and its Subsidiaries, or has at any time on or after December 31, 1997 decreased materially its usage of the services or products of the Company or any of its Subsidiaries. As of the date hereof, no material supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company.

    3.33  INSURANCE MATTERS.

    (a) Except for Great Pacific Insurance Company, a wholly-owned Subsidiary of the Company ("GREAT PACIFIC"), neither the Company nor any of its other Subsidiaries underwrites insurance as an insurer for any Person. Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Great Pacific, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, and reinsurance in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued or entered into, as the case may be, by Great Pacific and any and all of its marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Great Pacific which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

    (b) SCHEDULE 3.33(B) sets forth a true and complete list of all reinsurance treaties and contracts (including retrocessions) for reinsurance ceded by Great Pacific. The treaties and contracts set forth on

                                   ANNEX A-21

SCHEDULE 3.33(B) (or required to be set forth on SCHEDULE 3.33(B)) (each a "REINSURANCE AGREEMENT" and, collectively, the "REINSURANCE AGREEMENTS") are in full force and effect except for such treaties or agreements the failure to be in full force and effect as individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Great Pacific.

    (c) Neither Great Pacific nor the Company or any other Subsidiaries of the Company transact reinsurance or own and/or operate any premium finance company.

    (d) All underwriting and/or management and/or service agreements entered into by Great Pacific as now in force are set forth in SCHEDULE 3.33(D), and to the extent required under applicable law, are in a form acceptable to applicable regulatory authorities or have been filed and not objected to by such authorities within the period provided for objection, except where the failure to obtain such approval or make such filing would not, individually or in the aggregate, have a Material Adverse Effect on Great Pacific or in the future be reasonably expected to have a Material Adverse Effect on Great Pacific or FAFCO and its Subsidiaries.

    (e) Each underwriting management and/or administration agreement to which Great Pacific is a party is valid and binding against Great Pacific and is in full force and effect in accordance with its terms. Great Pacific is and has been in substantial compliance with such agreements. Great Pacific is not in default in any material respect with respect to any such contract or other agreement and no such contract or other agreement contains any provision which would be altered or otherwise become applicable by reason of such transactions.

    (f) Great Pacific owns an investment portfolio acquired in the ordinary course of business, and a true and complete list of the securities and other investments in each such investment portfolio, as of September 30, 1998, with information included thereon as to the amortized cost of each such investment and the market value thereof as of such date, is listed on SCHEDULE 3.33(F). None of the investments included in such investment portfolios is in default in the payment of principal or interest or dividends or materially impaired. All investments included in such portfolios substantially comply with all insurance laws and regulations of each of the states to which Great Pacific is subject relating thereto.

    (g) The Company has no reason to believe that any rating presently held by Great Pacific is likely to be modified, qualified, lowered or placed under surveillance for a possible downgrade for any reason, except in connection with the change of control contemplated by this Agreement.

    3.34  LIABILITIES AND RESERVES.

    (a) The reserves carried on Great Pacific's statutory accounting statements for the year ended December 31, 1997 for losses (including, without limitation, incurred but not reported, losses, allocated and unallocated loss adjustment expenses and unearned premiums) and similar purposes are in compliance in all material respects with the requirements for reserves established by the Department of Insurance of the State of California, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles and SAP. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of Great Pacific under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such statutory accounting statements of Great Pacific. All required statements of actuarial opinion of loss and loss adjustment expense reserves have been filed by Great Pacific in accordance with applicable insurance regulatory requirements in each jurisdiction in which Great Pacific is admitted and no objections to those filings have been received. The admitted assets of Great Pacific as determined under applicable laws are in an amount at least equal to the minimum amounts required by applicable laws.

    (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the best knowledge, information and belief of the Company, no claim or assessment is pending or threatened against any Subsidiary

                                   ANNEX A-22
which is peculiar or unique to such Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                                   SECTION 4
              REPRESENTATIONS AND WARRANTIES OF FAFCO AND FAFCOSUB

    Each of FAFCO and FAFCOSUB represents, warrants and agrees to the Company as follows:

    4.1 EXISTENCE AND GOOD STANDING; POWER AND AUTHORITY. Each of FAFCO and FAFCOSUB is a corporation duly organized, validly existing and in good standing under the laws of the State of California and the State of Delaware, respectively. Each of FAFCO and FAFCOSUB has the corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized and approved by all required corporate action of FAFCO and FAFCOSUB and constitutes the legal, valid and binding obligation of FAFCO and FAFCOSUB and is enforceable against FAFCO and FAFCOSUB in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

    4.2 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or expired, (ii) the Registration Statement has been filed and declared effective, (iii) the shareholders of the Company approve the Merger,
(iv) the Merger Documents are accepted for filing with the California Secretary of State and the Secretary of State of Delaware and (v) the Proxy Statement/Prospectus is delivered to the Shareholders at least twenty (20) Business Days prior to the Company Shareholders Meeting, the execution and delivery of this Agreement by FAFCO and FAFCOSUB and the consummation of the transactions contemplated hereby will not (a) violate any provision of the articles of incorporation or by-laws (or equivalent) of either FAFCO or FAFCOSUB, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any governmental or regulatory body, agency or authority applicable to either FAFCO or FAFCOSUB, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, authority, other than (A) the Insurance Approvals and (B) the filing of the Prospectus/Proxy Statement with the NYSE and the NASD, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either FAFCO or FAFCOSUB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which either FAFCO or FAFCOSUB is a party, or by which they or any of their properties or assets may be bound, excluding from the foregoing clauses (c) and (d) filings, notices, permits, consents and approvals the absence of which, and violations, breaches, defaults, conflicts and liens which, in the aggregate, would not have a Material Adverse Effect on FAFCO and FAFCOSUB, taken as a whole.

                                   ANNEX A-23

    4.3 RESTRICTIVE DOCUMENTS. Neither FAFCO nor FAFCOSUB is subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, which has or might reasonably be expected to have a Material Adverse Effect on FAFCO and FAFCOSUB, taken as a whole.

    4.4 BROKER'S OR FINDER'S FEES. Except for Salomon Smith Barney Inc., financial advisor to FAFCO, no agent, broker, person or firm acting on behalf of FAFCO or FAFCOSUB is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto, or from any Person controlling, controlled by or under common control with any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement. FAFCO agrees to pay the fees, costs and expenses of Salomon Smith Barney, Inc. or any successor thereto.

    4.5 FAFCO COMMON SHARES. The FAFCO Common Shares to be delivered in connection with the Merger (a) have been authorized, (b) when delivered, will be validly issued, fully paid, nonassessable and registered pursuant to an effective registration statement under the Securities Act, (c) will be issued in compliance with all federal and state securities laws and (d) will be listed for trading with the NYSE.

    4.6 CAPITALIZATION. The authorized capital stock of FAFCO is 108,000,000 common shares, par value $1.00, of which 60,025,471 were issued and outstanding as of November 10, 1998 and 1,000 shares of Series A Junior Participating Preferred Shares, par value $1.00, none of which are issued and outstanding. All such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except for options granted under FAFCO's 1996 Employee Stock Option Plan and the 1997 Directors Stock Plan, and except as set forth on SCHEDULE 4.6, there are no outstanding options, warrants, convertible securities or other securities or rights issued or granted by FAFCO which entitle the holder thereof to purchase or acquire FAFCO Common Shares and none of the foregoing will arise as a result of the execution or performance of this Agreement or the transactions contemplated herein. Except as set forth on
SCHEDULE 4.6, no Person has any demand or piggyback registration rights in respect of their FAFCO Common Shares.

    4.7 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement, definitive proxy statement filed by FAFCO with the SEC on or after January 1, 1996 (as such documents have been amended prior to the date hereof, the "FAFCO SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and, since the first date on which FAFCO Common Shares were listed for trading on the New York Stock Exchange, the rules of the NYSE. FAFCO has made available to the Company accurate and complete copies of all FAFCO SEC Reports filed by the Company since January 1, 1997. None of the FAFCO SEC Reports, as of their respective dates, contained or contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FAFCO and its Subsidiaries included in such FAFCO SEC Reports comply as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to normal, year-end adjustments, the consolidated financial position of FAFCO and its Subsidiaries as of the dates thereof and neither FAFCO nor any of its Subsidiaries has incurred any liabilities and obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature except liabilities, obligations and contingencies (a) which are reflected in the consolidated balance sheet of FAFCO and its Subsidiaries at December 31, 1997,
(b) which (i) were incurred in the ordinary course of business after December 31, 1997 or (ii) are disclosed in the FAFCO SEC Reports filed after December 31, 1997, (c) which are not required to be recorded as a liability under US GAAP or disclosed in notes to financial statements or (d) which individually or in the aggregate are not expected to have a Material Adverse Effect on FAFCO. Since December 31, 1997, there has been no change in any of the

                                   ANNEX A-24
significant accounting (including tax accounting) policies, practices or procedures of FAFCO or any of its Subsidiaries except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Boards or changes in applicable laws or rules or regulations thereunder.

    4.8 LITIGATION. Except as disclosed in the FAFCO SEC Reports, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of FAFCO any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of FAFCO, threatened, against or impacting FAFCO and its Subsidiaries, taken as a whole, or any of its or their properties or rights which could have a Material Adverse Effect. Neither FAFCO nor its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect on FAFCO and its Subsidiaries, taken as a whole.

    4.9 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.9, FAFCO and its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not likely have a Material Adverse Effect on FAFCO and its Subsidiaries, taken as a whole.

    4.10 DISCLOSURE. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered by FAFCO or FAFCOSUB pursuant to this Agreement contains any untrue statement by FAFCO or FAFCOSUB of a material fact, or omits any statement of a material fact necessary in order to make the statements of FAFCO or FAFCOSUB contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to FAFCO which is reasonably likely to have a Material Adverse Effect on FAFCO.

    4.11 TAX MATTERS. Prior to the Merger, FAFCO will be in control of FAFCOSUB within the meaning of Section 368(c)(1) of the Code. FAFCO has no plan or intention to reacquire any of the FAFCO Common Shares issued in connection with the Merger. FAFCO has no plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of the capital stock of the Surviving Corporation, except for transfers of shares of the Surviving Corporation to corporations controlled by FAFCO or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation. The Surviving Corporation will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

    4.12 POOLING OF INTERESTS. Neither FAFCO nor any of its Subsidiaries or, to the best knowledge, information and belief of the Company, any of their respective directors, officers or shareholders has taken any action, nor to the best knowledge, information and belief of the Company does any fact or circumstance exist, which would interfere with FAFCO's ability to account for the Merger as a pooling of interests under the Pooling Rules.

    4.13 BOARD APPROVAL. The Board of Directors of FAFCO (at a meeting duly called and held) has approved this Agreement and the Merger.

    4.14 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information included by FAFCO in the Registration Statement pursuant to which the FAFCO Common Shares to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information included by FAFCO or any of its Subsidiaries for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the shareholders of the Company, at the time of the Company Shareholder Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to

                                   ANNEX A-25
make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

                                   SECTION 5
                    TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

    5.1 CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO CLOSING. During the period from the date of this Agreement to the Effective Time, the Company shall and shall cause its Subsidiaries to: (x) conduct their respective operations only according to the ordinary and usual course of business; use reasonable efforts to preserve intact their business organizations, keep available the services of their officers and employees (without having any obligation to provide retention packages) and maintain existing relationships with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with them; (y) discuss with FAFCO concerning operational matters of a material nature (including, without limitation, the cancellation or waiver of any claim or right in excess of $50,000) and (z) report periodically to FAFCO concerning the business, operations and finances of the Company and its Subsidiaries. Notwithstanding the immediately preceding sentence, prior to the Effective Time, except as may be first approved in writing by FAFCO or as is otherwise permitted or required by this Agreement, the Company shall and the Company shall cause each of its Subsidiaries to: (a) refrain from amending or modifying their respective articles of incorporation, certificates of incorporation and by-laws from their respective forms on the date of this Agreement, (b) refrain from (i) paying bonuses in excess of $400,000 in the aggregate after the date hereof, (ii) increasing any salaries, except in the ordinary course of business or (iii) paying or increasing any other compensation, in each case, to any officer or employee or entering into any employment, severance, or similar agreement (in each case, except in the ordinary course of business) with any officer or employee; PROVIDED, HOWEVER, that the Company shall be entitled to make, or agree to make, cash payments in an aggregate amount not to exceed $250,000 (in addition to the bonuses permitted under Section 5.1(b)(i)) to officers and employees in order to retain the services of such officers and/or employees, (c) except for payments required to maintain any of the following at their current levels, refrain from adopting or increasing any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of their respective, directors, officers or employees, (d) except to the extent permitted by any other clause of this Section 5.1, refrain from entering into any contract or commitment except contracts and commitments in the ordinary course of business, (e) refrain from increasing their indebtedness for borrowed money, except borrowings in the ordinary course of business, under existing lines of credit, provided that such borrowings shall not exceed the maximum commitment under each such existing line of credit, (f) except as set forth in SCHEDULE 5.1(F), refrain from canceling or waiving any claim or right of substantial value which individually or in the aggregate is material, (g) refrain from declaring or paying any dividends in respect of their respective capital stock, other than quarterly cash dividends paid by the Company to its shareholders in an amount not to exceed the lesser of (i) $0.11 per share per quarter and (ii) 50% of the consolidated net earnings of the Company for such quarter, or redeeming, purchasing or otherwise acquiring any of their respective securities,
(h) refrain from making any material change in accounting methods or practices, except as required by law, US GAAP or SAP, (i) refrain from issuing or selling any shares of capital stock or any other securities, as the case may be, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of their respective capital stock or any other securities, or making any other changes in their respective capital structures, except such issuances or sales of securities which either the Company or any of its Subsidiaries is already obligated to make as of the date of this Agreement and which are disclosed to FAFCO, (j) refrain from selling, leasing or otherwise disposing of any asset or property other than in the ordinary course of business, (k) refrain from making any capital expenditure or commitment therefor, except in the ordinary course of business, (l) except as set forth on SCHEDULE 5.1(F), refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material, (m) refrain from

                                   ANNEX A-26
taking any action which would interfere with FAFCO's ability to account for the Merger as a pooling of interests and (n) refrain from agreeing in writing to do any of the foregoing.

    5.2  REVIEW OF THE COMPANY; CONFIDENTIALITY.

    (a) FAFCO may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and its Subsidiaries and their financial and legal condition to the extent FAFCO deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company in this Agreement or the remedies of FAFCO for breaches of those representations and warranties. The Company shall, and shall cause the Subsidiaries of the Company to, permit FAFCO and its representatives to have, after the date of execution of this Agreement, full access to the premises, to the officers, employees and to all the books and records of the Company and its Subsidiaries and to cause the officers of the Company and its Subsidiaries to furnish FAFCO with such financial and operating data and other information with respect to the business and properties of the Company as FAFCO shall from time to time reasonably request. The Company represents and warrants that all documents made or to be made available by the Company pursuant to this
Section 5.2(a) are true, complete (except as contemplated by the last sentence of this Section 5.2(a)) and correct.

    Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Sections 5.1 and 5.2, neither the Company nor its Subsidiaries shall be required to provide FAFCO or its representatives with access to (i) the source code to proprietary software of the Company until such time as any waiting period under the HSR Act shall have expired or been terminated and (ii) the customer lists and/or customer contracts of the Company until such time as FAFCO and the Company shall have entered into an Access to Proprietary Information and Confidentiality Agreement (the "ACCESS AGREEMENT"), in such form as FAFCO and the Company shall agree, except that FAFCO shall not have access to the pricing and other terms contained in the Company's contracts with customers of its flood certification business and tax reporting business until the Effective Time.

    (b) In the event of termination of this Agreement, FAFCO shall keep confidential any material information obtained from the Company and its Subsidiaries concerning the Company's and its Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of the Company, shall return to the Company and its Subsidiaries or destroy all copies of any schedules, statements, documents, source codes, object codes, programs and flowcharts or other written information obtained in connection therewith, including, but not limited to, any materials prepared by FAFCO or its representatives (except for work product encompassed by the attorney-client privilege) containing any such confidential information, except to the extent that such materials contain information confidential to FAFCO, in which case such materials shall not be returned, but destroyed. The Company shall deliver or cause to be delivered to FAFCO such additional instruments, documents, certificates and opinions as FAFCO may reasonably request for the purpose of (i) verifying the information set forth in this Agreement and on any Schedule or Exhibit attached hereto and (ii) consummating or evidencing the transactions contemplated by this Agreement. In the event of termination of this Agreement, the Company Confidentiality Agreement shall remain in full force and effect, unless such Company Confidentiality Agreement is terminated by the Access Agreement, in which case the Access Agreement shall remain in full force and effect.

    (c) In the event of termination of this Agreement, the Company shall keep confidential any material information obtained from FAFCO and its Subsidiaries concerning the FAFCO's and its Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of FAFCO, shall return to FAFCO and its Subsidiaries or destroy all copies of any schedules, statements, documents or other written information obtained in connection therewith, including any materials prepared by the Company or its representatives (except for work product encompassed by the attorney-client

                                   ANNEX A-27
privilege) containing any such confidential information, except to the extent that such materials contain information confidential to the Company, in which case such materials shall not be returned, but destroyed. In the event of termination of this Agreement, the FAFCO Confidentiality Agreement shall remain in full force and effect, unless such FAFCO Confidentiality Agreement is terminated by the Access Agreement, in which case the Access Agreement shall remain in full force and effect.

    5.3 EXCLUSIVE DEALING. The Company shall not, and shall not permit any of its Subsidiaries to, and the Company and its Subsidiaries shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, the Company or any of its Subsidiaries to, solicit, initiate, encourage (including by way of furnishing information), endorse or enter into any agreement with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The Company shall immediately advise FAFCO orally and in writing of any Takeover Proposal or any inquiries or discussions with respect thereto and shall promptly, but in any event within two (2) Business Days of receipt, furnish to FAFCO a copy of any such written proposal or a written summary of any such oral proposal. Neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to FAFCO the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement or (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or any other acquisition of outstanding Company Common Shares other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any unsolicited Person or taking any action described in clauses (a) and (b) of the preceding sentence if and only to the extent that the Board of Directors of the Company shall have determined in good faith, that such action is required in the exercise of its fiduciary duties, based upon the written advice of its outside counsel or (ii) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

    5.4 BEST EFFORTS. Until such time as this Agreement is terminated pursuant to Section 9.1, each of the Company, FAFCO and FAFCOSUB shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company, FAFCO and FAFCOSUB as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger; PROVIDED, HOWEVER, that in order to obtain any such consent, approval or authorization no (a) loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, (b) contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company, FAFCO or FAFCOSUB or (c) Party shall, and no Party shall be required to, commit to any divestiture transaction, agree to sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of FAFCO's, the Company's or their respective Subsidiaries' businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets.

                                   SECTION 6
                         CONDITIONS PRECEDENT TO MERGER

    6.1  CONDITIONS PRECEDENT TO OBLIGATIONS OF FAFCO, FAFCOSUB AND THE
COMPANY. The respective obligations of FAFCO and FAFCOSUB, on the one hand, and the Company, on the other hand, to effect

                                   ANNEX A-28
the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

    (a) APPROVAL OF COMPANY'S SHAREHOLDERS. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable law and the Company's articles of incorporation and by-laws;

    (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

    (c) STATUTES; GOVERNMENTAL APPROVALS. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger; all governmental and other consents and approvals, if any, disclosed on any Schedule attached hereto or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, without limitation, the Insurance Approvals;

    (d) NO LITIGATION. No temporary or preliminary or permanent injunction or other order issued by a court or other government body or by any public authority to restrain or prohibit or restraining or prohibiting the consummation of the Merger shall be in effect;

    (e) SECURITIES MATTERS. The SEC shall have declared effective the Registration Statement. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto;

    (f) LISTING. The FAFCO Common Shares to be delivered shall have been listed with the New York Stock Exchange, subject only to official notice of issuance; and

    6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF FAFCO AND FAFCOSUB. The obligations of FAFCO and FAFCOSUB to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

    (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date), and the Company shall have delivered to FAFCO a certificate from the Chief Executive Officer of the Company, dated the Closing Date to such effect;

    (b) PERFORMANCE OF AGREEMENTS. All of the agreements of the Company to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects as of the Closing Date, and the Company shall have delivered to FAFCO a certificate from the Chief Executive Officer of the Company, dated the Closing Date, to such effect;

    (c) OPINION OF COUNSEL. On the Closing Date, FAFCO shall have received a favorable opinion, dated the Closing Date, of Morgan, Lewis & Bockius LLP, counsel to the Company, in customary form reasonably acceptable to FAFCO;

    (d) GOOD STANDING AND OTHER CERTIFICATES. As of the Closing Date, the Company shall have delivered to FAFCO (a) copies of the Company's articles of incorporation including all amendments thereto, certified by the Secretary of State of California, (b) a certificate from the Secretary of State or other appropriate official of the Company's jurisdiction of incorporation to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file, (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, (d) a certificate as

                                   ANNEX A-29
to the tax status of the Company from the appropriate official in its jurisdiction of incorporation and each state in which the Company is qualified to do business and (e) a copy of the by-laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date;

    (e) NO MATERIAL ADVERSE CHANGE. As of the Closing Date, there shall have been no Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and there shall not have occurred any change or development that would reasonably be expected to have a Material Adverse Effect on the Company;

    (f) PROCEEDINGS. As of the Closing Date, the Company shall have delivered to FAFCO certified copies of resolutions duly adopted by the Company's Board of Directors and shareholders, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as FAFCO reasonably deems necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waiver, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and be reasonably satisfactory in form and substance to FAFCO and its counsel;

    (g) AFFILIATES. As of the date immediately preceding the date that the Registration Statement is filed, FAFCO shall have received from each person that is deemed an "affiliate" of the Company under Rule 145 on the date immediately preceding the date of the filing of the Registration Statement written agreements substantially in the form attached hereto as EXHIBIT D (each such agreement, a "RULE 145 LETTER") and EXHIBIT E (each such agreement, a "POOLING LETTER"), and, in the event that any other Person becomes an affiliate of the Company thereafter, a Rule 145 Letter and a Pooling Letter from such Person, and each such Rule 145 Letter and Pooling Letter shall remain in full force and effect;

    (h) LETTERS FROM ACCOUNTANTS. As of the Closing Date and as of the date the Registration Statement is declared effective by the SEC, FAFCO shall have received a letter or letters from PriceWaterhouseCoopers LLP, as independent auditors of FAFCO and the Company, in a form acceptable to FAFCO, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement;

    (i) COMFORT LETTERS OF ACCOUNTANTS. As of the date the Registration Statement is filed, FAFCO shall have received a letter or letters from PriceWaterhouseCoopers LLP, as independent auditors of FAFCO and the Company, acceptable to FAFCO, and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; and

    (j) EMPLOYMENT AGREEMENTS. Employment agreements, which were executed contemporaneously herewith by Mark A. Speizer and Bruce Cole, in each case together with FAFCO and the Company, shall be in full force and effect.

    6.3 CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

    (a) OPINION OF COUNSEL. The Company shall have received (i) a favorable opinion, dated the Closing Date, of White & Case LLP, counsel to FAFCO and FAFCOSUB, in customary form reasonably acceptable to the Company and (ii) a written opinion from Morgan, Lewis & Bockius LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

                                   ANNEX A-30

    (b) GOOD STANDING CERTIFICATE. As of the Closing Date FAFCO and FAFCOSUB shall have delivered to the Company (i) copies of the articles of incorporation and certificate of incorporation of FAFCO and FAFCOSUB, respectively, including all amendments thereto, certified by the Secretary of State of the State of California and the Secretary of State of Delaware, respectively and (ii) a certificate from the Secretary of State of the State of California and the Secretary of State of Delaware to the effect that FAFCO and FAFCOSUB, respectively, is in good standing in such State, and listing all charter documents of FAFCO and FAFCOSUB on file;

    (c) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of FAFCO and FAFCOSUB contained herein shall be true and accurate in all material respects, in each case at and as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date), and FAFCO and FAFCOSUB shall have delivered to the Company a certificate from the President of FAFCO and FAFCOSUB, respectively, dated the Closing Date, to such effect;

    (d) PERFORMANCE OF AGREEMENTS. All of the agreements of FAFCO and FAFCOSUB to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and FAFCO and FAFCOSUB shall have delivered to the Company a certificate, dated the Closing Date, to such effect;

    (e) PROCEEDINGS. As of the Closing Date, FAFCO and FAFCOSUB shall have delivered to the Company certified copies of resolutions duly adopted by their respective Boards of Directors and, with respect to FAFCOSUB, its sole shareholder, approving the Merger and authorizing the transactions contemplated hereby, and such other or additional instruments, consents, waivers, approvals, endorsements and documents as the Company reasonably deems necessary to enable the Merger to be consummated as provided in this Agreement. All other proceedings in connection with the Merger and the other transactions contemplated hereby, and all instruments, consents, waiver, approvals, endorsements and documents referred to hereunder or otherwise incident to such transactions, shall have been obtained and be reasonably satisfactory in form and substance to the Company and its counsel;

    (f) NO MATERIAL ADVERSE CHANGE. As of the Closing Date there shall have been no Material Adverse Effect on FAFCO and there shall not have occurred any change or development that would reasonably be expected to have a Material Adverse Effect on FAFCO; and

    (g) FAIRNESS OPINION. The Company shall have received an opinion from A.G. Edwards & Sons, Inc., its financial advisor, dated as of the date of the mailing of the Proxy Statement/Prospectus, confirming the opinion referred to in Section 3.29.

                                   SECTION 7
                    COVENANTS RELATING TO SECURITIES MATTERS

    7.1  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As soon as practicable following the date of this Agreement, FAFCO and the Company shall jointly prepare and FAFCO shall file with the SEC, a registration statement on Form S-4 under the Securities Act (the "REGISTRATION STATEMENT"), which will include a proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") describing, among other things, the transactions contemplated by this Agreement. FAFCO and the Company shall also take any action (other than, with respect to FAFCO and the Company, qualifying to do business in any jurisdiction in which they are not now so qualified and, with respect to FAFCO, accounting for the Merger as a "purchase") required to be taken under state blue sky or securities laws in connection with the issuance of FAFCO Common Shares necessary to fulfill the transaction contemplated by this Agreement. FAFCO and the Company shall each furnish the other all information concerning FAFCO and the Company and all such other information required for use in the Proxy Statement/Prospectus and each of FAFCO and the Company shall take such other action as the other may reasonably request in connection with the preparation of the Proxy Statement/Prospectus.

                                   ANNEX A-31

FAFCO shall use commercially reasonable efforts to have or to cause the Registration Statement to become effective as promptly as practicable (except that FAFCO shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective) and shall take all action required under applicable federal or state securities laws in connection with the issuance of FAFCO Common Shares in the Merger (other than qualifying to do business in any jurisdiction in which FAFCO is not now so qualified).

    (b) If at any time prior to the Effective Date any event with respect to FAFCO or the Company or their respective Subsidiaries shall occur which is required at that time to be described in the Proxy Statement/Prospectus, the Party with respect to whom the event occurs shall promptly notify the other Parties, and to the extent required by law, FAFCO will promptly file an amendment or supplement with the SEC and disseminate such amendment to the Company shareholders.

    7.2 LISTING. FAFCO shall prepare and submit to the NYSE a listing application covering the FAFCO Common Shares to be issued in the Merger, and shall use its best efforts to cause such shares to be approved for listing and trading on the NYSE prior to the Effective Time, subject to official notice of issuance. Such listing application shall be submitted to the NYSE promptly following the filing of the Registration Statement with the SEC.

                                   SECTION 8
                                OTHER COVENANTS

    8.1 SHAREHOLDER APPROVAL. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

    (a) promptly furnish a copy of the Proxy Statement/Prospectus to each of its shareholders after the Registration Statement has become effective with the SEC;

    (b) promptly and duly call, give notice of, convene and hold a special meeting of its shareholders (the "COMPANY SHAREHOLDER MEETING") for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such Company Shareholder Meeting; PROVIDED, HOWEVER, that the Company Shareholder Meeting shall not be held on a day earlier than the day that is twenty (20) Business Days after the Proxy Statement/Prospectus has been delivered to the shareholders of the Company; and

    (c) use its reasonable best efforts to obtain the necessary approval of the Merger by its shareholders.

    8.2 HSR ACT. FAFCO and the Company shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the FTC and the Antitrust Division, and shall request early termination of the waiting period with respect to such filings. As promptly as practicable from time to time after the date of this Agreement, each Party shall make all such further filings and submissions, and take such further action as may be required in connection therewith (except that no Party hereby commits to any divestiture transaction, agrees to sell or hold separate or agrees to license to such Party's competitors any of their or their respective Subsidiaries' businesses, product lines, properties or assets, or agrees to any changes or restrictions in the operation of such businesses, product lines, properties or assets), and shall furnish the other all information in its possession necessary therefor. FAFCO and the Company shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC, and the Party receiving the request shall use its reasonable best efforts to comply with such request as soon as possible. Neither such Party shall withdraw any such filing or submission without the written consent of the other.

    8.3 AMENDED RETURNS. Except as required by law, the Company shall not file, and shall cause its Subsidiaries to refrain from filing, any Returns with respect to the Company or such Subsidiary without the prior written consent of FAFCO.

                                   ANNEX A-32

    8.4  DIRECTORS AND OFFICERS INDEMNIFICATION.

    (a) After the Effective Time, FAFCO will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "INDEMNIFIED PARTIES") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's and its Subsidiaries' articles of incorporation and bylaws or any indemnification agreement with the Company's and its Subsidiaries' officers and directors to which the Company and/or its Subsidiaries is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) For six years after the Effective Time, FAFCO will cause the Surviving Corporation to use its best efforts to procure officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's and/or its Subsidiaries' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that FAFCO shall not be required to cause the Surviving Corporation to maintain such insurance with respect to a specific officer or director if the premium for obtain such insurance exceeds (i) if the premium for obtaining such insurance exceeds 115% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to FAFCO unless such officer or director pays the Surviving Corporation his or her pro rata share of 50% of such excess premium. If the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    8.5 POOLING ACCOUNTING. FAFCO and the Company shall each use their respective best efforts to cause the business combination effected by the Merger to be accounted for as a pooling of interests. Each of the Company and FAFCO shall use its best efforts to cause "affiliates" (as defined in Section 6.2(g)) not to take any action that would adversely affect the ability of FAFCO to account for the business combination to be effected by the Merger as a pooling of interests.

    8.6 AFFILIATE AGREEMENTS. SCHEDULE 8.6, as completed by the Company prior to the Closing, sets forth those persons who may be deemed "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("RULE 145"). The Company shall provide FAFCO such information and documents as FAFCO shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to FAFCO, concurrently with the execution of this Agreement (and in each case prior to the filing of the Registration Statement) from each of the Affiliates of the Company, an executed Rule 145 Letter and a Pooling Letter. FAFCO and FAFCOSUB shall be entitled to place appropriate legends on the certificates evidencing any FAFCO Common Shares to be received by such affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for FAFCO Common Shares, consistent with the terms of such Rule 145 Letters.

    8.7 CONFIDENTIALITY AGREEMENTS. The Parties agree that both the Company Confidentiality Agreement and the FAFCO Confidentiality Agreement, unless and until terminated by the Access Agreement, shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby shall terminate as of the date hereof. The Parties further agree that the Company Confidentiality Agreement (or, if applicable, those provisions of the Access Agreement obligating FAFCO and its Subsidiaries) shall terminate as of the Effective Time.

    8.8 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger, each of FAFCO and the Company shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such other transactions.

                                   ANNEX A-33

    8.9 INSURANCE MATTERS. The Company will furnish FAFCO with such information as FAFCO may reasonably request in connection with any application or notification FAFCO may make to applicable Governmental Entities in connection with the transactions contemplated hereby. The Company will cooperate with FAFCO, to the extent FAFCO may reasonably request, to enable it to make such applications or notifications as promptly as practicable, including without limitation, providing access to any and all employees of the Company. The Company shall, or shall cause each of its Subsidiaries to, perform such other actions to obtain prompt favorable action from any such agency or body as may be reasonably requested by FAFCO. Notwithstanding the foregoing, the Company shall not be required to perform such actions that will require an expenditure of money that is not in the ordinary course of business.

    The Company shall timely deliver to FAFCO copies of all regulatory reports that may be filed with respect to the Company and its Subsidiaries and any material correspondence between the Company or any of its Subsidiaries with any state insurance regulatory authority regarding any of the Company or its Subsidiaries.

                                   SECTION 9
                                  TERMINATION

    9.1 EVENTS OF TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (a) by mutual written agreement of the Parties, (b) on or after the 180th day from the date hereof (or such later date as the Parties may have agreed to in writing) by FAFCO, by written notice to the Company, if the conditions set forth in Section 6.1 and Section 6.2 (with the exception of Section 6.2(h) which is provided for in subsection (k) below) hereof shall not have been complied with or performed in any material respect and neither FAFCO nor FAFCOSUB shall have materially breached any of their representations, warranties, covenants or agreements contained herein, (c) by FAFCO, by written notice to the Company, if the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to FAFCO or FAFCOSUB its approval or recommendation of the Merger, (d) on or after the 180th day from the date hereof (or such later date as the Parties may have agreed to in writing) by the Company, by written notice to FAFCO, if the conditions set forth in Section 6.1 and Section 6.3 hereof shall not have been complied with or performed in any material respect and the Company shall not have materially breached any of its representations, warranties, covenants or agreements contained herein, (e) by any of the Parties by written notice to the other Parties if the Effective Time shall not have occurred within one month after the Closing Date, (f) by FAFCO by written notice to the Company, to be received no later than the date that is ten days (PROVIDED, HOWEVER, that for purposes of this Section 5.1(f) November 25, 26, 27, 28 and 29, 1998, December 24, 25, 26,
27, 31, 1998 and January 1, 2 and 3, 1999 shall not constitute a "day") after the later of (i) the date the Chief Executive Officer of the Company shall have delivered to FAFCO the Schedule Certificate and (ii) the date the Access Agreement is executed and delivered by the Company in a form acceptable to FAFCO, if FAFCO is not satisfied with its due diligence review of the Company and its Subsidiaries, or if the Schedule Certificate is not delivered within 30 days of the date of this Agreement, (g) by FAFCO, by written notice to the Company, if the Company fails to call the Company Shareholder Meeting on or prior to the 35th day after the Registration Statement is declared effective by the SEC, (h) by the Company, by written notice to FAFCO, if a Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the shareholders of the Company, (i) by either FAFCO or the Company, by written notice to the other, if prior to the 180th day from the date hereof, a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (j) by either FAFCO or the Company, by written notice to the other, if at the Company Shareholder Meeting (including any

                                   ANNEX A-34
adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained, (k) by FAFCO, by written notice to the Company, if as of the date the Registration Statement is declared effective by the SEC and as of the Closing Date, PriceWaterhouseCoopers LLP, as independent auditors of FAFCO and the Company, shall not have delivered to FAFCO a letter or letters, in a form acceptable to FAFCO, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement,
(l) by FAFCO, by written notice to the Company, if, as a condition to receiving the approval of the Merger by either the FTC or the Antitrust Division or as a condition to the expiration or termination of any waiting period under the HSR Act, either FAFCO or the Company shall be required to, or required to agree to,
(i) divest, sell or hold separate or agree to license to such Party's competitors, before or after the Effective Time, any of FAFCO's, the Company's or their respective Subsidiaries' businesses, product lines, properties or assets, (ii) make any material changes or accept material restrictions in the operation of such businesses, product lines, properties or assets or (iii) make any changes or accept restrictions in their respective businesses, product lines, properties, assets or to this Agreement or the transactions contemplated hereby which would prevent FAFCO from accounting for the Merger as a pooling of interests under the Pooling Rules or (m) by the Company, by written notice to FAFCO, if A.G. Edwards & Sons, Inc., the Company's financial advisor, shall not have delivered to the Company an opinion, dated the date of mailing of the Proxy Statement/Prospectus, confirming the opinion referred to in Section 3.29.

    9.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 5.2(b) (Review of the Company), 11.2 (Expenses) and 11.5 (Publicity) which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; PROVIDED, HOWEVER, that no Party shall be released from liability hereunder if this Agreement is terminated and the transaction abandoned by reason of (a) the willful failure of such Party to have performed its obligations hereunder and (b) any knowing misrepresentation made by such Party regarding any matter set forth herein.

                                   SECTION 10
                         NONSURVIVAL OF REPRESENTATIONS

    10.1 NON-SURVIVAL OF REPRESENTATIONS. Except for covenants and agreements which, by their terms, are to be performed after the Effective Time, all representations, warranties, covenants and agreements of the Parties in this Agreement shall not survive the Effective Time, and thereafter no Party hereto and no Subsidiary, officer, director or employee of any such Party, or any Subsidiary of such Party, shall have any liability whatsoever with respect to any such representation, warranty or agreement except for liabilities arising from intentional fraud, willful (tortious or illegal) misconduct or criminal acts.

                                   SECTION 11
                                 MISCELLANEOUS

    11.1 KNOWLEDGE. Except as otherwise set forth herein, where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge, information and belief of (a) the Company, the Company confirms that its chief executive officer, president, principal accounting officer and general counsel has made due and diligent inquiry as to the matters that are the subject of such representations and warranties or (b) FAFCO, FAFCO confirms that its president, chief financial officer and general counsel has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

                                   ANNEX A-35

    11.2  EXPENSES.

    (a) Except as provided in 11.2(b), the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement and the documents described herein, including, without limitation, the fees and expenses of their respective counsel, auditors and financial advisers.

    (b) FAFCO shall pay all expenses associated directly with the filing of the Registration Statement, the filing required under the HSR Act, the filing of the listing application described in Section 7.4 and the printing and mailing of the Prospectus/Proxy Statement, except, for the avoidance of doubt, in the event the Effective Time does not occur, FAFCO shall not be required to pay the fees and expenses of the Company's counsel, auditors and financial advisors associated with the preparation or review of any of the foregoing.

    11.3 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to agreements executed and to be performed solely within such State.

    11.4 JURISDICTION; AGENTS FOR SERVICE OF PROCESS. Any judicial proceeding brought against any of the Parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of California, or in the United States District Court for the Central District of California, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

    11.5 PUBLICITY. Except as otherwise required by law, neither FAFCO nor the Company shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior consent of the other to the contents and the manner of presentation and publication thereof, which consent shall not be unreasonably or untimely withheld.

    11.6 NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

if to FAFCO or FAFCOSUB, to:

       The First American Financial Corporation
       114 East Fifth Street
       Santa Ana, California 92702
       Telephone: 714-558-3211
       Facsimile: 714-647-2242
       Attention: Parker S. Kennedy

with a copy to:

       White & Case LLP
       633 West Fifth Street, Suite 1900
       Los Angeles, California 90071
       Telephone: 213-620-7700
       Facsimile: 213-687-0758
       Attention: Neil W. Rust

if to the Company, to:

       National Information Group
       395 Oyster Point Boulevard, Suite 500
       San Francisco, California 94080

                                   ANNEX A-36

       Telephone: 650-872-6772
       Facsimile: 650-872-4777
       Attention: Mark A. Speizer

with a copy to:

       Morgan, Lewis & Bockius LLP
       300 S. Grand Avenue, Suite 2200
       Los Angeles, California 90071
       Telephone: 213-612-2630
       Facsimile: 213-612-2554
       Attention: John F. Hartigan

or such other address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered, sent by facsimile or three business days after deposit into the U.S. mail postage prepaid.

    11.7 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

    11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

    11.9 ENTIRE AGREEMENT. This Agreement and the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. The Parties acknowledge and agree that there are no, and there shall not be any, oral agreements between or among any of the Parties and that for any agreement to be binding such agreement must be in a writing executed by each Party.

    11.10 AMENDMENTS. This Agreement may be amended by the Parties, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FAFCOSUB and the Company, but, after any such approval by such shareholders, no amendment shall be made which by law requires further approval by such shareholders without such further approval. Any such amendment may not be made orally, but only by an agreement in writing signed by FAFCO, FAFCOSUB and the Company.

    11.11 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of the other parties hereto contained here, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

    11.12 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

    11.13 THIRD PARTY BENEFICIARIES. Except as expressly provided herein, each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the shareholders of the Company.

                                   ANNEX A-37

    IN WITNESS WHEREOF, each of FAFCO, FAFCOSUB and the Company has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

                                THE FIRST AMERICAN FINANCIAL CORPORATION

                                By:            /s/ PARKER S. KENNEDY
                                     -----------------------------------------
                                              Name: Parker S. Kennedy
                                                  Title: PRESIDENT

                                PEA SOUP ACQUISITION CORP.

                                By:            /s/ PARKER S. KENNEDY
                                     -----------------------------------------
                                              Name: Parker S. Kennedy
                                                  Title: PRESIDENT

                                NATIONAL INFORMATION GROUP

                                By:             /s/ MARK A. SPEIZER
                                     -----------------------------------------
                                               Name: Mark A. Speizer
                                              Title: CHAIRMAN AND CEO

                                   ANNEX A-38

                                                                       SCHEDULES

    YOU MAY OBTAIN A COPY OF THE SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER AT NO COST BY WRITING TO NATIONAL AT NATIONAL INFORMATION GROUP, 395 OYSTER POINT BOULEVARD, SUITE 500, SAN FRANCISCO, CALIFORNIA 94080, ATTENTION: MR. ROBERT P. BARBAROWICZ, OR BY TELEPHONING NATIONAL AT (650) 872-6772. If you would like to request the schedules from National, please do so by
[            ] to receive them before the National shareholders' meeting.
National will send such documents by first-class mail within one business day of receiving any such request.

                               ANNEX A-SCHEDULES

                                                                       EXHIBIT A

--------------------------------------------------------------------------------

                              AGREEMENT OF MERGER
                                  BY AND AMONG
                   THE FIRST AMERICAN FINANCIAL CORPORATION,
                           PEA SOUP ACQUISITION CORP.
                                      AND
                           NATIONAL INFORMATION GROUP
                         DATED AS OF             , 1999

--------------------------------------------------------------------------------

    AGREEMENT OF MERGER, dated as of             , 1999 (the "MERGER
AGREEMENT"), is made and entered into by and among The First American Financial Corporation, a California corporation ("FAFCO"), Pea Soup Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of FAFCO ("FAFCOSUB"), and National Information Group, a California corporation (the "COMPANY"). The Company and FAFCOSUB are sometimes hereinafter referred to as the "CONSTITUENT CORPORATIONS."

                              W I T N E S S E T H:

    WHEREAS, FAFCO directly owns the one outstanding share of stock of FAFCOSUB;

    WHEREAS, FAFCO and the Constituent Corporations have previously entered into an Agreement and Plan of Merger, dated as of November 17, 1998 (the "AGREEMENT AND PLAN OF MERGER"), providing for certain representations, warranties and agreements in connection with the transactions contemplated hereby; and

    WHEREAS, the respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interest of the shareholders of the Constituent Corporations that FAFCOSUB be merged with and into the Company (the "MERGER") so that the Company shall be the surviving corporation of the Merger.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   SECTION 1
                                   THE MERGER

    1.1 MERGER. In the Merger, (i) FAFCOSUB shall be merged with and into the Company, (ii) the separate existence of FAFCOSUB shall thereupon cease and (iii) the Company shall be the surviving corporation (the "SURVIVING CORPORATION") and shall continue its corporate existence, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, under the laws of the State of California unaffected and unimpaired by the Merger.

    1.2 THE SURVIVING CORPORATION. The Surviving Corporation shall succeed to all of the rights, privileges, immunities and franchises of FAFCOSUB, all of the properties and assets of FAFCOSUB and all of the debts, choses in action and other interests due or belonging to FAFCOSUB and shall be subject to, and responsible for, all of the debts, liabilities and obligations of FAFCOSUB with the effect set forth in the California General Corporation Law.

    1.3 FURTHER ACTION. If at any time after the consummation of the Merger any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of FAFCOSUB, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

                                   SECTION 2
                          CORPORATE GOVERNANCE MATTERS

    2.1 ARTICLES OF INCORPORATION. Upon the consummation of the Merger, the Articles of Incorporation of the Company, as in effect immediately prior to the consummation of the Merger, shall be the Articles of Incorporation of the Surviving Corporation.

                              ANNEX A-EXHIBIT A-1

                                   SECTION 3
          MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

    3.1 FAFCOSUB STOCK. Upon the consummation of the Merger, each share of common stock of FAFCOSUB outstanding prior to the consummation of the Merger shall automatically be converted into and become one share of common stock of the Surviving Corporation, and each certificate representing shares of common stock of FAFCOSUB shall, without any action on the part of the holder thereof, be deemed to represent the same number of shares of common stock of the Surviving Corporation.

    3.2 CONVERSION OF COMPANY COMMON STOCK. Except as provided in Section 3.5, upon the consummation of the Merger, each share of common stock of the Company outstanding immediately prior to the consummation of the Merger shall, without any action on the part of the holders thereof, be converted into the right to receive sixty-seven hundredths (0.67) of a common share, no par value, of FAFCO (each, a "SHARE" and collectively, the "SHARES").

    3.3 CLOSING OF THE COMPANY'S STOCK LEDGER. At and after the consummation of the Merger, all holders of certificates representing shares of common stock of the Company that were outstanding immediately prior to the consummation of the Merger shall cease to have any rights as shareholders of the Company. At the close of business on the day the Merger is consummated the stock ledger of the Company shall be closed with respect to all shares of such Company Common Stock.

    3.4 EXCHANGE OF COMPANY STOCK CERTIFICATES. AT OR PRIOR TO THE CONSUMMATION OF THE MERGER, FAFCO SHALL DEPOSIT WITH THE FIRST AMERICAN TRUST COMPANY (THE "EXCHANGE AGENT"), in trust for the holders of certificates (a "COMPANY STOCK CERTIFICATE") which immediately prior to the consummation of the Merger represented shares of the common stock of the Company, a certificate or certificates representing the number of Shares which each shareholder of the Company is to receive in the Merger. Upon surrender for cancellation to the Exchange Agent of a Company Stock Certificate, together with the letter of transmittal provided to each Company shareholder and duly executed and completed in accordance with the instructions thereon, the Exchange Agent shall promptly transfer to such shareholder the Shares to which such shareholder is entitled pursuant to Section 3.2. Until surrendered as contemplated by this Section 3.4, each Company Stock Certificate shall be deemed, from and after the consummation of the Merger, to represent only the right to receive Shares (and cash in lieu of any fractional Share as contemplated by Section 3.5), pursuant to this Merger Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue a certificate representing Shares with respect to such lost, stolen or destroyed Company Stock Certificate in accordance with this Merger Agreement upon the making of an affidavit of that fact by the owner of such lost, stolen or destroyed Company Stock Certificate; PROVIDED, HOWEVER, that the Surviving Corporation may require as a condition to the delivery of such certificate that the owner of such lost, stolen or destroyed Company Stock Certificate deliver to the Surviving Corporation a bond in such sum as is customary or otherwise indemnify the Surviving Corporation in a manner satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Company Stock Certificate claimed to have been lost, stolen or destroyed.

    3.5 NO FRACTIONAL SHARES. No fractional Shares shall be issued in connection with the Merger, and no certificates for any such fractional Shares shall be issued. In lieu of such fractional Shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a Share shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash in the form of a check drawn on FAFCO in an amount (rounded to the nearest cent) equal to the product of (i) such fraction and (ii) the average closing price of a single Share, as reported on the New York Stock Exchange, for the ten trading days ending on the trading day that is two trading days prior to the consummation of the Merger.

                              ANNEX A-EXHIBIT A-2

                                   SECTION 4
                             DELAWARE REQUIREMENTS

    4.1 CERTIFICATE OF MERGER. This Merger Agreement shall constitute the certificate of merger contemplated by Section 252(c) of the Delaware General Corporation Law ("DGCL").

    4.2 AGREEMENT AND PLAN OF MERGER. The Agreement and Plan of Merger shall be on file at the office of the Surviving Corporation at 395 Oyster Point Boulevard, Suite 500, South San Francisco, California 94080 and will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any Constituent Corporation.

    4.3 APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. Each of the Company and FAFCOSUB, on their own behalf and on behalf of the Surviving Corporation, acknowledges and agrees that the Surviving Corporation may be served with process in Delaware in any proceeding for enforcement of any obligation of any Constituent Corporation, as well as for the enforcement of any obligation of any Constituent Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the DGCL. Each of the Company and FAFCOSUB, on its own behalf and on behalf of the Surviving Corporation, hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings. Until further notified in writing, each of the Company and FAFCOSUB, on its own behalf and on behalf of the Surviving Corporation, direct the Secretary of State of Delaware to deliver a copy of such process to it in care of The First American Financial Corporation, at 114 East Fifth Street, Santa Ana, California 92701.

                                   SECTION 5
                                 MISCELLANEOUS

    5.1  TERMINATION.

    (a) Notwithstanding the approval of this Merger Agreement by the shareholders of the Company and FAFCOSUB, this Merger Agreement may be terminated at any time prior to the consummation of the Merger by mutual agreement of the parties to this Merger Agreement.

    (b) Notwithstanding the approval of this Merger Agreement by the shareholders of the Company and FAFCOSUB, this Merger Agreement shall terminate automatically in the event that the Agreement and Plan of Merger shall be terminated as provided therein.

    (c) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall become void and there shall be no liability on the part of the Company, FAFCOSUB or FAFCO or the Company's, FAFCOSUB's or FAFCO's respective officers or directors, except as otherwise provided in the Agreement and Plan of Merger.

    5.2 AMENDMENT. This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Company or FAFCOSUB, but after such approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    5.3 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

                           [INTENTIONALLY LEFT BLANK]

                              ANNEX A-EXHIBIT A-3

    IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

                                          THE FIRST AMERICAN FINANCIAL
                                          CORPORATION

                                By:  -----------------------------------------
                                                 Parker S. Kennedy
                                                     PRESIDENT

                                By:
                                     -----------------------------------------
                                                   Mark R Arnesen
                                                     SECRETARY

                                PEA SOUP ACQUISITION CORP.

                                By:
                                     -----------------------------------------
                                                 Parker S. Kennedy
                                                     PRESIDENT

                                By:
                                     -----------------------------------------
                                                   Mark R Arnesen
                                                     SECRETARY

                                NATIONAL INFORMATION GROUP

                                By:
                                     -----------------------------------------
                                                  Mark A. Speizer
                                               CHAIRMAN OF THE BOARD

                                By:
                                     -----------------------------------------
                                               Robert P. Barbarowicz
                                               EXECUTIVE VICE PRESID

                              ANNEX A-EXHIBIT A-4

                                                                       EXHIBIT B

                          [NATIONAL INFORMATION GROUP
                           ARTICLES OF INCORPORATION]

    YOU MAY OBTAIN A COPY OF THIS DOCUMENT AT NO COST BY WRITING TO NATIONAL AT NATIONAL INFORMATION GROUP, 395 OYSTER POINT BOULEVARD, SUITE 500, SAN FRANCISCO, CALIFORNIA 94080, ATTENTION: MR. ROBERT P. BARBAROWICZ, OR BY TELEPHONING NATIONAL AT (650) 872-6772. If you would like to request documents
from National, please do so by [            ] to receive them before the
National shareholders' meeting. National will send such documents by first-class mail within one business day of receiving any such request.

                              ANNEX A-EXHIBIT B-1

                                                                       EXHIBIT C

                          [NATIONAL INFORMATION GROUP
                                    BY-LAWS]

    YOU MAY OBTAIN A COPY OF THIS DOCUMENT AT NO COST BY WRITING TO NATIONAL AT NATIONAL INFORMATION GROUP, 395 OYSTER POINT BOULEVARD, SUITE 500, SAN FRANCISCO, CALIFORNIA 94080, ATTENTION: MR. ROBERT P. BARBAROWICZ, OR BY TELEPHONING NATIONAL AT (650) 872-6772. If you would like to request documents
from National, please do so by [            ] to receive them before the
National shareholders' meeting. National will send such documents by first-class mail within one business day of receiving any such request.

                              ANNEX A-EXHIBIT C-1

                                                                       EXHIBIT D

--------------------------------------------------------------------------------

                              AFFILIATE AGREEMENT
                                 BY AND BETWEEN
                   THE FIRST AMERICAN FINANCIAL CORPORATION,
                                      AND
         THE SHAREHOLDER OF NATIONAL INFORMATION GROUP SET FORTH BELOW
                         DATED AS OF             , 199

--------------------------------------------------------------------------------

    AFFILIATE AGREEMENT (the "AGREEMENT") entered into as of             , 199 ,
by and between The First American Financial Corporation, a California corporation ("FAFCO), and the shareholder whose signature, name and address appears below (the "SHAREHOLDER") of National Information Group, a California corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, FAFCO, Pea Soup Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FAFCO ("FAFCOSUB"), and the Company have entered into an Agreement and Plan of Merger dated as of November 17, 1998 (the "MERGER AGREEMENT"; capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in the Merger Agreement), pursuant to which FAFCOSUB will merge with and into the Company (the "MERGER");

    WHEREAS, upon the consummation of the Merger and in connection therewith, the Shareholder will become the owner of FAFCO Common shares, par value $1.00 (the "FAFCO SHARES"); and

    WHEREAS, it is a condition precedent to FAFCO's willingness to enter into the Merger Agreement and consummate the Merger that the Shareholder shall have executed and delivered this Agreement.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

    12.  AFFILIATE STATUS; AGREEMENTS.

    (a) The Shareholder hereby acknowledges that he may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act and agrees that he will not offer, sell, pledge, hypothecate, transfer or otherwise dispose (each, a "Disposition"; the terms "Disposed" and "Dispose" shall have correlative meanings) of any of FAFCO Shares unless at that time either:

        (i) such Disposition shall be permitted pursuant to the provisions of Rule 145(d) under the Securities Act;

        (ii) counsel representing the Shareholder, which counsel shall be reasonably satisfactory to FAFCO, shall have advised FAFCO in a written opinion letter satisfactory to FAFCO and FAFCO's counsel and upon which FAFCO and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed Disposition;

       (iii) a registration statement under the Securities Act covering the FAFCO Shares proposed to be Disposed of, describing the manner and terms of the proposed Disposition, and containing a current prospectus under the Securities Act, shall be effective under the Securities Act; or

        (iv) an authorized representative of the SEC shall have rendered written advice to the Shareholder (sought by the Shareholder or counsel to the Shareholder, with a copy thereof and of all other related communications delivered to FAFCO) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed Disposition if consummated.

    The Shareholder acknowledges and agrees that FAFCO is under no obligation to register the Disposition of FAFCO Shares by the Shareholder on his behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

    (b) The Shareholder acknowledges and agrees that until a public sale of FAFCO Shares represented by such certificate has been made in compliance with one of the alternative conditions set forth in the subparagraphs of paragraph
(a) of this Section 1, all certificates representing FAFCO Shares deliverable to the Shareholder pursuant to the Merger Agreement and in connection with the Merger and any

                              ANNEX A-EXHIBIT D-1
certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows ("RULE 145 CERTIFICATES"):

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 applies. The shares represented by this certificate may not be offered, sold, pledged, hypothecated, transferred or otherwise disposed of except in compliance with paragraph (d) of Rule 145."

FAFCO, in its sole discretion, may cause stop transfer orders to be placed with its transfer agent(s) with respect to the Rule 145 Certificates, but not as to the Rule 145 Certificates for any part of FAFCO Shares as to which said legend is no longer appropriate as provided above.

    (c) The Shareholder agrees to observe and comply with the Securities Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any Disposition of FAFCO Shares or any part thereof. In the event of a sale or other disposition by the undersigned of FAFCO Shares pursuant to Rule 145, the Shareholder will supply FAFCO with evidence of compliance with such rule, in the form of a broker's letter in customary form or other evidence reasonably satisfactory to FAFCO.

    13. FAFCO REPORTS. From and after the Effective Time and for so long as necessary in order to permit the Shareholder to sell FAFCO Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, FAFCO will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act so that the Shareholder may sell the FAFCO Shares pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

    14. NO DISSENT. The Shareholder agrees that he will not dissent from the Merger and will not seek appraisal rights under the California Code.

    15. NO WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

    16. NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

if to FAFCO, to:

             The First American Financial Corporation
             114 East Fifth Street
             Santa Ana, California 92701
             Attention: President
             Facsimile: 714-647-2242

with a copy to:

             White & Case LLP
             633 West Fifth Street, Suite 1900
             Los Angeles, California 90071
             Attention: Neil W. Rust
             Facsimile: 213-687-0758

if to the Shareholder, at the address set forth below the Shareholder's signature on the signature page hereof, or, with respect to both FAFCO and the Shareholder, to such other address as such party may designate for itself by notice given as herein provided.

                              ANNEX A-EXHIBIT D-2

    17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.

    18. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto or their respective heirs, executors, administrators, successors and assigns.

    19. GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

    20. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

    21. ACKNOWLEDGMENT. The Shareholder acknowledges that (i) he has carefully read this letter and understands the requirements hereof and the limitations imposed upon the Disposition of FAFCO Shares and (ii) the receipt by FAFCO of this letter is an inducement and a condition to FAFCO's obligations to consummate the Merger.

                           [INTENTIONALLY LEFT BLANK]

                              ANNEX A-EXHIBIT D-3

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          SHAREHOLDER:

    ----------------------------------------------------------------------------
                                              Name:
                                             Street:
                                             City:
                                             State:
                                             Zip Code:

                                          THE FIRST AMERICAN FINANCIAL
                                          CORPORATION

                                          By:
        ------------------------------------------------------------------------

                                                 Name: Parker S. Kennedy
                                                    Title:  President

                              ANNEX A-EXHIBIT D-4

                                                                       EXHIBIT E

--------------------------------------------------------------------------------

                               POOLING AGREEMENT
                                 BY AND BETWEEN
                   THE FIRST AMERICAN FINANCIAL CORPORATION,
                                      AND
         THE SHAREHOLDER OF NATIONAL INFORMATION GROUP SET FORTH BELOW
                         DATED AS OF             , 199

--------------------------------------------------------------------------------

    POOLING AGREEMENT (the "AGREEMENT") entered into as of             , 199 ,
by and between The First American Financial Corporation, a California corporation ("FAFCO), and the shareholder whose signature, name and address appears below (the "SHAREHOLDER") of National Information Group, a California corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, FAFCO, Pea Soup Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FAFCO ("FAFCOSUB"), and the Company have entered into an Agreement and Plan of Merger dated as of November 17, 1998 (the "MERGER AGREEMENT"; capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in the Merger Agreement), pursuant to which FAFCOSUB will merge with and into the Company (the "MERGER");

    WHEREAS, upon the consummation of the Merger and in connection therewith, the Shareholder will become the owner of FAFCO Common shares, par value $1.00 (the "FAFCO SHARES"); and

    WHEREAS, it is a condition precedent to FAFCO's willingness to enter into the Merger Agreement and consummate the Merger that the Shareholder execute and deliver this Agreement.

    NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants set forth in the Merger Agreement, and hereinafter in this Agreement, it is hereby agreed as follows:

    22. AFFILIATE STATUS. The Shareholder hereby acknowledges that he may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act and as such term is used in and for purposes of the Pooling Rules.

    23. COVENANT. The Shareholder represents to, and covenants with, FAFCO that he will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of FAFCO or the Company, and the undersigned will not sell, transfer or otherwise dispose of, or reduce any risk relative to, the FAFCO Shares received by the Shareholder in the Merger or any other FAFCO Common Shares until after such time as results covering at least 30 days of operations of FAFCO (including the combined operations of FAFCO and the Company and its Subsidiaries) have been published by FAFCO in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such results of operations.

    24. NO WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

    25. NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or (except where receipt thereof is specifically required for purposes of this Agreement) mailed by registered or certified mail, postage prepaid, as follows:

if to FAFCO, to:

             The First American Financial Corporation
             114 East Fifth Street
             Santa Ana, California 92701
             Attention: President
             Facsimile: 714-647-2242

                              ANNEX A-EXHIBIT E-1
with a copy to:

             White & Case LLP
             633 West Fifth Street, Suite 1900
             Los Angeles, California 90071
             Attention: Neil W. Rust
             Facsimile: 213-687-0758

if to the Shareholder, at the address set forth below the Shareholder's signature on the signature pages hereof, or, with respect to both FAFCO and the Shareholder, to such other address as such party may designate for itself by notice given as herein provided

    26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns.

    27. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto and their respective heirs, executors, administrators, successors and permitted assigns.

    28. GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

    29. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

    30. ACKNOWLEDGMENT. The Shareholder acknowledges that (i) he has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of FAFCO Shares and (ii) the receipt by FAFCO of this letter is an inducement and a condition to FAFCO's obligations to consummate the Merger.

                              ANNEX A-EXHIBIT E-2

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          SHAREHOLDER:

    ----------------------------------------------------------------------------
                                              Name:
                                             Street:
                                             City:
                                             State:
                                             Zip Code:

                                          THE FIRST AMERICAN FINANCIAL
                                          CORPORATION

                                          By:
        ------------------------------------------------------------------------

                                                 Name: Parker S. Kennedy
                                                    Title:  PRESIDENT

                              ANNEX A-EXHIBIT E-3

                                                                         ANNEX B

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT"), dated as of March 15, 1999, by and among The First American Financial Corporation, a California corporation ("FAFCO"), Pea Soup Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FAFCO ("FAFCOSUB"), and National Information Group, a California corporation (the "COMPANY"; FAFCO, FAFCOSUB and the Company, collectively, the "PARTIES"), amends the Agreement and Plan of Merger, dated as of November 17, 1998, by and among FAFCO, FAFCOSUB and the Company (the "AGREEMENT").

                                R E C I T A L S

    WHEREAS, the Board of Directors of each of the Parties have each determined that it is in the best interest of their respective companies and the shareholders of their respective companies that the Agreement be amended as set forth herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows.

                                   T E R M S

    1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given thereto in the Agreement.

    2.  AMENDMENT TO THE AGREEMENT.  The Agreement is hereby amended as follows.

        2.1. Section 6.2(i) of the Agreement is amended by deleting the text thereof in its entirety and inserting the text "[Intentionally omitted.]" in place thereof.

        2.2. Section 9.1 of the Agreement is amended by deleting the text "180th" in each place it appears and inserting the text "240th" in each such place.

    3.  REPRESENTATIONS AND WARRANTIES.

        3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to FAFCO and FAFCOSUB that, as of the date hereof and after giving effect to the provisions hereof, (a) each of the representations and warranties contained in Sections 3.1 and 3.2 of the Agreement is true and correct in all material respects as if made on and as of the date hereof, (b) it is in compliance with all of the terms and provisions set forth in the Agreement, (c) the Agreement is in full force and effect and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms and (d) it has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Amendment.

        3.2. REPRESENTATIONS AND WARRANTIES OF FAFCO AND FAFCOSUB. Each of FAFCO and FAFCOSUB represents and warrants to the Company that, as of the date hereof and after giving effect to the provisions hereof, (a) each of the representations and warranties contained in Sections 4.1 of the Agreement is true and correct in all material respects as if made on and as of the date hereof, (b) it is in compliance with all of the terms and provisions set forth in the Agreement, (c) the Agreement is in full force and effect and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms and (d) it has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Amendment.

                                   ANNEX B-1

    4.  MISCELLANEOUS.

        4.1. Except as expressly modified by this Amendment, the Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Agreement and any document or instrument delivered in connection therewith shall, from and after the Effective Date, be deemed to be a reference to the Agreement as modified by this Amendment.

        4.2. Any consent, amendment or modification specified herein shall be limited and interpreted precisely as written and shall not (a) be a consent to or waiver or modification of any other term or condition of the Agreement or any other instrument or agreement referred to therein, (b) prejudice any right or rights which any Party may now have or may have in the future under or in connection with the Agreement or any other instrument or agreement referred to therein or (c) be extended beyond the terms specifically set forth herein.

        4.3. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

        4.4. The headings of the several sections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

        4.5. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA.

                                     * * *

    IN WITNESS WHEREOF, each Party has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

                                THE FIRST AMERICAN FINANCIAL CORPORATION

                                By:            /s/ PARKER S. KENNEDY
                                     -----------------------------------------
                                                 Parker S. Kennedy
                                                     PRESIDENT

                                PEA SOUP ACQUISITION CORP.

                                By:            /s/ PARKER S. KENNEDY
                                     -----------------------------------------
                                                 Parker S. Kennedy
                                                     PRESIDENT

                                NATIONAL INFORMATION GROUP

                                By:             /s/ MARK A. SPEIZER
                                     -----------------------------------------
                                                  Mark A. Speizer
                                                  CHAIRMAN AND CEO

                                   ANNEX B-2

                                                                         ANNEX D

                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

    1300. [RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED].--(a) If the approval of the outstanding shares (Section
152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; PROVIDED, HOWEVER, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and PROVIDED, FURTHER, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; PROVIDED, HOWEVER, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case were the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    1301. [DEMAND FOR PURCHASE].--(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivisions (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the

                                   ANNEX D-1
shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    1302. [ENDORSEMENT OF SHARES].--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    1303. [AGREED PRICE--TIME FOR PAYMENT].--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    1304. [DISSENTER'S ACTION TO ENFORCE PAYMENT].--(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

                                   ANNEX D-2

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    1305. [APPRAISER'S REPORT--PAYMENT--COSTS].--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    1306. [DISSENTING SHAREHOLDER'S STATUS AS CREDITOR].--To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    1307. [DIVIDENDS PAID AS CREDIT AGAINST PAYMENT].--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    1308. [CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS].-- Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

                                   ANNEX D-3

    1309. [TERMINATION OF DISSENTING SHAREHOLDER STATUS].--Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    1310. [SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION].--If litigation is instituted to test the sufficiency of regularity of the votes of the shareholder in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

    1311. [EXEMPT SHARES].--This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    1312. [ATTACKING VALIDITY OF REORGANIZATION OR MERGER].--(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or

                                   ANNEX D-4
short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   ANNEX D-5

                                    PART II
             INFORMATION NOT REQUIRED IN PROXY/STATEMENT PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

    The California indemnification statute set forth in Section 317 of the California Corporations Code (noted above) is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

    The Restated Articles of Incorporation of the Registrant provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

    The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

    Each of the Registrant's 1996 Stock Option Plan,1997 Directors' Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit and Stock Ownership Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any Affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person."

    The Registrant's Deferred Compensation Plan (for purposes of this paragraph, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 2.1.      Agreement and Plan of Merger, dated as of November 17, 1998, among The First American
           Financial Corporation, National Information Group, and Pea Soup Acquisition Corp.
           (included as Annex A to the proxy statement/prospectus contained in this Registration
           Statement).

 2.2.      First Amendment to Agreement and Plan of Merger, dated as of March 15, 1999, among
           The First American Financial Corporation, National Information Group, and Pea Soup
           Acquisition Corp. (included as Annex B to the proxy statement/prospectus contained in this Registration Statement).

 4.1.      Description of the Registrant's capital stock in Article Sixth of the Restated
           Articles of Incorporation of The First American Financial Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to
           Registration Statement on Form S-4 dated July 28, 1998.

 4.2.      Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's
           Registration Statement on Form 8-A dated November 7, 1997.

 5.        Opinion of White & Case LLP regarding legality.

 8.        Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.

10.1.      Voting Agreement, dated as of November 17, 1998, among the Registrant, Mark A.
           Speizer and Bruce A. Cole.

23.1.      Consent of PricewaterhouseCoopers LLP (as independent accountants to First American).

23.2.      Consent of PricewaterhouseCoopers LLP (as independent accountants to National).

23.3       Consent of White & Case LLP (contained in Exhibit 5).

23.4       Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).

24.        Power of Attorney.

99.1.      Form of National Information Group Proxy Card.

99.2.      Form of Transmittal Letter.

ITEM 23. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (4) To respond to requests for information that is incorporated by reference into this proxy/statement prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (7) Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement and Plan of Merger attached as Annex A to the Proxy statement/prospectus have been omitted. These schedules describe, among other things, exceptions to the representations and warranties contained in the Agreement and Plan of Merger. The Registrant hereby undertakes to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

                                    *  *  *

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on March 23, 1999.

                                THE FIRST AMERICAN FINANCIAL CORPORATION

                                By:            /s/ PARKER S. KENNEDY
                                       -------------------------------------
                                            Parker S. Kennedy, PRESIDENT
                                           (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: March 23, 1999            By:               /s/ D.P. KENNEDY
                                     -----------------------------------------
                                        D.P. Kennedy, CHAIRMAN AND DIRECTOR

Date: March 23, 1999            By:            /s/ PARKER S. KENNEDY
                                     -----------------------------------------
                                     Parker S. Kennedy, PRESIDENT AND DIRECTOR

Date: March 23, 1999            By:            /s/ THOMAS A. KLEMENS
                                     -----------------------------------------
                                         Thomas A. Klemens, EXECUTIVE VICE
                                         PRESIDENT, CHIEF FINANCIAL OFFICER
                                        (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                      OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date:                           By:  -----------------------------------------
                                            George L. Argyros, DIRECTOR

Date: March 23, 1999            By:              /s/ GARY J. BEBAN*
                                     -----------------------------------------
                                              Gary J. Beban, DIRECTOR

Date: March 23, 1999            By:            /s/ J. DAVID CHATHAM*
                                     -----------------------------------------
                                             J. David Chatham, DIRECTOR

Date:                           By:
                                     -----------------------------------------
                                             William G. Davis, DIRECTOR

Date: March 23, 1999            By:              /s/ JAMES L. DOTI*
                                     -----------------------------------------
                                              James L. Doti, DIRECTOR

Date: March 23, 1999            By:          /s/ LEWIS W. DOUGLAS, JR.*
                                     -----------------------------------------
                                          Lewis W. Douglas, Jr., DIRECTOR

Date: March 23, 1999            By:            /s/ PAUL B. FAY, JR.*
                                     -----------------------------------------
                                             Paul B. Fay, Jr., DIRECTOR

Date:                           By:
                                     -----------------------------------------
                                             Anthony R. Moiso, DIRECTOR

Date: March 23, 1999            By:              /s/ FRANK O'BRYAN*
                                     -----------------------------------------
                                              Frank O'Bryan, DIRECTOR

Date: March 23, 1999            By:             /s/ ROSLYN B. PAYNE*
                                     -----------------------------------------
                                             Roslyn B. Payne, DIRECTOR

Date: March 23, 1999            By:             /s/ D. VAN SKILLING*
                                     -----------------------------------------
                                             D. Van Skilling, DIRECTOR

Date: March 23, 1999            By:           /s/ VIRGINIA UEBERROTH*
                                     -----------------------------------------
                                            Virginia Ueberroth, DIRECTOR

*By:     /s/ MARK R ARNESEN
      -------------------------
           Mark R Arnesen
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      2.1.   Agreement and Plan of Merger, dated as of November 17, 1998, among The First American Financial
             Corporation, National Information Group, and Pea Soup Acquisition Corp. (included as Annex A to the proxy statement/prospectus contained in this Registration Statement).

      2.2.   First Amendment to Agreement and Plan of Merger, dated as of March 15, 1999, among The First American
             Financial Corporation, National Information Group, and Pea Soup Acquisition Corp. (included as Annex B to the proxy statement/prospectus contained in this Registration Statement).

      4.1.   Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation
             of The First American Financial Corporation, incorporated by reference to Exhibit 3.1 of the
             Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 dated July 28, 1998.

      4.2.   Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on
             Form 8-A dated November 7, 1997.

        5.   Opinion of White & Case LLP regarding legality.

        8.   Opinion of Morgan, Lewis & Bockius LLP regarding tax matters (to be filed by amendment).

     10.1.   Voting Agreement, dated as of November 17, 1998, among the Registrant, Mark A. Speizer and Bruce A.
             Cole.

     23.1.   Consent of PricewaterhouseCoopers LLP (as independent accountants to First American).

     23.2.   Consent of PricewaterhouseCoopers LLP (as independent accountants to National).

      23.3   Consent of White & Case LLP (contained in Exhibit 5).

      23.4   Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).

       24.   Power of Attorney.

     99.1.   Form of National Information Group Proxy Card.

     99.2.   Form of Transmittal Letter.